                                                              Exhibit (a)(1)(I)

                 SUPPLEMENT TO THE OFFER TO PURCHASE FOR CASH
             ALL OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                      of
                        DELCO REMY INTERNATIONAL, INC.
                                      at
                              $9.50 NET PER SHARE
                                      by
                              DRI ACQUISITION LLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 23, 2001, UNLESS THE OFFER IS EXTENDED.

  THIS SUPPLEMENT TO THE OFFER TO PURCHASE (THE "OFFER") IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 7, 2001 (THE "MERGER AGREEMENT"), BY AND AMONG COURT SQUARE CAPITAL LIMITED ("COURT SQUARE"), DRI ACQUISITION LLC, A SUBSIDIARY OF COURT SQUARE (THE "PURCHASER" OR "DRI ACQUISITION"), AND DELCO REMY INTERNATIONAL, INC. (THE "COMPANY" OR "DELCO REMY"). THE BOARD OF DIRECTORS OF THE COMPANY, IN ACCORDANCE WITH THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS COMPRISED OF INDEPENDENT DIRECTORS, HAS BY A UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT THE MEETING (WITH THE EXCEPTION OF DIRECTORS ABSTAINING DUE TO ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE MERGER OF THE PURCHASER (OR A DIRECT OR INDIRECT SUBSIDIARY OF COURT SQUARE) WITH AND INTO THE COMPANY PURSUANT TO THE MERGER AGREEMENT AND THE OPTION AGREEMENT (AS DEFINED BELOW), DECLARED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS (OTHER THAN COURT SQUARE AND ITS AFFILIATES) AND RECOMMENDED THAT THE STOCKHOLDERS (OTHER THAN COURT SQUARE AND ITS AFFILIATES) ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, VOTE TO ADOPT THE MERGER AGREEMENT.

  A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES i THROUGH vi OF THIS SUPPLEMENT TO THE OFFER TO PURCHASE. YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) NO GOVERNMENT OR GOVERNMENTAL AUTHORITY THREATENING OR INSTITUTING AN ACTION OR PROCEEDING WHICH CHALLENGES OR SEEKS TO MAKE ILLEGAL, DELAY, RESTRAIN OR PROHIBIT THE PURCHASER FROM MAKING THE OFFER FOR OR PURCHASING THE SHARES OF CLASS A COMMON STOCK OF THE COMPANY OR SEEKS TO OBTAIN DAMAGES AS A RESULT THEREOF AND (2) NO CHANGE, EVENT OR DEVELOPMENT OCCURRING THAT HAS HAD OR WOULD BE REASONABLY LIKELY TO HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY.

                               ----------------

  SUBJECT TO THE TERMS OF THE MERGER AGREEMENT, THE PURCHASER RESERVES THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE TERMS OR CONDITIONS OF THE OFFER INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE.

                               ----------------

                                   IMPORTANT

  ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES OF CLASS A COMMON STOCK SHOULD EITHER (1) COMPLETE AND SIGN THE YELLOW LETTER OF TRANSMITTAL ACCOMPANYING THIS SUPPLEMENT TO THE OFFER TO PURCHASE (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH STOCKHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE), OR, IN THE CASE OF A TRANSFER EFFECTED PURSUANT TO THE BOOK-ENTRY TRANSFER PROCEDURES SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," TRANSMIT AN AGENT'S MESSAGE (AS DEFINED HEREIN), AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES ALONG WITH THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) OR DELIVER SUCH SHARES PURSUANT TO THE BOOK-ENTRY TRANSFER PROCEDURES SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER.

  A STOCKHOLDER WHOSE SHARES OF CLASS A COMMON STOCK ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

  STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED (AND NOT WITHDRAWN) SHARES OF CLASS A COMMON STOCK USING THE ORIGINAL BLUE LETTER OF TRANSMITTAL NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO TENDER SUCH SHARES.

  A STOCKHOLDER WHO DESIRES TO TENDER SUCH STOCKHOLDER'S SHARES OF CLASS A COMMON STOCK AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS MAY BE ELIGIBLE TO TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER-- PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

  QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS SUPPLEMENT TO THE OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS SUPPLEMENT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT.

                               ----------------

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                               TABLE OF CONTENTS

                                                                         Page
                                                                         -----
SUMMARY TERM SHEET......................................................     i
INTRODUCTION............................................................     1
SPECIAL FACTORS.........................................................     4
   1. BACKGROUND OF THE OFFER AND THE MERGER; CONTACTS WITH THE
     COMPANY............................................................     4
   2. FAIRNESS OF THE OFFER AND THE MERGER..............................     7
   3. FINANCIAL PROJECTIONS.............................................    20
   4. FORWARD LOOKING STATEMENTS........................................    22
   5. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; PLANS FOR THE
     COMPANY............................................................    22
   6. THE MERGER AGREEMENT..............................................    25
   7. RIGHTS OF STOCKHOLDERS IN THE OFFER AND THE MERGER................    35
   8. TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.........................    37
   9. INTEREST IN SECURITIES OF THE COMPANY.............................    41
  10. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.............    43
THE TENDER OFFER........................................................    45
   1. TERMS OF THE OFFER; EXPIRATION DATE...............................    45
   2. ACCEPTANCE FOR PAYMENT AND PAYMENT................................    47
   3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES...........    48
   4. WITHDRAWAL RIGHTS.................................................    51
   5. CERTAIN INFORMATION CONCERNING THE COMPANY........................    51
   6. PRICE RANGE OF THE SHARES.........................................    53
   7. CERTAIN INFORMATION CONCERNING COURT SQUARE, THE PURCHASER AND
     CITIGROUP..........................................................    53
   8. SOURCE AND AMOUNT OF FUNDS........................................    54
   9. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NEW YORK STOCK
     EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS....    54
  10. CERTAIN CONDITIONS TO THE OFFER...................................    55
  11. CERTAIN LEGAL MATTERS; LITIGATION; REQUIRED REGULATORY APPROVALS..    58
  12. CERTAIN FEES AND EXPENSES.........................................    59
  13. MISCELLANEOUS.....................................................    61
SCHEDULE I INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
           OF COURT SQUARE, THE PURCHASER, CITIGROUP AND THE COMPANY.....  I-1
SCHEDULE II OPINION OF DEUTSCHE BANC....................................  II-1
SCHEDULE III AGREEMENT AND PLAN OF MERGER............................... III-1
SCHEDULE IV SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF
            DELAWARE....................................................  IV-1

                               SUMMARY TERM SHEET

  Our company, DRI Acquisition LLC, is offering to acquire all of the outstanding shares of Class A common stock of Delco Remy International, Inc. (other than shares of Class A common stock which are owned by Court Square Capital Limited) for $9.50 per share, net to the seller in cash, without interest, pursuant to an Agreement and Plan of Merger, dated as of February 7, 2001 (sometimes referred to as the Merger Agreement), by and among Court Square, Delco Remy and our company. The following are some of the questions you, as a stockholder of Delco Remy, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Supplement to the Offer to Purchase and the accompanying Letter of Transmittal. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Supplement to the Offer to Purchase and the accompanying Letter of Transmittal. We urge you to carefully read the entire Supplement to the Offer to Purchase and accompanying Letter of Transmittal prior to making any decision regarding whether to tender your shares.

WHO IS OFFERING TO PURCHASE MY SHARES OF CLASS A COMMON STOCK OF DELCO REMY?

  . Our name is DRI Acquisition LLC. We are a Delaware limited liability company formed by Court Square solely to make the offer and consummate the merger. We are a subsidiary of Court Square which is principally engaged in the business of investing in leveraged acquisitions. Court Square currently owns about 37% of the Class A common stock of Delco Remy and about 53% of the Class A common stock and Class B common stock of Delco Remy treated as a single class. See the "INTRODUCTION" and "THE TENDER OFFER--Certain Information Concerning Court Square, the Purchaser and Citigroup."

HOW MANY SHARES ARE YOU SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

  . We are seeking to purchase all of the outstanding shares of Delco Remy Class A common stock not currently owned by Court Square at a price of $9.50 per share, net to the seller, in cash, without interest, pursuant to the Merger Agreement, by and among Court Square, Delco Remy and our company. See "SPECIAL FACTORS--The Merger Agreement." As of December 21, 2000, the last trading day prior to the announcement of our intention to commence the offer, the closing price of a share of Delco Remy Class A common stock on the New York Stock Exchange was $5.4375. As of February 6, 2001, the last trading day prior to the execution of the Merger Agreement, the closing price of a share of Delco Remy Class A common stock on the New York Stock Exchange was $8.15. If you are the record owner of your shares and you tender shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "INTRODUCTION" and "THE TENDER OFFER-- Price Range of the Shares."

WHY ARE YOU MAKING THIS OFFER?

  . Our parent, Court Square, is principally engaged in the business of investing in leveraged acquisitions. Court Square, on an ongoing basis and in the ordinary course, reviews its portfolio to determine whether to make additional investments and/or to increase or sell its current ownership position in its investments. In deciding whether to increase its ownership interest in Delco Remy, Court Square reviewed the historical and projected performance of Delco Remy as well as the recent trading prices of Delco Remy's capital stock. Based on this review, Court Square concluded that acquiring control of, and the remaining equity interest in, Delco Remy presented an attractive investment opportunity and also permitted stockholders of Delco Remy to realize a significant premium to market prices. The offer, as the first step in the acquisition of Delco Remy, is intended to facilitate the acquisition of all outstanding shares of Class A common stock not already owned by Court Square. The purpose of the merger, as the second step in the acquisition of Delco Remy, is to acquire any of the outstanding shares of Class A common stock not purchased pursuant to the offer or otherwise owned by Court Square. If, after consummation of the offer, we, Court Square and the other direct and indirect subsidiaries of Court Square collectively own at least 90% of the shares of Class A common stock of Delco Remy, we will, subject to the conditions of the Merger Agreement, consummate a "short-form" merger of our company (or a direct or indirect subsidiary of Court Square) with Delco Remy. A "short-form" merger does not require the approval of the board of directors of Delco Remy. Following the completion of the "short-form" merger, Court Square (and/or one or more affiliates of Court Square) will own and control Delco Remy. If, after the consummation of the offer, we, Court Square and the other direct and indirect subsidiaries of Court Square do not collectively own at least 90% of the shares of Class A common stock of Delco Remy, we will, subject to the conditions of the Merger Agreement, consummate a "long-form" merger of our company (or a direct or indirect subsidiary of Court Square) with Delco Remy. Following the completion of the "long-form" merger, Court Square (and/or one or more affiliates of Court Square) will own and control Delco Remy. In either a "short-form" merger or a "long form" merger, all shares of Class A common stock of Delco Remy (other than those shares owned by Court Square) not purchased in the offer will be converted into the right to receive the price per share paid pursuant to the offer. The merger is subject to compliance with the terms of Delco Remy's debt instruments and several other conditions. See the "INTRODUCTION," "SPECIAL FACTORS--Purposes of the Offer and the Merger; Plans for the Company" and "SPECIAL FACTORS--The Merger Agreement."

IS THIS A FIRST STEP IN A GOING-PRIVATE TRANSACTION?

  . Yes. We and Court Square have agreed, subject to certain conditions, to merge our company into Delco Remy and "cash-out" all Delco Remy stockholders other than Court Square. Whether or not a merger occurs, if a sufficient number of Delco Remy stockholders tender their shares of Class A common stock, Delco Remy will no longer be quoted on the New York Stock Exchange, and we and Court Square intend to have Delco Remy terminate the registration of the Delco Remy Class A common stock under the Securities Exchange Act of 1934, as amended. If the offer and the merger are completed, we and Court Square intend to offer management and other affiliates of Delco Remy the opportunity to continue to participate in the ownership of Delco Remy. There are currently no agreements, arrangements or understandings with management or other affiliates regarding any continued participation in the ownership of Delco Remy. See the "INTRODUCTION," "SPECIAL FACTORS--Purposes of the Offer and the Merger; Plans for the Company" and "THE TENDER OFFER-- Effect of the Offer on the Market for the Shares; New York Stock Exchange Listing; Exchange Act Registration; Margin Regulations."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER INTO THE OFFER?

  . No. We are a newly formed limited liability company and a subsidiary of Court Square which is an indirect subsidiary of Citigroup Inc. Our material assets will consist of cash contributed to us by Court Square in an amount necessary to complete the offer and consummate the merger. We have no material obligations except for expenses incurred in connection with the offer and the merger. See the

     "INTRODUCTION" and "THE TENDER OFFER--Certain Information Concerning Court Square, the Purchaser and Citigroup."

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

  The most important conditions to the offer are the following:

  . All waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the offer, the merger and the possible conversion of shares of Class B common stock of Delco Remy held by Court Square to shares of Class A common stock must have expired or terminated. On February 6, 2001, all applicable waiting periods with respect to these transactions were terminated.

  . No government or governmental authority shall threaten or institute an action or proceeding which challenges or seeks to make illegal, delay, restrain or prohibit us from making the offer for or purchasing the Delco Remy shares or seeks to obtain damages as a result thereof.

  . No change, event or development occurring that has, or would be reasonably likely to have, a material adverse effect on Delco Remy.

  A more detailed discussion of the conditions to consummation of the offer may be found in the "INTRODUCTION" and "THE TENDER OFFER--Certain Conditions to the Offer."

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

  . Yes. We will have cash funds, which will be contributed by Court Square, sufficient to purchase all of the shares. The offer is not conditioned on obtaining additional financing. See the "INTRODUCTION" and "THE TENDER OFFER--Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THE OFFER?

  . You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Friday, February 23, 2001. We will extend the offer under certain circumstances. We are obligated to extend the offer (1) for any period of time required by any rule or regulation of the Securities and Exchange Commission or any other law or (2) in 10 business day increments, up to the 30th business day after the date of this Supplement to the Offer to Purchase, if on the then current expiration date of the offer, any condition to the offer shall not have been satisfied or waived, unless directed to the contrary by the special committee of the board of directors of Delco Remy. Under the Merger Agreement, we also have the discretion to extend the offer, subject to certain time limitations, if: (1) on the expiration date of the offer, any conditions to the offer have not been satisfied or waived by us, but only for the shortest period of time that we think we need to satisfy such conditions, and in no event longer than 10 business days; (2) there is an amendment to the offer providing for a subsequent offering period (not to exceed 20 business days), provided such extension complies with Rule 14d-11 of the Securities and Exchange Act of 1934; or (3) all the conditions to the offer have been satisfied or waived by us, but the number of shares tendered and not withdrawn by stockholders (including in this number the shares of Class A common stock owned by Court Square, us and any other direct or indirect subsidiary of Court Square and the shares of Class A common stock that are issuable upon conversion of the shares of Class B common stock owned by Court Square, us and any other direct or indirect subsidiary of Court Square) pursuant to the offer is less than 90% of outstanding number of shares of Delco Remy's Class A common stock that would be then outstanding assuming the conversion of such Class B common stock, but in no event longer than five business days. If the offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m., New York City time on the first business day following the date the offer was scheduled to expire. See "THE TENDER OFFER--Terms of the Offer; Expiration Date."

  . We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See "THE TENDER OFFER--Terms of the Offer; Expiration Date."

IS THIS SUPPLEMENT TO THE OFFER TO PURCHASE CHANGING THE TIME I HAVE TO TENDER MY SHARES?

  . Yes. By filing this Supplement to the Offer to Purchase, we are extending the offer until 12:00 midnight, New York City time, on Friday, February 23, 2001, or such longer period as required by law. This extension will allow you 8 additional days to decide whether you would like to tender your shares in the offer. See "THE TENDER OFFER--Terms of the Offer; Expiration Date."

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

  . To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary, prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares."

WHAT IF I HAVE ALREADY TENDERED MY SHARES?

  . If you have previously validly tendered your shares in the offer and have not withdrawn them, you do not need to take any further action. See the "INTRODUCTION." If you have previously tendered your shares pursuant to the guaranteed delivery procedure and have not yet completed the required steps, you will need to complete those steps. See "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares."

IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

  . If the conditions to the offer are satisfied and we consummate the offer and accept your shares for payment, you will receive payment for the shares you tendered as promptly as practicable following the expiration of the offer. See "THE TENDER OFFER--Acceptance for Payment and Payment."

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

  . You may withdraw all or a portion of your tendered shares by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the offer. Further, if we have not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until we do accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered shares will not apply to any subsequent offering period, if one is included. See "THE TENDER OFFER--Withdrawal Rights."

HAS THE BOARD OF DIRECTORS OF DELCO REMY APPROVED THE OFFER AND THE MERGER AND WHAT IS ITS POSITION REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER?

  . Yes, the board of directors of Delco Remy, in accordance with the recommendation of a special committee of the board of directors of Delco Remy comprised of independent directors, has by a unanimous vote of the directors present at the meeting (with the exception of directors abstaining due to any actual or potential conflict of interest) (i) approved the Merger Agreement and the transactions contemplated thereby, including the offer, the merger of our company (or a direct or indirect subsidiary of Court Square) with and into Delco Remy pursuant to the Merger Agreement and the Stock Option Agreement dated as of February 7, 2001, by and between Delco Remy and our company, pursuant to which Delco Remy granted our company an irrevocable option to purchase shares of Class A common stock of Delco Remy, (ii) declared that the terms of the offer and the merger are fair to, and in the best interests of, Delco Remy's stockholders (other than Court Square and its affiliates) and
     (iii) recommended that the stockholders (other than Court Square and its affiliates) accept the offer, tender their shares pursuant to the offer and, if applicable, vote to adopt the Merger Agreement. See the "INTRODUCTION," "SPECIAL FACTORS--The Merger Agreement" and "SPECIAL FACTORS--Transactions, Negotiations and Agreements."

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

  . As indicated above, if the offer is completed, the Delco Remy shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and Delco Remy may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. In any event, the number of stockholders and the number of shares of Delco Remy that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, pursuant to the terms of the Merger Agreement, we intend to consummate either a "short-form" merger or a "long-form" merger with Delco Remy, depending on the total number of shares owned by us, Court Square and the other direct and indirect subsidiaries of Court Square following the completion of the offer. Under the "short-form" merger or the "long-form" merger, the shares of Class A common stock of Delco Remy which were not purchased in the offer (other than those shares owned by Court Square) will be converted into the right to receive the price per share paid pursuant to the offer, subject to the stockholder's right to pursue appraisal rights under Delaware law. Therefore, if a "short-form" merger or a "long-form" merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. See "SPECIAL FACTORS--Purposes of the Offer and the Merger; Plans for the Company" and "THE TENDER OFFER--Effect of the Offer on the Market for the Shares; New York Stock Exchange Listing; Exchange Act Registration; Margin Regulations."

WHEN WILL THE MERGER OCCUR?

  . The timing and consummation of the merger will depend on a variety of factors and legal requirements, the number of shares of Class A common stock (if any) acquired by us pursuant to the offer and whether the conditions to the merger have been satisfied or waived and Delco Remy has obtained any consents required under its debt agreements or various other agreements. See "SPECIAL FACTORS--Purpose and Structure of the Offer and the Merger; Plans for the Company."

ARE APPRAISAL RIGHTS AVAILABLE IN THE OFFER AND THE MERGER?

  . Appraisal rights are not available in the offer. In connection with the "short-form" merger or the "long-form" merger, appraisal rights will be available to those stockholders who do not tender in the offer and who comply with the applicable provisions of Delaware law. See "SPECIAL FACTORS--Rights of Stockholders in the Offer and the Merger."

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

  . The receipt of cash in the offer in exchange for Delco Remy shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. The receipt of cash in the "short-form" merger or the "long-form" merger likewise will be a taxable transaction. You should consult your tax advisor about the particular effect the proposed transactions will have on your shares. See the "INTRODUCTION" and "SPECIAL FACTORS--Certain United States Federal Income Tax Consequences."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  . On December 21, 2000, the last trading day before the announcement of the intention to commence the offer, the shares of Delco Remy closed on the New York Stock Exchange at $5.4375 per share. On February 6, 2001, the last trading day before the execution of the Merger Agreement, the shares of Delco Remy closed on the New York Stock Exchange at $8.15 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See "THE TENDER OFFER--Price Range of the Shares."

ARE THERE ANY POTENTIAL CONFLICTS OF INTEREST?

  . As noted above, Court Square directly owns about 37% of the Class A common stock of Delco Remy and about 53% of the Class A common stock and Class B common stock of Delco Remy treated as a single class. Court Square is currently also the sole member of our company. Some of the present or former executive officers and directors of our company and Court Square are also directors of Delco Remy and own shares of Class A common stock, or hold options to purchase shares of Class A common stock, of Delco Remy. As a result, there are various potential or actual conflicts of interest in connection with the offer and the merger. See "SPECIAL FACTORS--Transactions, Negotiations and Agreements," "SPECIAL FACTORS--Interest in Securities of the Company" and "THE TENDER OFFER-- Certain Information Concerning Court Square, the Purchaser and Citigroup."

WHAT IS YOUR POSITION AND THE POSITION OF COURT SQUARE REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER?

  . Court Square and we believe that the consideration to be received by the stockholders of Delco Remy (other than Court Square and its affiliates) pursuant to the offer and the merger is fair to and in the best interests of the stockholders of Delco Remy (other than Court Square and its affiliates). See "SPECIAL FACTORS--Fairness of the Offer and the Merger."

WHOM CAN I CALL WITH QUESTIONS?

  .  You can call D. F. King & Co., Inc., at (800) 848-3402 (toll-free) or
     (212) 269-5550 (collect) with any questions you may have. D. F. King & Co., Inc. is acting as the information agent for the offer. See the back cover of this Supplement to the Offer to Purchase.

To: All Holders of Shares of Class A Common Stock of Delco Remy International, Inc.

                                 INTRODUCTION

  DRI Acquisition LLC (the "Purchaser"), a subsidiary of Court Square Capital Limited ("Court Square"), hereby offers (the "Offer") to purchase all of the outstanding shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of Delco Remy International, Inc. (the "Company") (except those shares of Class A Common Stock owned by Court Square) (subject to such exception, the "Shares") at a price of $9.50 per Share, net to the seller in cash, without interest ("Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 11, 2001 (the "Original Offer to Purchase"), as amended and supplemented by this Supplement to the Offer to Purchase (together with any extensions, amendment and supplements, the "Offer to Purchase"), the original BLUE Letter of Transmittal, as amended and supplemented by the revised YELLOW Letter of Transmittal accompanying this Supplement to the Offer to Purchase (together with any extensions, amendments and supplements, the "Letter of Transmittal," and collectively with the Offer to Purchase, the "Offer Documents").

  This Supplement to the Offer to Purchase is being made pursuant to the Agreement and Plan of Merger, dated as of February 7, 2001 (the "Merger Agreement"), by and among Court Square, the Purchaser and the Company. The Merger Agreement provides that following the completion of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, the Purchaser (or a direct or indirect subsidiary of Court Square) will merge (the "Merger") with and into the Company under a "short-form" merger or a "long-form" merger (as described below).

  The purpose of the Offer and the Merger is for Court Square to acquire control of, and the remaining equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding shares of Class A Common Stock not already owned by Court Square. The purpose of the Merger, as the second step in the acquisition of Delco Remy, is to acquire any of the outstanding shares of Class A Common Stock not purchased under the Offer or otherwise owned by Court Square. If, after consummation of the Offer, the Purchaser, Court Square and the other direct and indirect subsidiaries of Court Square collectively own at least 90% of the shares of Class A Common Stock of Delco Remy, the Purchaser will, subject to the terms and conditions of the Merger Agreement, consummate a "short-form" merger of the Purchaser (or a direct or indirect subsidiary of Court Square) with the Company (the "Short-Form Merger"). To permit the Purchaser to be in a position to complete the Short-Form Merger if the Purchaser, Court Square and the other direct or indirect subsidiaries of Court Square own more than 80% but less than 90.01% of the Shares then outstanding, the Company granted the Purchaser an irrevocable option (which it is not obligated to exercise, and may not be able to exercise due to restrictions under the Company's debt agreements) subject to certain conditions, to purchase the number of shares that, when added to the number of Shares owned by them immediately following the consummation of the offer, constitute 90.01% of the shares then outstanding. The Short-Form Merger does not require the approval of the board of directors of the Company (the "Company Board"). Following the completion of the Short-Form Merger, Court Square (and/or one or more affiliates of Court Square) will own and control the Company. If, after the consummation of the Offer, the Purchaser, Court Square and the other direct and indirect subsidiaries of Court Square do not collectively own at least 90% of the shares of Class A Common Stock of the Company, the Purchaser will, subject to the terms and conditions of the Merger Agreement, consummate a "long-form" merger of the Purchaser (or a direct or indirect subsidiary of Court Square) with the Company ("Long-Form Merger"). Following the completion of the Long-Form Merger, Court Square (and/or one or more affiliates of Court Square) will own and control the Company. In either the Short-Form Merger or the Long-Form Merger, all Shares not purchased in the Offer will be converted into the right to receive the Offer Price at the effective time of the Merger (the "Effective Time"). The Merger is subject to compliance with the terms of the Company's debt instruments and several other conditions. Upon the consummation of either a Short-Form Merger or a Long-Form Merger, the Company will be a privately held company.

  The Company Board, at a meeting duly called and held, by a unanimous vote of the directors present at the meeting (with the exception of directors abstaining due to any actual or potential conflict of interest), based upon the recommendation of the Special Committee (as defined below), (i) approved the Merger Agreement (including all terms and conditions set forth therein) and the transactions contemplated thereby, including the Offer, the Merger and the Option Agreement (as defined herein), (ii) subject to terms and conditions of the Merger Agreement, declared that the Merger Agreement is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders (other than Court Square and its affiliates), and (iii) subject to the terms and conditions of the Merger Agreement, recommended that the Company's stockholders (other than Court Square and its affiliates) accept the Offer, tender their Shares thereunder to the Purchaser and, if applicable, vote to adopt the Merger Agreement. A special committee of the board of directors of Delco Remy comprised of independent directors (the "Special Committee"), at a meeting duly called and held, has unanimously (i) determined that the terms of the Offer and the Merger are fair to, and in the best interests of the Company's stockholders (other than Court Square and its affiliates), (ii) subject to the terms and conditions of the Merger Agreement, recommended that the Company Board approve the Merger Agreement and declare its advisability, and (iii) subject to the terms and conditions of the Merger Agreement, recommended that the Company's stockholders (other than Court Square and its affiliates) accept the Offer and tender their Shares pursuant to the Offer.

  The Special Committee's financial advisor, Deutsche Banc Alex. Brown Inc. ("Deutsche Banc"), has delivered to the Special Committee its opinion dated February 6, 2001 (the "Financial Advisor Opinion"), to the effect that, as of such date, and based on and subject to the matters stated in the opinion, the consideration to be received by holders of Shares in the Offer and in the Merger (other than Court Square and its affiliates) is fair from a financial point of view to those stockholders. The full text of the Financial Advisor Opinion, including the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Schedule II and will be attached to the Company's amended Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which will be filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which will be mailed to stockholders. Stockholders are urged to, and should, read the Financial Advisor Opinion carefully. See "SPECIAL FACTORS--Fairness of the Offer and the Merger."

  Tendering stockholders whose Shares are registered in their own name and who tender directly to the Depositary (as defined herein) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether it will charge any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. The Purchaser will pay all fees and expenses of American Stock Transfer & Trust Company, as Depositary (the "Depositary"), and
D. F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER--Certain Fees and Expenses. "

  SHARES VALIDLY TENDERED (AND NOT WITHDRAWN) USING THE ORIGINAL BLUE LETTER OF TRANSMITTAL CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER AND SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER DOCUMENTS. STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE OFFER PRICE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED. STOCKHOLDERS WHO HAVE NOT TENDERED THEIR SHARES AND WISH TO TENDER THEIR SHARES SHOULD USE THE REVISED YELLOW LETTER OF TRANSMITTAL ACCOMPANYING THIS SUPPLEMENT TO THE OFFER TO PURCHASE.

  The timing of consummation of the Offer will depend on a variety of factors and legal requirements, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer and whether the conditions to the Offer set forth in "THE TENDER OFFER--Certain Conditions to the Offer" have been satisfied or waived prior to the expiration of the Offer.

  SUBJECT TO THE TERMS OF THE MERGER AGREEMENT, THE PURCHASER RESERVES THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE TERMS OR CONDITIONS OF THE OFFER INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE.

  The Offer is subject to the fulfillment of certain conditions, including the following:

  The HSR Condition. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated until any required information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. The consummation of the Offer is conditioned upon the expiration or termination of such waiting periods (the "HSR Condition"). The HSR Condition was satisfied on February 6, 2001, when all applicable waiting periods were terminated.

  Certain Other Conditions. Certain other conditions to the consummation of the Offer must be satisfied prior to its completion. The conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser, regardless of the circumstances giving rise to any such conditions or may be waived by the Purchaser, in its sole discretion, in whole or in part, at any time prior to the expiration of the Offer. Among the most important conditions are the conditions described below.

  Consummation of the Offer is conditioned upon the Purchaser being satisfied that, except as disclosed by the Company in the Merger Agreement, no change, event or development has occurred that has had or would be reasonably likely to have a material adverse effect on the Company.

  Consummation of the Offer is further conditioned upon the Purchaser being satisfied that there is no threatened, instituted or pending action or proceeding by any government or governmental authority or agency, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all of the Shares by the Purchaser, Court Square or any other affiliate of Court Square or the consummation by the Purchaser, Court Square or any other affiliate of Court Square of the Merger, (B) seeking to obtain damages that are material to the Company in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (2) seeking to prohibit the ownership or operation by the Purchaser, Court Square or any other affiliate of Court Square of all or any portion of the business or assets of the Company and its subsidiaries or to compel the Purchaser, Court Square or any other affiliate of Court Square to dispose of or hold separately all or any portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability of the Purchaser, Court Square or any other affiliate of Court Square to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of the Purchaser, Court Square or any other affiliate of Court Square effectively to exercise full rights of ownership of the shares of Class A Common Stock and non-voting Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with Class A Common Stock, the "Company Common Stock"), including, without limitation, the right to vote any shares of Company Common Stock acquired by any such person on all matters properly presented to the Company's stockholders, or (4) seeking to require divestiture by the Purchaser, Court Square or any other affiliate of Court Square of any shares of Company Common Stock.

  CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN "THE TENDER OFFER--CERTAIN CONDITIONS TO THE OFFER." THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS

OR CONDITIONS OF THE OFFER AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER. SEE "THE TENDER OFFER--TERMS OF THE OFFER; EXPIRATION DATE" AND "THE TENDER OFFER--CERTAIN CONDITIONS TO THE OFFER."

  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF SHARES PURSUANT TO THE OFFER AND THE CONVERSION OF SHARES PURSUANT TO THE MERGER ARE DESCRIBED IN "SPECIAL FACTORS--CERTAIN UNITED STATES INCOME TAX CONSEQUENCES."

  THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

  1. BACKGROUND OF THE OFFER AND THE MERGER; CONTACTS WITH THE COMPANY.

  Court Square and its affiliate, Citicorp Venture Capital, Ltd. ("CVC," and together with Court Square, the "CVC Group"), are leading sponsors of leveraged acquisitions and leveraged build-ups and have been engaged in that business continuously since 1969. The CVC Group acquired its initial interest in the Company upon the Company's formation in July 1994. The Company was formed for the purpose of acquiring the former Delco Remy Starter Motor Division of General Motors Corporation. The CVC Group has held this interest since July 1994 and purchased additional Company shares on November 28, 2000 from MascoTech, Inc. which had also invested in the Company at the time of its formation. At present, the CVC Group directly owns about 37% of the Class A Common Stock of the Company and about 53% of the Class A Common Stock and Class B Common Stock of the Company treated as a single class. Representatives of the CVC Group have served on the Company Board since its formation. The current members of the Company Board initially designated by the CVC Group are Michael A. Delaney and Richard M. Cashin, Jr.

  In early October 2000, Mr. Delaney, who is a Vice President and Managing Director of the CVC Group, telephoned Thomas J. Snyder, Chief Executive Officer of the Company, to tell him that the CVC Group was considering the possibility of substantially increasing its ownership interest in the Company. Mr. Delaney said that, although the CVC Group had not made any final decision to increase its interest, he wanted to make sure that the CVC Group could do so without adversely affecting the Company's existing long-term debt arrangements, in particular its outstanding high-yield bonds. They agreed that counsel would review these issues. In a subsequent conversation that occurred later in October 2000, Messrs. Delaney and Snyder confirmed that it would be possible in certain circumstances for the CVC Group to substantially increase its ownership interest in the Company without adversely affecting the Company's existing long-term debt. No possible offer price for the shares was discussed in these conversations.

  On December 20, 2000, Mr. Delaney telephoned Mr. Snyder and asked him to meet with Mr. Delaney and other representatives of the CVC Group the following morning to discuss a possible purchase of Delco Remy stock by the CVC Group. This meeting took place in the CVC Group's offices in New York on December 21, 2000. Mr. Snyder was accompanied by J. Timothy Gargaro, Chief Financial Officer of the Company, and David E. Stoll, Vice President and Treasurer of the Company. At the meeting, Mr. Delaney told the Company representatives that he expected that he would be making a recommendation to the CVC Group's investment committee that the CVC Group commence a tender offer to stockholders to increase its ownership position in the Company and that, prior to doing so, he wished to have a general discussion with the Company's representatives about the Company's business, financial performance and prospects. No potential offer price was discussed at this meeting. Following the meeting, Mr. Delaney contacted Harold K. Sperlich, Chairman of the Company Board, James R. Gerrity, a member of the Company Board, and Mr. Cashin to repeat what he had told Mr. Snyder and the other Company representatives.

  On December 22, 2000, the CVC Group's investment committee approved a cash tender offer (the "Original Offer") for all of the outstanding shares of common stock of the Company at a cash price of $8.00 per share (the "Original Offer Price"). Mr. Delaney contacted Messrs. Sperlich and Snyder shortly thereafter to tell them of the proposed offer. Court Square then delivered the following letter to the Company:

                         COURT SQUARE CAPITAL LIMITED
                                399 PARK AVENUE
                             NEW YORK, N.Y. 10043

                               December 22, 2000

    Delco Remy International, Inc.
    2902 Enterprise Drive
    Anderson, IN 46013
    Attention: Thomas J. Snyder

    Dear Tom:

      This will confirm the information I conveyed to you this morning. Court Square Capital Limited ("Court Square") proposes to make an offer to acquire all of the issued and outstanding shares of Delco Remy International, Inc. ("Delco Remy") at a price of $8 cash per share.

      To effect this offer, we intend to commence a tender offer for any and all of the stock of Delco Remy that we or certain of our affiliates do not currently own. The offer will not be subject to a financing condition. We anticipate that Delco Remy's management will be given the opportunity to participate in the continuing ownership of the company.

      Our offer will assume that the current debt financing of Delco Remy will remain in place upon consummation of the offer. The offer will be subject to customary conditions, including regulatory approvals and the absence of any material adverse change in the business of Delco Remy.

      We believe that our offer represents fair value for Delco Remy stockholders and would like the opportunity to discuss it further as soon as possible. We are proud to have been among the founding investors in Delco Remy and are optimistic about its future. We have been and continue to be strong supporters of Delco Remy and its management team.

                                          Sincerely,

                                          COURT SQUARE CAPITAL LIMITED

                                                  /s/ Michael A. Delaney
                                          By: _________________________________
                                          Name: Michael A. Delaney
                                          Title: Vice President

  Later that day, the Company issued a press release summarizing the CVC Group's proposal and stating that the Company Board would evaluate the offer.

  On December 26, 2000, Mr. Delaney and counsel for the CVC Group participated in portions of a meeting of the Company Board held by telephone conference call. Mr. Cashin did not participate in the meeting. Mr. Delaney reviewed the terms of the CVC Group's proposed offer with the Company Board. In response to a question, Mr. Delaney stated that it was the CVC Group's present intention, upon completion of its tender offer, to seek to acquire any remaining public common stock of the Company through a subsequent merger transaction provided that this could be accomplished in a way that would not adversely affect the Company's existing long-term debt. He also stated that it would be the CVC Group's intention to effect this merger at the same $8.00 per share cash price proposed to be paid in the tender offer. He pointed out that, depending upon the results of the CVC Group's tender offer, the approval of the Company Board could be required for any such merger, but he emphasized that the CVC Group was not seeking such approval at this time. At this same meeting, the Company Board determined to establish a special committee consisting of independent directors to determine what position the Company should communicate to its stockholders regarding the proposed tender offer and to retain legal counsel and financial advisors to assist it in doing so. Mr. Delaney abstained from the vote to establish the special committee, although he told the directors that he was supportive of this approach. He excused himself from the meeting immediately following this vote and did not participate further.

  On January 4, 2001, in preparation for the commencement of the Offer, the Purchaser and Court Square sent a letter to the Company requesting access to, among other things, the Company's stockholders list and security position listings. On January 5, 2001, the Company informed Court Square that it had elected to disseminate the tender offer materials to the security holders entitled to receive such materials.

  On January 10, 2001, at the direction of the Special Committee, its legal counsel contacted Mr. Delaney and his counsel to discuss the timing of the proposed Offer. During this conversation, Mr. Delaney was asked whether there were any circumstances under which the CVC Group would be willing to sell its interest in the Company to a third party. Mr. Delaney responded that, although he could never entirely rule out the possibility that the CVC Group would be willing to sell its interest at some price, the CVC Group would not be willing to sell its interest in the Company at any price that he thought was realistically achievable. Counsel to the Special Committee advised Mr. Delaney and his counsel that because there was a possibility that the CVC Group would sell to a third party, the Special Committee would request that the scope of its authority be expanded to permit it to solicit bids from third parties.

  On January 11, 2001, the Purchaser commenced the Offer pursuant to the terms set forth in the Original Offer to Purchase at the Original Offer Price.

  Over the next several days after the Offer was commenced, the Company Board held several telephonic meetings with representatives of its financial advisor and legal counsel. Mr. Delaney and his legal counsel participated in these meetings and during the meetings the participants discussed the request of the Special Committee to expand the scope of its authority to negotiate with the CVC Group and to permit it to solicit bids from, and negotiate with, third parties.

  On January 13, 2001, the Company Board granted the Special Committee's request to expand the scope of its authority to permit it to negotiate with the CVC Group and to solicit bids from, and conduct preliminary negotiations with, third parties.

  On January 19, 2001, the Special Committee, its financial advisors and its legal counsel met with representatives of the CVC Group and its legal counsel and informed them that that it had commenced contacting potential acquirors of the Company. In addition, the Special Committee and its financial advisors discussed some of the preliminary valuation and financial analyses prepared by its financial advisors with the representatives of the CVC Group. The Special Committee received certain clarifications with respect to the Offer. The Special Committee agreed to meet again with the CVC Group after it had further reviewed its evaluation of the Offer and had considered alternatives to the Offer.

  On January 30, 2001, the Special Committee held a telephonic meeting with Messrs. Delaney, Charles E. Corpening and Joseph M. Silvestri of the CVC Group. During the telephonic meeting, the members of the Special Committee gave an update on their financial analyses, including discounted cash flow, trading prices of comparable companies in the same industry as the Company and comparable transactions. Following the update, a discussion ensued regarding the particulars of the financial analyses, including the applicability of the analyses to the Offer, the possibility of an improvement of the Original Offer Price and the other terms of the Original Offer. During this telephonic meeting, the Special Committee requested an increase in the Original Offer Price from $8.00 per Share to a price per Share in the range of $10.00 per Share and a firm commitment for a second step merger, in which non-tendering Public Stockholders would receive cash consideration equal to the consideration received by stockholders whose Shares were purchased in the Offer. The Special Committee advised Mr. Delaney that the Special Committee was preparing an amendment to the Schedule 14D-9 recommending that the Public Stockholders reject the Original Offer and not tender their Shares in the absence of (i) an increase in the Original Offer Price, (ii) a firm commitment to consummate a second step merger and (iii) a substantial relaxation of the conditions to the Offer. Mr. Delaney indicated that he would consider these matters and that he would contact the Special Committee the next day.

  From January 31 through February 6, 2001, the Special Committee, its legal counsel and its financial advisor held numerous telephonic meetings with Court Square and its legal counsel to further discuss and negotiate (i) an improvement of the Original Offer Price, (ii) the other terms of the Original Offer and (iii) the terms of a merger agreement.

  On February 2, 2001, the Special Committee requested that Court Square extend the expiration of the Offer so that (i) the negotiations about the improvement of the Original Offer Price, the other terms of the Original Offer and a merger agreement could be finalized, and (ii) the Public Stockholders would have adequate time to consider the results of such negotiations. Court Square agreed to extend the Offer by 5 business days and on February 5, 2001, the Purchaser extended the expiration of the Offer until 12:00 midnight, New York City Time, on Thursday, February 15, 2001, subject to further extensions.

  On February 6, 2001, the Special Committee and the CVC Group reached a preliminary agreement with respect to the Offer Price and the other terms of the Offer.

  At approximately 3:00 a.m., New York City time, on February 7, 2001, the Company, Court Square and the Purchaser executed the Merger Agreement.

  On February 7, 2001, the Company and Court Square jointly issued a press release announcing the execution of the Merger Agreement, the Offer and the Offer Price.

  2. FAIRNESS OF THE OFFER AND THE MERGER.

  Court Square and Purchaser. Because the shares of Company Common Stock owned directly (or to be owned in the case of the Purchaser) by Court Square and the Purchaser represent about 53% of the shares of Company Common Stock, including about 37% of the Class A Common Stock of the Company, and Court Square has two representatives on the Company Board, Court Square and the Purchaser may be deemed "affiliates" of the Company for purposes of Rule 13e-3 under the Exchange Act. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, Court Square and the Purchaser considered the fairness of the Offer to the stockholders of the Company other than Court Square and its affiliates (collectively, the "Public Stockholders").

  Court Square and the Purchaser believe that the consideration to be received by the Public Stockholders pursuant to the Offer or the Merger is fair to, and in the best interests of, the Public Stockholders of the Company. In reaching their determination that the Offer and the Merger are fair to the Public Stockholders of the Company, Court Square and Purchaser considered the following factors:

  . The conclusions and recommendations of the Company Board and the Special Committee that each of the Offer and the Merger is fair to, and in the best interests of, the Public Stockholders of the Company.

  . The premium reflected in the Offer Price of $9.50 per Share. Court Square and the Purchaser considered the current and historical trading prices of the Shares prior to the Offer. The Offer Price represents a premium of over 74.7% over the closing price on December 21, 2000, the day prior to the public announcement of the contemplated offer and approximately 16.6% over the closing price on February 6, 2001, the day prior to the execution of the Merger Agreement. The Offer Price represents a premium of approximately 53.1% over the volume-weighted average of the daily closing prices for the 30 days preceding December 22, 2000.

  . The purchase of the Shares by the Purchaser would eliminate the exposure of the Public Stockholders of the Company to any future decline in the price of the Shares.

  . The relative lack of liquidity for the Shares and the liquidity that would be realized by the Public Stockholders of the Company from the all-cash Offer and the Merger. Court Square and the Purchaser believe that the liquidity that would result from the Offer and the Merger would be beneficial to the Public Stockholders because Court Square's significant ownership of Shares (1) results in a relatively small public float that necessarily limits the amount of trading in the Shares and
     (2) decreases the likelihood that a proposal to acquire the Shares would be made by an independent entity without the consent of Court Square.

  . Court Square and the Purchaser believe the Offer and the Merger to be attractive in light of the Company's current financial performance, profitability and growth prospects. The Company has had significant operating issues resulting from recent production cuts announced by the three largest auto makers, including General Motors Corporation, greater than anticipated cutbacks in heavy duty truck production and limited growth prospects in the aftermarket and overseas market, particularly in Western Europe. The Offer and the Merger would shift the risk of the future financial performance of the Company from the Public Stockholders of the Company to the Purchaser and Court Square.

  . Court Square and the Purchaser believe the Offer and the Merger are also attractive in light of industry conditions. The North American auto industry is continuing to face costly inventory corrections which are affecting original equipment manufacturers and their suppliers. Based on past experience in the 1990s, the downturn in the auto industry is likely to continue and, depending on consumer confidence, may be sustained beyond 2001.

  . Court Square and the Purchaser considered the terms of the Offer and the Merger including (1) the amount of the consideration and that it will be in the form of cash and (2) the tender offer structure, which would provide an expeditious means for the stockholders of the Company to receive cash for all or a portion of their Shares, especially in light of the relatively low trading volume in the Shares.

  Court Square and Purchaser also believe that the Offer and the Merger are procedurally fair to the stockholders of the Company in light of the following factors:

  . The fact that the Offer and the Merger and the terms and conditions of the Merger Agreement were the result of arm's length, good faith negotiations between the Special Committee and Court Square and their respective advisors.

  .  The Special Committee's legal and financial advisors are independent.

  . Each Public Stockholder of the Company can determine individually whether to tender Shares in the Offer.

  . The Offer provides the opportunity for the Public Stockholders of the Company to sell their Shares without incurring brokerage and other costs typically associated with market sales.

  . The Public Stockholders of the Company who believe that the terms of the Offer and the Merger are not fair can pursue appraisal rights in respect of the Merger under the General Corporation Law of the State of Delaware ("DGCL").

  The Company's book value at September 30, 2000 was approximately $116.6 million, or approximately $4.78 per share. Court Square and the Purchaser have not prepared an analysis of the liquidation value of the Company. Court Square and the Purchaser do not consider the book value or the liquidation value of the Company to be a meaningful indicator of the fair value of the Shares. Court Square and the Purchaser do not believe that a book value or liquidation value analysis is appropriate for valuing the business actually operated by the Company. For example, a book value methodology is more typically used in the banking, utilities, real estate and financial services industries, none of which are similar to the business of the Company. Rather than a consideration of book value or liquidation value, Court Square and the Purchaser evaluated the fair value of the Shares based on going concern value. Court Square did not perform any specific analyses of going concern value. However, all of the factors discussed herein which evaluate the substantive fairness of the Offer and the Merger reflect in part Court Square's and the Purchaser's judgement as to the going concern value of the Shares.

  Court Square and the Purchaser also considered the following factors, which they considered to be negative from the perspective of the Public Stockholders of the Company, in their consideration of the fairness of the terms of the Offer and the Merger:

  . Following the successful completion of the Offer and the Merger, the Public Stockholders of the Company will cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of their holdings in the Company.

  . Historically, there has been relatively low trading volume of the publicly traded shares of the Company. As a result of the tender by Public Stockholders of their Shares, the trading volume may decrease further. Those Public Stockholders who do not tender their Shares may suffer increased illiquidity and decreased market value, particularly if the Shares will no longer be quoted on the New York Stock Exchange (the "NYSE") and Court Square seeks to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  . The Offer and the Merger are not structured so that approval of at least a majority of unaffiliated stockholders is required.

  . The members of the Company Board who are not current or former employees of the Company, or executive officers or directors of the Purchaser or Court Square, have not retained an unaffiliated representative to act solely on behalf of the Public Stockholders for purposes of negotiating the terms of the Offer and the Merger or preparing a report concerning the fairness of the Offer and the Merger. The Company Board, however, has delegated to the Special Committee the sole and exclusive authority to respond to the Offer, to make a recommendation to the Public Stockholders with respect to the Offer in the Schedule 14D-9, as required by the rules of the Commission, and to negotiate the Merger Agreement. The Special Committee has also retained unaffiliated legal counsel and a financial advisor to advise it in these matters.

  In determining that the Offer and the Merger are fair to the Public Stockholders of the Company, Court Square and the Purchaser considered the above factors as a whole and did not assign specific or relative weights to them. Neither Court Square nor the Purchaser has received or relied upon any report, opinion or appraisal from any outside party regarding the consideration or the fairness of the consideration to be paid to the Public Stockholders in connection with the Offer or the Merger or the fairness of the Offer and the Merger to the Company or to the Public Stockholders.

  The Company. Based upon the recommendation of the Special Committee, the Company Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the Option Agreement and the transactions contemplated thereby, are advisable and fair to, and in the best interests of, the Public Stockholders, and has approved and authorized the Merger Agreement and the Merger. In addition, based upon the recommendation of the Special Committee, the Company Board has recommended that the Public Stockholders accept the Offer and tender their Shares pursuant to the Offer and, if necessary, approve and adopt the Merger Agreement and the Merger.

  The Special Committee has determined that the Offer and the Merger Agreement are fair to, and in the best interests of, the Public Stockholders. Accordingly, the Special Committee unanimously recommends that the Public Stockholders accept the Offer and tender their Shares pursuant to the Offer. In addition, the Special Committee has determined to recommend that the Company Board approve the Merger and declare its advisability. In reaching its determination that the Offer is in the best interests of the Public Stockholders and recommending that the Public Stockholders accept the Offer and tender their Shares, the Special Committee considered the following material factors:

  . Market Price Considerations. The Special Committee considered the historical market prices and recent trading activity of the Shares, including the fact that the Offer Price represents (i) a premium of 74.7% over the closing price of Shares on December 21, 2000, the last trading date prior to the public announcement of the Original Offer,
     (ii) a premium of 58.3% to the closing price of the Shares one week prior to December 22, 2000 and (iii) a premium of 36.9% to the closing price of the Shares one month prior to December 22, 2000. In this regard, the Special Committee took into account that, in the period subsequent to the announcement of the Original Offer, the stock prices of the Company's peer group companies increased meaningfully, after having been adversely affected by industry-related announcements in the week prior to the announcement of the Original Offer. The Special Committee believes that, if the Original Offer had not been made, the Shares would likely have appreciated subsequent to December 21, 2000. The price range of the Shares in the 52 weeks preceding December 22, 2000 was $5.44 to $9.19.

  . Market Information Regarding Publicly Held Shares. The Special Committee considered historical market prices and trading information with respect to the Shares and a comparison of these market prices and trading information with those of selected publicly held companies operating in industries similar to that of the Company and the sales, earnings and price to earnings multiples at which the Shares and the securities of these other companies trade.

  . Increase over Original Offer Price. The Special Committee considered that its negotiations with the CVC Group led to an 18.8% increase in the Original Offer Price.

  . Opinion of Deutsche Banc that the Offer Price is Fair. The Special Committee considered the financial advice of Deutsche Banc and its opinion to the effect that, as of the date of such opinion and based upon and subject to the assumptions, factors and limitations set forth therein, the Offer Price of $9.50 per Share in cash to be paid in the transaction was fair, from a financial point of view, to the Public Stockholders. This opinion was expressed after reviewing with the Special Committee various financial criteria used in assessing the transaction and was based on various assumptions and subject to various limitations discussed with the Special Committee.

  . Special Committee's Evaluation of the Offer Price. The Special Committee's considered its belief that the Offer Price, under all the relevant circumstances, reflects the fair value of the Shares, based on the Special Committee's familiarity with the Company's business, financial condition, results of operations, business strategy, and future prospects, as well as the nature of the markets in which the Company operates and the quality of its management team.

  . Structure of the Offer and Merger. The Special Committee considered that the transaction has been structured to include (i) a first-step cash tender offer for all of the Shares, thereby enabling Public Stockholders who tender their Shares to promptly receive $9.50 per Share in cash, and
     (ii) a second-step merger in which any Public Stockholders who do not tender their Shares will receive the same cash price per Share, subject to the conditions set forth in the Merger Agreement. The Special Committee also considered that Public Stockholders who do not tender their Shares in the Offer will have appraisal rights under Delaware law in connection with the Merger.

  . Alternatives Available. The Special Committee considered (i) the CVC Group's ownership of approximately 53% of the Shares and the effects of such ownership on the alternatives available to the Company; (ii) that the CVC Group had stated that it would not likely sell its Shares to a third party;

     and (iii) that, as a practical matter, no such alternatives potentially available to the Company could be effected without the support of the CVC Group. In addition, the Special Committee considered the results of the process of exploring third party interest in the Company and the likelihood of developing a superior proposal to the Offer.

  . Alternative Transactions. The Special Committee considered that the Merger Agreement under certain circumstances permits the Company to engage in negotiations with, or to furnish information to, third parties proposing an alternative transaction.

  . Special Committee Structure. The Special Committee believes that the Offer and the Merger are procedurally fair because, among other things:
     (i) the Special Committee consisted of independent directors appointed to represent the interests of the Public Stockholders; (ii) the Special Committee retained and was advised by its own independent legal counsel experienced in advising on similar transactions, (iii) the Special Committee retained and was advised by Deutsche Banc, as its independent financial advisor, (iv) the terms of the Offer and the Merger were determined through arm's-length negotiations between the CVC Group and the Special Committee and its financial and legal advisors, all of whom are unaffiliated with the CVC Group, (v) the nature of the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto; and (vi) that the Special Committee is a mechanism well established under Delaware law in transactions of this type.

  . No Unusual Conditions to the Original Offer and the Merger. The Special Committee considered the likelihood that the Offer and the Merger would be consummated. In this regard it took into consideration that there are no unusual requirements or conditions to the Offer and the Merger, and the fact that the CVC Group has the financial resources to consummate the Offer and the Merger expeditiously. However, the Company's debt agreements, including (i) the Indenture, dated as of August 1, 1996, by and among the Company, certain subsidiaries of the Company signatory thereto and National City Bank of Indiana, as trustee, and (ii) the Indenture, dated as of December 22, 1997, by and among the Company, certain subsidiaries of the Company signatory thereto and United States Trust Company of New York, as trustee ((i) and (ii) collectively referred to as the "Indentures"), impose restrictions on the Company's ability to implement a merger. The Indentures restrict the Company's ability to complete a merger at a time when the Company is unable to incur an additional dollar of indebtedness pursuant to certain financial covenants in the Indentures. It is currently anticipated that the Company will be permitted to consummate the Merger without obtaining the consent of the bondholders under the Indentures if the Merger is consummated on or prior to May 14, 2001. If the Merger is to be consummated after that time, the Company will be required to meet the applicable financial covenants based on the financial results for the four fiscal quarters ending March 31, 2001. If the Company were not able to meet the applicable financial covenants after May 14, 2001, the Company would be required to obtain the consent of the bondholders prior to completion of the Merger. The Company also may be required to obtain the consent of the lenders under the Fourth Amended and Restated Financing Agreement by and among the Company, certain subsidiaries of the Company, Bank One Indiana, National Association, and the other lenders named therein, prior to the completion of the Merger. In addition, the Company is a party to certain other agreements pursuant to which the Company may be required to obtain the consent of the other parties thereto prior to the completion of the Merger.

  . Immediate Liquidity. The Special Committee considered the fact that historically there has been relatively low trading volume of the publicly held Shares and that tendering Shares in the Offer would result in immediate liquidity for the Public Stockholders. However, as a result of the tender by Public Stockholders of their Shares, the trading volume may decrease further. Those Public Stockholders who do not tender their Shares may suffer increased illiquidity and decreased market value (if and until the Merger is consummated), particularly if the Shares will no longer be quoted on the NYSE and Court Square seeks to terminate the registration of the Shares under the Exchange Act.

  . No Participation in Future Growth. The Special Committee considered that Public Stockholders who tender their Shares in the Offer, as well as the non-tendering Public Stockholders who will receive, without interest, an amount in cash equal to the Offer Price in the Merger, will be precluded from having the opportunity to participate in the future growth prospects of the Company. However, the Special Committee noted that Public Stockholders who tender their Shares in the Offer, as well as the non-tendering Public Stockholders upon consummation of the Merger, will not be exposed to the possibility of future declines in the price at which the Shares trade.

  .  No Requirement for Approval by Majority of Unaffiliated
     Stockholders. The Special Committee considered that the Offer and the Merger are not structured so that approval of at least a majority of unaffiliated stockholders is required.

  The description set forth above of the factors considered by the Special Committee is not intended to be exhaustive, but summarizes the material factors considered. The members of the Special Committee evaluated the Offer in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of their legal counsel and their financial advisors. In light of the number and variety of factors that the Special Committee considered in connection with its evaluation of the Offer, the Special Committee found it impracticable to assign relative or specific weights to the foregoing factors, and, accordingly, the Special Committee did not do so. Each member of the Special Committee may have given differing weights to different factors and may have viewed certain factors more positively or negatively than the other member. Throughout its deliberations, the Special Committee received the advice of Deutsche Banc, its financial advisor, and Hughes Hubbard & Reed LLP, its legal counsel.

Description of Opinion of Deutsche Banc

  Deutsche Banc's valuation methodology is summarized below and the full text of Deutsche Banc's written opinion, dated February 6, 2001, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Banc in connection with the opinion, is attached as Schedule II to this Supplement to the Offer to Purchase and is incorporated herein by reference. The Company's stockholders are urged to read the opinion in its entirety. The summary of the opinion set forth in this Supplement to the Offer to Purchase is qualified in its entirety by reference to full text of opinion.

  Deutsche Banc has acted as financial advisor to the Special Committee in connection with the Offer and the Merger Agreement. Under the terms of the Merger Agreement, Court Square and the Purchaser have agreed to amend the Original Offer to increase the Offer Price to $9.50 per Share, net to the seller in cash, without interest. As set forth more fully in the Merger Agreement, after consummation of the Offer, the Purchaser will merge with the Company. In the Merger, each Share outstanding immediately before the effective time of the Merger (other than Shares held by the Company as treasury stock, Shares owned by any subsidiary of the Company, Shares owned by Court Square, the Purchaser or any other subsidiary of Court Square, and Shares held by stockholders who have exercised appraisal rights) will be converted into the right to receive an amount equal to the Offer Price. At the February 6, 2001 meeting of the Special Committee, Deutsche Banc delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Special Committee to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Banc, the consideration to be paid in the Offer and the Merger was fair, from a financial point of view, to the Public Stockholders.

  In connection with Deutsche Banc's role as financial advisor to the Special Committee, and in arriving at its opinion, Deutsche Banc has, among other things, reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Banc has also held discussions with members of the senior management of the Company regarding the business and general future prospects of the Company. In addition, Deutsche Banc has (i) reviewed the reported prices and trading activity for the Shares, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Original Offer to Purchase and the Merger Agreement and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  In preparing its opinion, Deutsche Banc did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Banc assumed and relied upon the accuracy and completeness of all such information and Deutsche Banc did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Banc and used in its analyses, Deutsche Banc assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Banc expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Banc's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

  For purposes of rendering its opinion, Deutsche Banc has assumed that, in all respects material to its analysis, the representations and warranties of the Company, Court Square and the Purchaser contained in the Merger Agreement are true and correct and that the Company, Court Square and the Purchaser will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, Court Square and the Purchaser to consummate the Offer and the Merger will be satisfied without any waiver thereof. Deutsche Banc has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Offer and the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of Court Square, the Purchaser and the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Court Square, the Purchaser or the Company or materially reduce the contemplated benefits of the Offer and the Merger to the Company or the Public Stockholders.

  Because Court Square indicated that it would be a seller of its shares of Company Common Stock under certain conditions, at the Special Committee's request, Deutsche Banc commenced a solicitation of interest from third parties with respect to a possible sale of the Company. In light of the decision of the Special Committee and the Board to enter into the Merger Agreement, the solicitation process has been terminated.

  Set forth below is a brief summary of certain financial analyses performed by Deutsche Banc in connection with its opinion and reviewed with the Special Committee at its meeting on February 6, 2001. In several cases, Deutsche Banc's analyses refer to the unaffected trading price of the Shares prior to the announcement on December 22, 2000 of Court Square's initial proposal to offer to purchase the Shares at a price of $8.00 per share.

  Historical Stock Performance. Deutsche Banc reviewed and analyzed recent and historical market prices and trading volume for the Company's stock and compared such market prices to certain stock market, industry and peer group indices. The peer group of twelve publicly traded Tier I and Tier II automotive supplier companies consisted of BorgWarner, Inc., Dana Corp, Delphi Automotive Systems Corporation, Johnson Controls, Inc., Lear Corporation, Visteon Corporation, Tenneco Automotive Inc., Dura Automotive Systems, Tower Automotive, Inc., American Axle & Manufacturing Holdings, Inc., Intermet Corporation, and Aftermarket Technology Corp. Deutsche Banc reviewed historical stock performance for various periods including the period since the Company's initial public offering, one year, and the last three months. In addition, Deutsche Banc observed that the median increase in the stock prices of the companies included in the peer group was approximately 34% from December 21, 2000, the day immediately prior to the announcement of Court Square's initial proposal, to February 2, 2001. Deutsche Banc noted that the stock price change of any individual company in the peer group is subject to a number of factors and no one company's stock price performance is necessarily indicative of what the change in the Company's stock price may have been in the absence of Court Square's initial proposal and the Original Offer. Deutsche Banc calculated the premia and discounts implied in the Offer Price of $9.50 per share and the changes in the stock prices of the peer group companies as follows:

                                                              Premium (discount)
                                                              of Offer Price to
                                                                 Stock Price:
                                                              ------------------
       Price prior to announcement
        (12/21/00 - $5.44)...................................        74.7%
       One week prior (12/15/00 - $6.00).....................        58.3
       One month prior ($6.94)...............................        36.9
       Two months prior ($7.13)..............................        33.2
       One month average ($6.74).............................        40.9
       YTD average ($7.63)...................................        24.5
       52-week high (06/29/2000 - $9.19).....................         3.4
           low (12/21/2000 - $5.44)..........................        74.7
       Current Price (02/02/01 - $8.07)......................        17.7

                       Selected companies trading analysis
   ---------------------------------------------------------------------------
                                        Price on   Price on    % change
                                       12/21/00(1) 2/02/01  since 12/21/00
                                       ----------- -------- --------------
   Tier I suppliers
   BorgWarner Inc.....................   $34.94     $43.13       23.4%
   Dana Corp..........................    13.00      18.10       39.2
   Delphi Automotive Systems
    Corporation.......................    11.00      15.28       38.9
   Johnson Controls Inc...............    48.25      64.65       34.0
   Lear Corporation...................    21.94      28.08       32.5
   Visteon Corporation................    10.69      14.27       33.5


   Tier II suppliers
   Tenneco Automotive Inc.............    $2.69      $3.74       39.0%
   Dura Automotive Systems............     4.81       8.19       70.2
   Tower Automotive Inc...............     7.25       9.25       27.6
   American Axle & Manufacturing
    Holdings, Inc. ...................     7.50      10.05       34.0
   Intermet Corporation...............     4.50       3.36      (25.3)
   Aftermarket Technology Corp........     2.75       4.31       56.8
                                                    High         70.2%
                                                    Low         (25.3)
                                                    Mean         33.7
                                                    Median       34.0

  (1) Closing price prior to announcement.

  Price/Volume Relationship. Deutsche Banc reviewed and analyzed the Company's stock trading history, specifically the trading volumes within different price bands for the latest twelve months ended February 2, 2001 and since the Company's initial public offering on December 17, 1997. The results can be summarized as follows:

                             LTM through February 2, 2001
      --------------------------------------------------------------------------
                                                Percent of    Cumulative percent
        Price                                 volume at price  volume at price
        -----                                 --------------- ------------------
      $5.00 - $5.99..........................       3.9%              3.9%
      $6.00 - $6.99..........................      12.0              15.8
      $7.00 - $7.99..........................      45.0              60.8
      $8.00 - $8.99..........................      38.6              99.4
      $9.00 - $9.99..........................       0.6             100.0

                  Since initial public offering (December 17, 1997)
      --------------------------------------------------------------------------
                                                Percent of    Cumulative percent
        Price                                 volume at price  volume at price
        -----                                 --------------- ------------------
      $ 5.00 - $ 7.99........................      16.1%             16.1%
      $ 8.00 - $10.99........................      37.0              53.1
      $11.00 - $13.99........................      32.4              85.5
      $14.00 - $16.99........................      13.9              99.4
      $17.00 - $19.99........................       0.6             100.0

  Shareholder Profile and Liquidity Analysis. Deutsche Banc reviewed and analyzed the shareholder profile and the liquidity of the common stock of the Company, including:

  . Float, or number of Shares outstanding other than Shares held by Court Square or its affiliates;

  . Adjusted float, or float less number of Shares held by the five largest institutional investors;

  .  Average daily trading volume;

  . Average daily turnover, or average daily trading volume divided by float; and

  . Average adjusted daily turnover, or average daily trading volume divided by adjusted float.

  The liquidity analysis included a review of the time periods required for a hypothetical divestiture of the holdings of each of the ten largest institutional shareholders, based on daily divestitures equal to 25% of the average daily trading volumes over the 30-day, 60-day, 90-day and 180-day periods ended on December 21, 2000. Deutsche Banc compared the liquidity of the common stock of the Company to the liquidity of a group of twelve publicly traded Tier I and Tier II automotive supplier companies, consisting of BorgWarner, Inc., Dana Corp, Delphi Automotive Systems Corporation, Johnson Controls, Inc., Lear Corporation, Visteon Corporation, Tenneco Automotive Inc., Dura Automotive Systems, Tower Automotive Inc., American Axle & Manufacturing Holdings, Inc., Intermet Corporation, and Aftermarket Technology Corp. Deutsche Banc noted that the float for the Shares is small, with only approximately 34.7% of the outstanding Shares available for trading, versus in excess of 90% for the majority of the selected companies. In addition, the average daily turnover of the Shares was 0.23%, compared to a mean and median average daily turnover of 0.55% and 0.50%, respectively, for the selected companies, in each case for the 180-day period prior to the announcement of Court Square's initial proposal on December 22, 2000.

  Analysis of Selected Publicly Traded Companies. Deutsche Banc compared certain financial information and commonly used valuation measurements for the Company to corresponding information and measurements for a group of twelve publicly traded Tier I and Tier II automotive supplier companies, consisting of BorgWarner, Inc., Dana Corp, Delphi Automotive Systems Corporation, Johnson Controls, Inc., Lear Corporation, Visteon Corporation, Tenneco Automotive Inc., Dura Automotive Systems, Tower Automotive Inc.,

American Axle & Manufacturing Holdings, Inc., Intermet Corporation, and Aftermarket Technology Corp. Such financial information and valuation measurements included, among other things:

  .  Common equity market valuation;

  .  Capitalization ratios;

  .  Operating performance;

  . Ratios of common equity market value as adjusted for debt and cash ("enterprise value") to revenues, earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"), and earnings before interest expense and income taxes ("EBIT"); and

  . Ratios of common equity market prices per share ("equity value") to earnings per share ("EPS").

  To calculate the trading multiples for the Company and the selected companies, Deutsche Banc used information provided by the Company and publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimate by selected research analysts regarding companies of interest to institutional investors. The results can be summarized as follows:

                        Trading company analysis--summary
     --------------------------------------------------------------------------
                                                     High   Low   Mean   Median
                                                     ----   ---   ----   ------
     Year 2000 expected
     Enterprise value/EBITDA........................  5.02x 1.97x  4.21x  4.39x
     Enterprise value/EBIT..........................  8.61  4.02   6.55   6.68
     Equity value/EPS............................... 12.58  2.93   6.07   5.10

     Year 2001 expected
     Enterprise value/EBITDA........................  6.80x 2.95x  5.02x  5.08x
     Enterprise value/EBIT.......................... 12.87  5.90   9.13   9.22
     Equity value/EPS............................... 15.74  3.28  10.67  11.99

                          Company multiples at Offer Price
     --------------------------------------------------------------------------
                                                        Offer Price
                                                          ($9.50)
                                                        -----------
     Year 2000 expected
     Enterprise value/EBITDA...........................    5.32x
     Enterprise value/EBIT.............................    6.82
     Equity value/EPS..................................    7.14

     Year 2001 expected
     Enterprise value/EBITDA...........................    5.30x
     Enterprise value/EBIT.............................    7.06
     Equity value/EPS..................................    7.92

    (2) Based on Company data.

  None of the companies utilized in the trading company analysis is identical to the Company. Accordingly, Deutsche Banc believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc's opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

  Analysis of Selected Precedent Transactions. Deutsche Banc reviewed the financial terms, to the extent publicly available, of twenty-nine completed mergers and acquisition transactions since January 1, 1999 involving companies in the automotive component industry. The transactions reviewed were:

   Announced                       Target                                  Acquiror
   ---------   ----------------------------------------------- --------------------------------
   9/00        Simpson Industries, Inc.                        Heartland Industrial Partners LP
   8/00        Masco Tech, Inc.                                Heartland Industrial Partners LP
   7/00        Detroit Diesel Corp.                            Daimler Chrysler AG
   6/00        Wynn's International                            Parker-Hannifin Corp.
   5/00        Cherry Corp.                                    CABO Acquisition Corp.
   3/00        OEA Inc.                                        Autoliv
   1/00        Tritech                                         Carlyle Group
   1/00        Cambridge Industries, Inc.                      Meridian Automotive Systems
   12/99       Transportation Technologies Industries, Inc.    Investor Group
   11/99       TRW-Lucas Diesel Systems                        Delphi Automotive
   11/99       Ganton Tech, Inc. & Diversified Diemakers, Inc. Intermet Corp.
   11/99       AP Automotive Systems, Inc.                     Faurecia SA
   11/99       Autocam Corporation                             Aurora Capital Group
   10/99       Meritor Automotive, Inc. (seat unit)            Dura Automotive Systems
   8/99        Eaton Corp. (Fluid Power Unit)                  BorgWarner Automotive, Inc.
   8/99        Varlen Corp.                                    Amsted Industries
   7/99        Standard Products Co.                           Cooper Tire & Rubber Co.
   6/99        Citation Corp.                                  Kelso & Co.
   6/99        Durakon Industries                              Littlejohn & Co.
   5/99        Active Tool                                     Tower Automotive
   5/99        Lear Corp.--Electric Motors Unit                Johnson Electric Holdings
   4/99        Walbro Corporation                              TI Group Inc.
   4/99        Hilite Industries                               Investor Group
   4/99        J.L. French                                     Hidden Creek Industries
   3/99        United Technologies Automotive                  Lear Corp.
   2/99        Control Devices, Inc.                           First Technology
   2/99        Purolator Products Co.--Filter Business         Arvin Industries
   2/99        Aeroquip-Vickers                                Eaton
   1/99        Excel Industries                                Dura Automotive

  Deutsche Banc calculated enterprise value multiples for the selected precedent transactions and compared them to the respective multiples implied in the Offer and the Merger. The results can be summarized as follows:

                                                      Selected transactions
                                                     --------------------------
Relevant multiple                                    High   Low   Mean   Median
-----------------                                    -----  ----  -----  ------
Enterprise value/EBITDA............................. 11.30x 4.90x  7.17x  7.20x
Enterprise value/EBIT............................... 15.40  7.00  11.02  10.80

  Deutsche Banc calculated that the multiples for the Offer and the Merger, as determined by enterprise value/2000 estimate EBITDA and enterprise value/2000 estimate EBIT, were 5.32 and 6.82, respectively.

  All multiples for the selected precedent transactions were based on public information available at the time of announcement of the transactions, without taking into account differing market and other conditions during the two-year period during which the selected precedent transactions occurred.

  Because the reasons for, and circumstances surrounding, each of the selected precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of the Company and the companies involved in the selected precedent transactions, Deutsche Banc believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc's opinion, concerning differences between the characteristics of these transactions, on the one hand, and the Offer and the Merger, on the other hand, that could affect the value of the subject companies, the Company and their respective businesses. Deutsche Banc believes that multiples for the selected precedent transactions included a premium for a change of control; and noted that in the Offer and the Merger, no change of control would be effected through the consummation of the Offer or the Merger.

  Selected Minority Acquisition Premia Analysis. Deutsche Banc reviewed and analyzed premia paid for twenty-one transactions involving the acquisition of 20% to 50% interests of public companies by affiliated parties since the beginning of 1996.

  The transactions reviewed were:

   Announced   Effective              Target                           Acquiror
   ---------   --------- --------------------------------  --------------------------------
   05/27/96    02/16/97  SyStemix Inc. (Novartis AG)       Novartis AG
   08/08/96    09/17/96  Roto-Rooter Inc. (Chemed Corp.)   Chemed Corp.
   11/27/96    03/27/97  Central Tractor Farm & Country    JW Childs Equity Partners LP
   01/13/97    09/02/97  Zurich Reinsurance Centre         Zurich Versicherungs GmbH
   01/28/97    05/21/97  Calgene Inc. (Monsanto Co.)       Monsanto Co.
   02/18/97    07/01/98  Contour Medical (Retirement)      Sun Healthcare Group Inc.
   02/20/97    12/09/97  NHP Inc. (Apartment Investment)   Apartment Investment & Mgmt. Co.
   06/02/97    07/15/97  Acordia Inc. (Anthem Inc.)        Anthem Inc.
   06/03/97    01/15/98  Faulding Inc. (FH Faulding & Co.) FH Faulding & Co. Ltd.
   09/18/97    12/16/97  Guaranty National Corp.           Orion Capital Corp.
   01/22/98    09/29/98  BT Office Products Int'l Inc.     Koninklijke KNP BT NV
   04/30/98    11/02/98  Mycogen Corp. (Dow AgroSciences)  Dow AgroSciences (Dow Chemical)
   10/22/98    04/29/99  BA Merchant Svcs. (BankAmerica)   Bank of America National Trust
   07/24/00    01/12/01  Phoenix Investment Partners       Phoenix Home Life Mutual
   03/24/99    11/04/99  Knoll Inc. (Warburg, Pincus)      Warburg, Pincus Ventures Inc.
   03/17/98    07/31/98  BET Holdings Inc.                 Investor Group
   09/23/98    12/17/98  J&L Specialty Steel Inc.          Usinor SA
   01/19/00    02/09/00  Trigen Energy Corp.               Elyo (Suez Lyonnaise des Eaux)
   04/24/00    07/17/00  Cherry Corp.                      Investor Group
   12/15/00     pending  Azurix Corp.                      Enron Corp.
   12/22/00     pending  Chromcraft Revington Inc.         Citicorp Venture Capital Ltd.

  The results can be summarized as follows:

                                                              Final offer's
                                                                premium on
                                                              acquisition of
                                                                 minority
                                                           interest over price
                                                                 prior to
                                                               announcement
                                                           ----------------------
                                                           1 day  1 week  1 month
                                                           -----  ------  -------
      High................................................ 135.1% 135.1%   133.8%
      Low.................................................   4.7   11.5     11.2
      Mean................................................  47.1   54.2     50.0
      Median..............................................  40.0   49.9     51.4

     Source: SDC.

  Deutsche Banc calculated that the premia implied by the Offer and the Merger to the stock price of the Company one day, one week, and one month prior to the announcement of Court Square's initial proposal on December 22, 2000 were 74.7%, 58.3% and 36.9% respectively. As noted under "Historical Stock Performance" above, Deutsche Banc observed that the median increase in the stock prices of companies included in the peer group was approximately 33.7% from December 21, 2000, the day immediately prior to the announcement of Court Square's initial proposal, to February 2, 2001.

  Discounted Cash Flow Analysis. Deutsche Banc performed a discounted cash flow analysis for the Company. Deutsche Banc calculated the discounted cash flow values for the Company as the sum of the net present values of (i) the estimated future cash flow that the Company will generate for the fiscal years 2001 through 2005, plus (ii) the value of the Company at the end of such period. The estimated future cash flows were based on the financial projections for the fiscal years 2001 through 2005 prepared by the Company's management. The terminal values of the Company were calculated based on projected EBITDA for 2005 and a range of multiples of 4.0x and 5.0x. Deutsche Banc used discount rates ranging from 10.0% to 14.0%. Deutsche Banc used such discount rates based on its judgment of the estimated weighted average cost of capital of the Company, and used such multiples based on its review of the trading characteristics of the common stock of the selected publicly traded companies. This analysis indicated a range of values of $9.67 to $19.08 per share. Deutsche Banc prepared a sensitivity analysis to the discounted cash flow analysis by reducing the EBIT in fiscal years 2001 through 2005 in a range from 5-15% to take into account the uncertainty with respect to the realization of the Company's projections given the factors presently impacting the automotive sector. Applying the same discount rates previously discussed, this analysis indicated a range of values of $5.72 to $17.38 per share.

  The foregoing summary describes the analyses and factors that Deutsche Banc deemed material in its presentation to the Special Committee, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Banc in connection with preparing its opinion. The preparation of a financial advisor's fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Banc believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its opinion, Deutsche Banc did not assign specific weights to any particular analyses.

  In conducting its analyses and arriving at its opinion, Deutsche Banc utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Banc to provide its opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be paid in the Offer and the Merger to the Public Stockholders, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Banc made, and was provided by the Company's management and the Special Committee with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, neither the Company, the Special Committee nor Deutsche Banc nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The financial projections included in Deutsche Banc's analyses were adjusted based on the results of discussions Deutsche Banc had with the Company's management and the Special Committee.

  Although Deutsche Banc provided advice to the Special Committee relating to the Offer and the Merger Agreement, the decision to recommend that the Public Stockholders accept the Offer and tender their Shares pursuant to the Offer was solely that of the Special Committee and the Company Board. As described above, the opinion and presentation of Deutsche Banc to the Special Committee were only one of a number of factors taken into consideration by the Special Committee and the Company Board in making their determinations to recommend that the Public Stockholders tender their Shares and approve the Merger Agreement. Deutsche Banc's opinion was rendered to the Special Committee, for the use and benefit of the Special Committee and the

Company Board, to assist them in connection with their consideration of the Offer and the Merger Agreement. The opinion does not constitute a recommendation to any stockholder of the Company.

  Deutsche Banc is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Banc is an affiliate of Deutsche Bank AG. In the ordinary course of business, members of the Deutsche Bank group may actively trade in the securities and other instruments and obligations of the Company for their own accounts and for the accounts of their customers. Accordingly, members of the Deutsche Bank group may at any time hold a long or short position in such securities, instruments and obligations.

  3. FINANCIAL PROJECTIONS.

  The Company's Projections. The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data. However, management of the Company does prepare internal financial projections. Such projections represent what management of the Company believes to be a reasonable estimate of the Company's future financial performance and reflect significant assumptions and subjective judgments by the Company's management regarding industry performance and general business and economic conditions, including assumptions regarding the Company's future development projects. The projections set forth below (the "Company Projections") were prepared in connection with a meeting of the Company Board scheduled for December 14, 2000 but cancelled due to inclement weather. Because the meeting was cancelled, the Company Projections were delivered to Mr. Delaney at a meeting with representatives of the Company held on December 21, 2000 as described in "--Background of the Offer and the Merger; Contacts with the Company." The Company Projections were not prepared with a view to public disclosure and are included herein for the limited purpose of giving the Company's stockholders access to financial projections of the Company prepared by the Company's management in December 2000 and made available to Court Square. Court Square has not seen or been furnished any new or updated projections prepared by the Company since December 2000, except as set forth below. The Company Projections may or may not reflect the Company's current estimate of its future financial performance.

      Operating Data                                 2001      2002      2003
      --------------                               --------  --------  --------
      Revenues.................................... $1,185.1  $1,308.4  $1,508.3
      EBITDA...................................... $  166.9  $  193.8  $  231.3
      EBITDA Margin...............................     14.1%     14.8%     15.3%
      Earnings Per Share.......................... $   1.45  $   2.11  $   2.79

  The Company Projections assume:

  . total North American automotive vehicle builds of 16.3 million in calendar year 2001;

  . a decrease in heavy duty (Class 8) truck volume of 20% in calendar year 2001 over calendar year 2000;

  . an interest rate on bank borrowings for calendar years 2001 through 2003 which is 1% above the Company's current bank borrowing rate;

  . an increase of about 13% in revenues of the Company's aftermarket operations in calendar year 2001 over calendar year 2000;

  . the Company can identify and complete accretive acquisitions which add $0.10, $0.32 and $0.77 of earnings per share in calendar years 2001 through 2003, respectively; and

  . a 5% growth in base revenues (before accretive acquisitions) in each of calendar years 2002 and 2003.

  There can be no assurance that any of the assumptions underlying the Company Projections will be realized or are accurate. The Company Projections do not reflect the recent interest rate reductions announced by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or recent production cutbacks announced by General Motors Corporation, the Company's largest customer.

  Generally, EBITDA is calculated as the sum of operating income plus depreciation and amortization of goodwill. EBITDA is considered to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and is neither a measurement required, nor represents cash flow from operations as defined by generally accepted accounting principles. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of the Company's profitability or liquidity.

  On January 19, 2001, the Company issued a press release stating that it is comfortable with the consensus analysts' earnings estimates of $0.24 per share for the fourth quarter and $1.26 per share for the twelve months ended December 31, 2000. The Company also previously indicated that it anticipated earnings of $0.12 per share in the first quarter of 2001 and $1.27 per share for the full year 2001 which was in the range of expectations. The Company stated that the first quarter decline in earnings per share was due primarily to softness in the OEM heavy-duty market and lower demand from General Motors. The Company also stated that the forecast of $1.27 per share for the full year reflects the favorable impact of $.07 per share on account of the anticipated purchase of minority interests. The Company compared this outlook to the projection of $1.45 per share for 2001 contained herein by noting that the $1.45 per share projection includes earnings from potential acquisitions of $0.10 per share. The Company also stated that the projections contained herein were prepared by the Company for internal purposes before the announced production cutbacks by General Motors and were based on a number of assumptions, including total estimated North American automobile production for 2001. The Company further indicated that it believes that the projections for 2002 and 2003 contained herein may need to be adjusted downward. The Company noted that the statements in its press release constitute forward-looking statements that involve certain risks and uncertainties, including, but not limited to risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions and other uncertainties detailed from time to time in the Company's filings with the Commission.

  According to the Company's Schedule 14D-9, since January 19, 2001, the Company has received additional schedule reductions from its customers in the OEM heavy-duty market and General Motors has had further reductions in car production schedules for February and March of 2001. The Company stated that consequently, it now expects that earnings for the first quarter of 2001 will materially lower than the $0.12 per share previously indicated and could be as low as $0.03 per share. The Company also stated that despite this reduction in anticipated first quarter earnings, the Company continues to expect earnings of $1.27 per share for the full year.

  THE COMPANY DOES NOT, AS A MATTER OF COURSE, DISCLOSE PROJECTIONS AS TO FUTURE REVENUES, EARNINGS OR OTHER INCOME STATEMENT DATA AND THE COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE. IN ADDITION, THE COMPANY PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR WITH A VIEW TO COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, WHICH WOULD REQUIRE A MORE COMPLETE PRESENTATION OF THE DATA THAN AS SHOWN ABOVE. THE COMPANY PROJECTIONS HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND ACCORDINGLY THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON SUCH COMPANY PROJECTIONS. THE FORECASTED INFORMATION IS INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO COURT SQUARE PRIOR TO THE OFFER. ACCORDINGLY, NONE OF COURT SQUARE, THE PURCHASER OR THE COMPANY OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION AS TO THE COMPANY PROJECTIONS INCLUDED IN THIS SUPPLEMENT TO THE OFFER TO PURCHASE. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE COMPANY PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF COURT SQUARE, THE PURCHASER AND THE COMPANY, THERE CAN BE NO ASSURANCE

THAT RESULTS SET FORTH IN THE ABOVE PROJECTIONS WILL BE REALIZED AND IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE.

  4. FORWARD LOOKING STATEMENTS.

  THE MATTERS DISCUSSED UNDER THE HEADINGS "--BACKGROUND OF THE OFFER AND THE MERGER; CONTACTS WITH THE COMPANY," "--FAIRNESS OF THE OFFER AND THE MERGER," "--FINANCIAL PROJECTIONS" AND "THE TENDER OFFER--CERTAIN INFORMATION CONCERNING THE COMPANY" CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. STOCKHOLDERS ARE CAUTIONED THAT, IN ADDITION TO THE OTHER FACTORS SET FORTH UNDER THE HEADINGS "--BACKGROUND OF THE OFFER AND THE MERGER; CONTACTS WITH THE COMPANY," "--FAIRNESS OF THE OFFER AND THE MERGER," "--FINANCIAL PROJECTIONS" AND "THE TENDER OFFER--CERTAIN INFORMATION CONCERNING THE COMPANY," THE FOLLOWING FACTORS MAY CAUSE THE COMPANY'S ACTUAL FINANCIAL PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS:

  .  supply and demand for the Company's products;

  .  competitive product and pricing pressures;

  .  changes in industry laws and regulations;

  . general economic and industry conditions in the end-use markets for the Company's products;

  .  effect of fluctuations in foreign currency rates; and

  .  failure to achieve the Company's cost reduction targets on schedule.

  5. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  General. Court Square is principally engaged in the business of investing in leveraged acquisitions. Court Square, on an ongoing basis and in the ordinary course, reviews its portfolio to determine whether to make additional investments and/or to increase or sell its current ownership position in its investments. In deciding to increase its ownership interest in the Company, Court Square reviewed the historical and projected performance of the Company as well as the recent trading prices of the Company's capital stock. Based on this review, Court Square concluded that acquiring control of, and the remaining equity interest in, the Company presented an attractive investment opportunity and also permitted stockholders of the Company to realize a significant premium to market prices. As provided in the Offer, Court Square believes the purposes stated above can be effected by purchasing any number of Shares which are tendered, without requiring a minimum amount as a condition to effecting the Offer. If a sufficient number of the Company stockholders tender their Shares in the Offer, the Class A Common Stock will no longer be quoted on the NYSE and Court Square intends to have the Company terminate the registration of the Class A Common Stock under the Exchange Act. If the Offer is completed and the Purchaser, Court Square and the other direct and indirect subsidiaries of Court Square own at least 90% of the outstanding shares of Class A Common Stock of the Company, Court Square will have the Company consummate a Short-Form Merger subject to the conditions in the Merger Agreement, which will not require the approval of the Company Board. To permit the Purchaser to be in a position to complete the Short-Form Merger if the Purchaser, Court Square and the other direct or indirect subsidiaries of Court Square own more than 80% but less then 90.01% of the Shares then outstanding, the Company granted the Purchaser an irrevocable option (which it is not obligated to exercise, and may not be able to exercise due to restrictions under the Company's debt agreements) subject to certain conditions, to purchase the number of Shares that, when added to the number of Shares owned by them immediately following the consummation of the Offer, constitutes

90.01% of the Shares then outstanding. Following the completion of the Short-Form Merger, Court Square (and/or one or more affiliates of Court Square) will own and control the Company and each then outstanding Share not purchased in the Offer will be converted into the right to receive an amount in cash equal to the Offer Price. Alternatively, if the Offer is completed and the Purchaser, Court Square and the other direct and indirect subsidiaries of Court Square do not own at least 90% of the outstanding shares of Class A Common Stock of the Company, Court Square will have the Company consummate a Long-Form Merger subject to the conditions in the Merger Agreement, whereby Court Square (and/or one or more affiliates of Court Square) will own and control the Company and each then outstanding Share not purchased in the Offer will be converted into the right to receive an amount in cash equal to the Offer Price. Under the terms of the Merger Agreement, the Merger will be subject to compliance with the terms of the Company's debt instruments and certain other conditions. See "--The Merger Agreement."

  The timing of consummation of the Offer and the Merger will depend on a variety of factors and legal requirements, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer and whether the conditions to the Offer and the Merger have been satisfied or waived. In conjunction with the completion of the Long-Form Merger, a proxy statement must be filed with the Commission and a special meeting of the stockholders will be called at which the terms of the Merger must be approved. Notice of the time, place and purpose of the special meeting will be mailed to you at least twenty days (20) prior to the date of the meeting. In either instance, to consummate a merger, the Company must remain in compliance with certain covenants contained in its debt agreements, which provide, in general terms, that the Company may only consummate the merger if it has maintained a certain coverage ratio of earnings to interest for its previous four fiscal quarters. The Company currently believes that it has maintained the required coverage ratio for the four fiscal quarters ending December 31, 2000; however, it is not yet able to determine whether it will be able to maintain the required coverage for the present fiscal quarter. A "short-term" merger can be completed prior to May 14, 2001; however, due to the legal requirements for a stockholders' meeting, it is possible a "long-term" merger may not be able to be consummated prior to May 14, 2001. If the merger is not completed by May 14, 2001, in all likelihood, the Company will not be able to complete the merger prior to August 15, 2001, if at all. The Company has informed the Purchaser and Court Square that it believes that it will be able to satisfy this coverage ratio by August 15, 2001. There can be no assurance that, in fact, the Company will satisfy the required coverage ratio. The Company may require a consent of its lenders under its debt agreements and the consent of other parties to various agreements to complete the merger; there can be no assurance that, in fact, the Company will obtain the required consent. The Purchaser and Court Square can terminate the merger agreement if the Merger not consummated by August 31, 2001.

  Alternative Structures Considered by Court Square and the Purchaser. Court Square and the Purchaser considered alternative structures to effect the purchase of additional Shares including a merger without a tender offer, and the purchase of Shares in the open market. In determining to proceed with the Offer, Court Square noted that a tender offer followed by a merger was the most expeditious and efficient way to acquire control of, and the remaining equity interest in, the Company. In addition, in a tender offer, each Public Stockholder will be able to determine individually whether to accept the price in the Offer or alternatively not to tender their Shares.

  Other Possible Purchases of Shares. Whether or not the Offer is successfully completed, after expiration of the Offer, the Purchaser may acquire additional Shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price.

  Effects of the Offer and the Merger. According to the Company's most recent Form 10-Q, the net book value of the Company is approximately $116,639,000 as of September 30, 2000 and net income for the two month period ended September 30, 2000 was approximately $1,325,000. Based on Court Square's direct ownership of approximately 52.9% of the common stock of the Company treated as a single class, the interests of Court Square and the Purchaser therein are approximately $61,702,000 of the net book value and approximately $700,925 of the net income. If the Offer is consummated and all or any of the Shares are acquired by the Purchaser, the interest of Court Square and the Purchaser in the net book value and net income of the

Company will increase proportionally by the increase in their ownership of shares of Class A Common Stock of the Company.

  If the Offer is consummated and a sufficient number of the Company stockholders tender their Shares, the shares of Class A Common Stock may no longer be eligible to be traded on the NYSE or any other securities exchange, and the Company may cease making filings with the Commission or otherwise cease being required to comply with the Commission's rules relating to publicly held companies. In any event, the number of stockholders and the number of shares of Class A Common Stock that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Class A Common Stock. Also, the Company will seek to consummate the Merger pursuant to the Merger Agreement and, immediately following the Merger, Court Square (and/or one of more affiliates of Court Square) will own and control the Company and will be entitled to all benefits resulting from such ownership and control, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, such parties will bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after any merger. After the Merger, the Public Stockholders will cease to have an equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company and will not face the risk of losses generated by the Company's operations or decline in the value of the Company.

  Possible Effect of the Offer and Open Market Purchases on the Market for Shares. The purchase of Shares by the Purchaser pursuant to the Offer or any subsequent open market or privately negotiated purchases will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Plans for the Company After the Offer and the Merger. Upon consummation of the Offer and the Merger, the Purchaser and Court Square do not anticipate making any changes to the current Company Board except that Court Square, as the assignee of CVC and MASG Disposition, Inc. ("MASG") and pursuant to the terms of the Merger Agreement, will designate an additional individual (currently anticipated to be Joseph M. Silvestri, who is an officer of Court Square) to be named by Court Square as one of its representatives to the Company Board. The Purchaser does not anticipate making any changes in the current management of the Company. The Purchaser and Court Square may change the capitalization of the Company by converting all or a part of Court Square's non-voting shares of Class B Common Stock of the Company into voting shares of Class A Common Stock of the Company.

  The Class A Common Stock is currently listed for quotation on the NYSE. Following the closing of the Offer, depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of Public Stockholders who are not affiliated with the Purchaser or Court Square, the Class A Common Stock may no longer meet the quantitative requirements for continued listing on the NYSE and may result in the Class A Common Stock becoming eligible for deregistration under the Exchange Act. As a result, the Class A Common Stock will no longer be quoted on the NYSE and the Purchaser may terminate the registration of the Class A Common Stock under the Exchange Act. Upon deregistration of the Class A Common Stock, the Company will no longer be legally required to file periodic reports with the Commission under the Exchange Act (although it may continue to do so if contractually required under any agreements governing its indebtedness or indebtedness of its subsidiaries), and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 under the Exchange Act. In addition, the Company's officers, directors and stockholders who beneficially own 10% or more of the Class A Common Stock will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Class A Common Stock.

  Upon consummation of the Merger, the Company will become a privately held corporation and there will be no public market for the Class A Common Stock. Accordingly, after the consummation of the Merger, the Public Stockholders will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. In addition, the Public Stockholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquiror of all of the shares of the Class A Common Stock in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are contemplated at this time. However, after the consummation of the Merger, such Public Stockholders will not face the risk of losses generated by the Company's operations or any decrease in the value of the Company.

  6. THE MERGER AGREEMENT

  THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS SCHEDULE III TO THIS SUPPLEMENT TO THE OFFER TO PURCHASE. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. CAPITALIZED TERMS NOT OTHERWISE DESCRIBED IN THE FOLLOWING SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

  The Merger Agreement by and among Court Square, the Purchaser and the Company requires the Purchaser to amend the tender offer commenced on January 11, 2001 to purchase all of the outstanding Shares at the Offer Price and file an amended Schedule TO ("Amendment No. 3") which includes this Supplement to the Offer to Purchase. The Purchaser's obligation to accept for payment and pay for any Shares pursuant to the Offer is subject to the satisfaction or waiver of certain conditions that are described in "THE TENDER OFFER--Certain Conditions to the Offer." Subject to the provisions of the Merger Agreement, Purchaser may waive, in whole or in part at any time from time to time prior to the Expiration Date, any condition to the Offer; provided, however, that the Purchaser may not, without the prior written consent of the Special Committee (which the Special Committee may withhold in its sole discretion), decrease the Offer Price or change the form of consideration to be paid in the Offer or decrease the number of Shares sought to be purchased in the Offer, amend the conditions to the Offer, or impose additional conditions to the Offer.

  The Merger Agreement also establishes the terms and conditions under which the Offer shall or may be extended by the Purchaser. See "THE TENDER OFFER-- Terms of the Offer; Expiration Date."

 Recommendation

  The Company represented in the Merger Agreement that (i) the Company Board, at a meeting duly called and held, by a unanimous vote of the directors present at the meeting (with the exception of directors abstaining due to any actual or potential conflict of interest) (A) approved the Merger Agreement (including all terms and conditions set forth therein) and the transactions contemplated thereby, including the Offer, the Merger and the Option Agreement, (B) subject to the terms and conditions set forth in the Merger Agreement, declared that the Merger Agreement is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders (other than Court Square and its affiliates), and (C) subject to the terms and conditions set forth in the Merger Agreement, recommended that the Company's stockholders (other than Court Square and its affiliates) accept the Offer, tender their Shares thereunder to the Purchaser and, if applicable, vote to adopt the Merger Agreement; and (ii) the Special Committee, at a meeting duly called and held, has unanimously (A) determined that the terms of the Offer and the Merger are fair to, and in the best interests of the Company's stockholders (other than Court Square and its affiliates), (B) subject to the terms and conditions set forth in the Merger Agreement, recommended that the Company Board approve the Merger Agreement and declare its advisability, and (C) subject to the terms and conditions set forth in the Merger Agreement, recommended that the Company's stockholders (other than Court Square and its affiliates) accept the Offer and tender their Shares pursuant to the Offer. The Company consented to the inclusion in the Offer Documents of the recommendations of the Company Board and the Special Committee described in the immediately preceding sentence.

 The Merger

  Subject to the terms and conditions of the Merger Agreement, as soon as practicable after the purchase of the Shares pursuant to the Offer, the approval of the Merger Agreement by the Company's stockholders, if applicable, and the satisfaction or waiver of the conditions to the Merger, the Purchaser will be merged with and into the Company, and the Company will be the surviving corporation (the "Surviving Corporation") under the name "Delco Remy International, Inc." and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company shall continue unaffected by the Merger. See "--Conditions to the Merger."

  Subject to the terms and conditions of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or of the holders of the membership interests of the Purchaser (the "Purchaser Interests"):

  . Each issued and outstanding Purchaser Interest (or each issued share of capital stock of any corporate successor or assignee of the Purchaser) shall be converted into and become one validly issued, fully paid and nonassessable share of Class A common stock, $.01 par value per share, of the Surviving Corporation.

  . Any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and owned by the Company as treasury stock, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by any subsidiary of the Company and any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Court Square, the Purchaser or any other direct or indirect subsidiary of Court Square shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

  . Each issued and outstanding share of Company Common Stock (other than the shares canceled as described above and any shares held by stockholders electing to exercise their appraisal rights under Section 262 of the DGCL (the shares of such stockholders being referred to as "Dissenting Shares")) shall be converted into the right to receive the Offer Price, without interest, upon the surrender of the certificates representing such stockholder's shares of Company Common Stock. For more information on Section 262 of the DGCL and appraisal rights, see "-- Rights of Stockholders in the Offer and the Merger" below. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect to such shares of Company Common Stock, except to receive the Offer Price, without interest, upon the surrender of the certificates representing such stockholder's shares of Company Common Stock in accordance with the terms and conditions of the Merger Agreement.

  Upon completion of the Offer and the Merger, the Surviving Corporation will be a subsidiary of Court Square. Pursuant to the terms of the Merger Agreement, all of the Company Common Stock issued and outstanding prior to the Effective Time either will have been cancelled, converted into the right to receive the Offer Price and subsequently cancelled or purchased for the fair value thereof pursuant to Section 262 of the DGCL. The Company and the Purchaser have agreed to consult in good faith with each other to determine the treatment of outstanding stock options to purchase Shares granted under the Company's stock option plans.

 Special Meeting of the Stockholders

  If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, as soon as practicable following the earliest of (i) the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer, (ii) termination or expiration of the Offer and (iii) a written request from Court Square, in accordance with applicable law:

  . duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purpose of considering and taking action upon the Merger Agreement;

  . prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Court Square, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary adoption of the Merger Agreement by its stockholders; and

  . subject to the terms and conditions of the Merger Agreement, include in the Proxy Statement the recommendations of the Company Board and the Special Committee that stockholders of the Company (other than Court Square and its affiliates) vote in favor of the adoption of the Merger Agreement.

  In the event that the Purchaser, Court Square and the other direct and indirect subsidiaries of Court Square collectively own at least 90% of the then outstanding shares of Class A Common Stock pursuant to the Offer or otherwise (excluding any Shares issuable pursuant to the Option Agreement), the Company, together with Court Square, shall take all necessary and appropriate action to cause a Short-Form Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

 Representations and Warranties

  Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Court Square and the Purchaser, including representations relating to its corporate organization; capitalization; authority relative to the Merger Agreement; consents and approvals; no violation of law; Commission filings; undisclosed liabilities; broker's fees; absence of certain changes or events; accuracy of Company information; opinion of the Financial Advisor and the applicability of state antitakeover statutes.

  Certain of the Company's representations and warranties are qualified as to "materiality" or "Company Material Adverse Effect." When used in connection with the Company or any of its subsidiaries, the term "Company Material Adverse Effect" means a material adverse effect (i) on the business, operations or financial condition of the Company and its subsidiaries taken as a whole or (ii) a material adverse effect on the Company's ability to consummate the transactions contemplated by the Merger Agreement.

  Pursuant to the Merger Agreement, Court Square and the Purchaser have made customary representations and warranties to the Company, including representations regarding corporate organization; authority relative to the Merger Agreement; consents and approvals; no violation of law; broker's fees; the Purchaser's operation; the accuracy of information regarding Court Square or the Purchaser; sufficient funds for the Offer; the Purchaser's capitalization and Court Square's ownership of Company Common Stock.

  Certain of Court Square's and the Purchaser's representations and warranties are qualified as to "materiality" or "Parent Material Adverse Effect." When used in connection with Court Square, the term "Parent Material Adverse Effect" means a material adverse effect on (i) the business, operations or financial condition of Court Square and its subsidiaries taken as a whole or
(ii) a material adverse effect on the Court Square's ability to consummate the transactions contemplated by the Merger Agreement.

 Covenants of the Company

  Pursuant to the Merger Agreement, the Company has agreed to comply with various covenants.

  Conduct of Business Prior to the Effective Time. Except as set forth in the Company Disclosure Schedule or as expressly contemplated or permitted by the Merger Agreement, or as required by applicable law, rule or regulation, during the period from the date of the Merger Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by the Merger Agreement, or as required by applicable law, rule or regulation, during the period from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Court Square (which consent shall not be unreasonably withheld or delayed):

  . issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock other than pursuant to the exercise of stock options or warrants or conversion rights outstanding as of the date of the Merger Agreement or
     (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of the Merger Agreement other than pursuant to the exercise of stock options or warrants or conversion rights outstanding as of the date of the Merger Agreement; (ii) except pursuant to put and call provisions in place as of the date of the Merger Agreement, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

  . other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its subsidiaries;

  . sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a value in excess of $1 million to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness in excess of $1 million to any such person or any claims held by any such person, in each case that is material to the Company and its subsidiaries, taken as a whole, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or agreements in force at the date of the Merger Agreement or (iii) pursuant to plans disclosed in writing prior to the execution of the Merger Agreement to Court Square or the Purchaser;

  . make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary thereof;

  . increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of the Merger Agreement, and (ii) increases in salaries, wages and benefits of employees who are not directors or officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

  . amend its certificate of incorporation, bylaws or similar governing documents;

  . enter into any agreement of the type that would be required to be disclosed in Section 3.4(d) of the Company Disclosure Schedule if such agreement had been in effect on the date of the Merger Agreement; or

  . make any commitment to take any of the actions prohibited by the Merger Agreement.

  No Solicitation. Upon execution of the Merger Agreement, the Company shall immediately cease any discussions or negotiations with any parties that may have been ongoing with respect to a Takeover Proposal (as defined below). From the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company and the Special Committee shall not, nor shall the Company authorize or permit any of its officers, directors and employees and any affiliate (other than Court Square or the Purchaser), investment banker, financial adviser, attorney, accountant or other representative retained by the Special Committee, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or facilitate any inquiries or the making of any proposal which constitutes, or is reasonably expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, prior to the earlier of the Effective Time or the adoption of the Merger Agreement by the requisite number of Company stockholders, and following the receipt of a Takeover Proposal which was not solicited nor facilitated by the Company after the date of the Merger Agreement, the Special Committee determines, in good faith by a unanimous vote
(a) after consultation with outside counsel, that a failure to consider or discuss such proposal is reasonably likely to constitute a breach of its fiduciary duties to its stockholders and, (b) after consultation with the Financial Advisor (or another nationally recognized investment banking firm), that such proposal is reasonably expected to lead to a Superior Proposal, then the Company may furnish information regarding the Company to the party making such Takeover Proposal subject to a customary confidentiality agreement and participate in discussions and negotiations with such party regarding such Takeover Proposal.

  Except as expressly permitted by the Merger Agreement, neither the Company Board nor the Special Committee nor any other committee thereof shall: (i) withdraw or modify, or propose the withdrawal or modification of, in a manner adverse to Court Square or the Purchaser, the approval, determination of advisability, or recommendation by the Company Board or such committee of the Transactions; (ii) approve, determine to be advisable, or otherwise recommend any Takeover Proposal; or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Takeover Proposal. Notwithstanding the foregoing sentence, in the event that prior to the earlier of the Effective Time or the adoption of the Merger Agreement by the requisite number of stockholders, the Special Committee determines in good faith by a unanimous vote, after consultation with outside counsel, that a failure to do any of the things enumerated in items (i) through (iii) of the foregoing sentence is reasonably likely to constitute a breach by it of its fiduciary duties to its stockholders under applicable law, each of the Company Board and the Special Committee may, subject to certain terms and conditions outlined in the Merger Agreement, withdraw or modify its approval, determination, or recommendation of the Transactions, provided that it uses reasonable best efforts to give Court Square two days prior written notice of its intention to do so.

  Definitions. As used above, the terms "Takeover Proposal" and "Superior Proposal" shall be defined as set forth below.

  . "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Court Square and its subsidiaries, affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement.

  . "Superior Proposal" means a bona fide written offer from any person (other than Court Square and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its Significant Subsidiaries or 50% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement, (A) which, considering all relevant factors, is more favorable to the Company and its stockholders than the Offer and the Merger, (B) for which the third party has demonstrated that financing is reasonably likely to be obtained and (C) that is otherwise reasonably likely to be consummated, taking into account all factors including, but not limited to, antitrust and regulatory approvals, in each case as determined by the Special Committee in its good faith judgment (after consultation with the Financial Advisor or another nationally recognized investment banking firm). Any Superior Proposal is a Takeover Proposal.

  Access to Information. Subject to reasonable notice and to applicable laws regarding the exchange of information, the Company shall provide Court Square with access to information prior to the Effective Time as Purchaser and Court Square may reasonably request, for purposes related to or arising out of the Merger.

  Stockholder Litigation. The Company shall keep Court Square informed of, and give Court Square the opportunity to participate in the defense or settlement of, any stockholder litigation against the Company or its directors relating to the Transactions contemplated by the Merger Agreement. The Company shall not enter into any settlement of such stockholder litigation against the Company or its directors which provides for injunctive relief against the Company, Parent or Purchaser or monetary payment by the Company, in either case without the consent of Court Square; provided, however, that with respect to any such settlement of stockholder litigation against the Company or its directors providing solely for a monetary payment, Court Square shall not unreasonably withhold or delay such consent.

 Covenants of Court Square

  Pursuant to the Merger Agreement, Court Square has agreed to comply with various covenants.

  Sufficient Funds. At the consummation of the Offer, Court Square and the Purchaser shall have sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis that are not owned by Court Square, the Purchaser or any other direct or indirect subsidiary of Court Square and to pay all fees and expenses payable by Court Square or the Purchaser related to the transactions contemplated by the Merger Agreement.

  Employee Benefits. Court Square shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms all employee benefit plans and other employment, consulting, benefit, compensation or severance agreements, arrangements and policies of the Company; provided, however, that Court Square or the Surviving Corporation may amend, modify or terminate any such plans in accordance with the terms of such plans and applicable law. In relation thereto, the Company has obtained from its officers and other affected employees a written waiver of the application to the Offer and the Merger of any "change in control" provisions in Company employee benefit plans; provided, however, that the Company may enter into certain agreements with certain officers of the Company providing for the payment of benefits upon a change of control.

  Indemnification and Insurance. From and after the Effective Time, in addition to any obligations it may have under certain endorsements existing on the date of the Merger Agreement for the benefit of Messrs. E.H. Billig and James R. Gerrity, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid with the approval of the Surviving Corporation arising in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the facts that such person was or is a director, officer, agent, fiduciary or employee of the Company or any of its subsidiaries, pertaining to any action or omission existing or occurring at or prior to the Effective Time, and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby; provided, however, that such indemnification shall only be to the fullest extent that a corporation is permitted under the DGCL to indemnify its own directors and officers, and with respect to its agents, fiduciaries and employees, such indemnification shall only be to the extent such obligations of the Company exist on the date hereof to indemnify such agents, fiduciaries and employees, and provided further such indemnification shall not be applicable to any claims made against the Indemnified Parties if a judgment or other final adjudication established that such acts were committed in bad faith or arose out of, were based upon or attributable to the gaining of any financial profit or other advantage to which such persons seeking indemnification were not legally entitled. In the event any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standard set forth under the DGCL shall be made by independent legal counsel selected by such Indemnified Party and the Surviving Corporation. The Surviving Corporation shall use reasonable best efforts to maintain in effect for six years following the Effective Time the current directors' and officers' liability insurance policies maintained by the Company including certain endorsements for the benefit of Messrs. Billig and Gerrity, or policies that contain coverage terms that are not materially less favorable, with respect to matters occurring prior to the Effective Time; provided that if the existing policies expire, are terminated or cancelled during such period the Surviving Corporation will use reasonable best efforts to obtain substantially similar policies; provided, however, that the Surviving Corporation shall not be required to spend as an annual premium therefor an amount in excess of 175% of the annual premium payable as of the date of the Merger Agreement.

  Transfer of Company Common Stock. Court Square shall not transfer any shares of Company Common Stock owned by it on the date of the Merger Agreement or acquired thereafter, and the Purchaser shall not transfer any shares of Company Common Stock acquired by it pursuant to the Offer or otherwise, in each case, unless the transferee of such shares agrees on behalf of itself and any future transferees to vote such shares in favor of the adoption of the Merger Agreement.

 Mutual Covenants of Court Square and the Company

  Pursuant to the Merger Agreement, Court Square and the Purchaser have mutually agreed to comply with various covenants.

  Publicity. The Company and Court Square will work together to issue a press release regarding the Merger Agreement reasonably acceptable to the Company and Court Square. The Company and Court Square will not issue any other press releases or other announcements with respect to the Merger or the Merger Agreement without the prior approval of the other party, except as may be required by law or by any listing agreement with a national securities exchange as determined in good faith by the party wanting to make such a press release.

  Notification of Certain Matters. The Company shall give prompt notice to Court Square, and Court Square shall give prompt notice to the Company, in the event of any occurrence or non-occurrence of which it has actual knowledge and which would cause any representation or warranty in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and in the event either Court Square or the Company, as the case may be, fails to comply or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

  Further Assurances. Each of Court Square and the Company, subject to the terms and conditions of the Merger Agreement, shall take all actions and use reasonable best efforts to take, or cause to be taken all actions necessary, proper or advisable to comply promptly with all legal requirements arising out of or connected to the Merger, and subject to certain conditions set forth below, to consummate the transactions contemplated by the Merger Agreement as promptly as practicable and to obtain any necessary governmental approvals or consents and to comply with the terms and conditions of any such consent. In addition, the Company and Court Square, subject to the terms and conditions of the Merger Agreement, will use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable, the transactions contemplated by the Merger Agreement and use reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger.

  Additional Agreements. In the event that after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger Agreement, the proper officers and directors of the respective party to the Merger Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Court Square.

 Conditions to the Merger

  Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by such party):

  . the Merger Agreement shall have been duly adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law or the Certificate of Incorporation of the Company, to consummate the Merger;

  . no statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all material foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and shall be in effect at the Effective Time and specifically including those consents, orders and approvals listed in Section 6.1(b) of the Company Disclosure Schedule;

  . there shall be no order or injunction of any Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; provided, however, that each of the parties to the Merger Agreement shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and

  . Court Square, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, provided that this condition shall be deemed satisfied with respect to (a) Parent and the Purchaser if the Offer has expired and at the time the Offer expired, the Company was not in material breach of any material covenant to be performed by it in the Merger Agreement or (b) the Company if the Offer has expired and at the time the Offer expired, neither Court Square nor the Purchaser was in material breach of any material covenant to be performed by either of them in the Merger Agreement.

  Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Court Square and Purchaser to effect the Merger are subject to the satisfaction of the further conditions (which may be waived in whole or in part by Court Square) that:

  . the Company shall have performed all material obligations required to be performed by it under the Merger Agreement on or before the Closing Date;

  . no event has occurred (which has not been cured or satisfied), or will occur by reason of the consummation of the Merger, which violates, conflicts with, has resulted or may result in the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, results in the termination of or a right of termination or cancellation under, accelerates the performance required by, results in an obligation becoming due before its stated due date (whether due to a mandatory "offer to purchase" or otherwise) under, or results in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of the agreements, listed in Section 6.2 of the Company Disclosure Schedule (describing certain loan obligations and other debt instruments), except for violations, conflicts, losses of benefit, defaults, termination or cancellation rights, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect (the

     "Debt Compliance Condition"); provided, however, that in the case of the Specified Provisions to the agreements listed in Section 6.2 of the Company Disclosure Schedule, this condition shall be deemed to have been satisfied on account of any event occurring prior to the date of this Agreement unless a notice (which has not directly or indirectly been induced by Court Square or any of its affiliates) from any counterparty to, or any holder of debt under, any such agreement shall have been received by the Company or any of its directors or officers which notice specifically alleges that an event described in the Specified Provisions has occurred; and

  . if none of Court Square, the Purchaser or their affiliates have purchased Shares in the Offer, the Offer has expired and at the time the Offer expired neither Court Square nor the Purchaser was in material breach of any material covenant to be performed by either of them in the Merger Agreement, none of the conditions to the Offer shall have occurred and be continuing. See "THE TENDER OFFER--Certain Conditions to the Offer."

  Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction of the further condition (which maybe waived in whole or in part by the Company) that each of the Purchaser and Court Square shall have performed all material obligations required to be performed by it under the Merger Agreement on or before the Closing Date.

 Termination of the Merger Agreement

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after the adoption of the Merger Agreement by the stockholders of the Company:

  . By mutual written agreement Court Square, the Purchaser (by action of its Board of Directors) and the Company (by action of the Company Board after approval of the Special Committee); and

  . By either the Company, at the direction of the Special Committee, or Court Square if (i) any Governmental Entity shall have issued an order, decree, or ruling or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have been final and non-appealable; provided that the party seeking to terminate the Merger Agreement on such grounds shall have used its reasonable best efforts to challenge such order, decree, ruling or other action; (ii) the Merger has not been consummated by June 30, 2001 (the "Merger Date"); provided, however, that if (A) all of the conditions to the Merger are satisfied or waived as of June 30, 2001, other than the Debt Compliance Condition and (B) no event or events have occurred after the date of the Merger Agreement and prior to or on June 30, 2001 which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect during the period from May 14, 2001 until August 31, 2001, the Merger Date shall be extended until August 31, 2001; or (iii) upon a vote thereon taken at the Special Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of the Company to adopt the Merger Agreement shall not have been obtained (if such vote is required by applicable law).

The Merger Agreement may be terminated by the Company, at the direction of the Special Committee, if:

  . if Court Square or the Purchaser shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, which breach cannot be cured or has not been cured within one (1) Business Day prior to the Effective Time; or

  . in compliance with the provisions of Section 5.2(a) of the Merger Agreement (dealing with no solicitation of Takeover Proposals), the Special Committee determines a Takeover Proposal is a Superior Proposal and thereafter, and as a consequence of making such determination, withdraws or modifies its approval, determination or recommendation of the Transactions in a manner adverse to Court Square, and the Company gives Court Square at least three (3) Business Days prior notice of its intent to terminate the Merger Agreement, attaching to such notice the material terms and conditions of the Superior Proposal, and permits Court Square during such three (3) Business Day period to make a new offer which shall be considered in good faith by the Special Committee; provided, however, that any right to terminate the Merger Agreement in accordance with the foregoing shall expire if (A) the Purchaser or its permitted assigns accept Shares for payment pursuant to the Offer or (B) the Company breaches in any material respect any provision of Section
     5.2 of the Merger Agreement.

  The Merger Agreement may be terminated by Court Square if:

  . the Company Board or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Court Square, its approval or recommendation of the Transactions, or failed to reconfirm its recommendation within four (4) Business Days after a written request to do so, or approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal; or the Company Board or any committee thereof shall have resolved to take any of the foregoing actions; or

  . the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, which breach cannot be cured or has not been cured within one (1) Business Day prior to the Effective Time.

  In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become null and void (with the exception of Sections 7.2, 7.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 and 8.12 thereof) and there shall be no liability on the part of Court Square or the Company, except for the payment of certain expenses as described below.

  Expenses. All fees and expenses incurred by the parties to the Merger Agreement shall be borne solely and entirely by the party which has incurred such fees and expenses. Notwithstanding the foregoing sentence, except in the case where Court Square is in material breach of this Agreement, Court Square and the Purchaser shall be entitled to reimbursement by the Company, promptly as statements therefor are received, for their out-of-pocket expenses incurred in connection with the Offer as initially commenced or as amended or with the negotiation, execution, delivery and performance of the Merger Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to Court Square, the Purchaser and their affiliates and including printing and mailing expenses, fees payable under the HSR Act, Commission filing fees and depositary and information agent fees and expenses in connection with the Offer and the Merger; provided, however, that such reimbursement for fees and expenses shall not exceed $1,750,000. If Court Square or the Purchaser materially breaches any of its covenants in the Merger Agreement, Court Square shall reimburse to the Company any amounts paid by the Company in accordance with the foregoing. The expense arrangement described above is the sole remedy under the Merger Agreement and shall be paid by the Company regardless of any alleged breach, other than a willful or intentional breach by Court Square or Purchaser of its obligations hereunder, provided that no payment made by the Company shall operate or be construed as a waiver by the Company of any breach of the Merger Agreement by Court Square or the Purchaser or of any rights of the Company in respect thereof.

 Amendments

  Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated thereby, by written agreement of the parties thereto by action of their respective Boards of Directors (subject, in the case of the Company, to the approval of the Special Committee) at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that no amendment, modification or supplement of the Merger Agreement shall be effective without being approved by the Special Committee.

  7. RIGHTS OF STOCKHOLDERS IN THE OFFER AND THE MERGER.

  Under Section 262 of the DGCL, any holder of Shares at the Effective Time (a "Remaining Stockholder") who does not wish to accept the Merger Consideration pursuant to the Merger will have the right to seek an appraisal and be paid the "fair value" of its Shares as of the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) which amount shall be judicially determined and paid to such Remaining Stockholder in cash provided that such holder complies with the provisions of such Section 262 of the DGCL.

  The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of which is attached as Schedule IV to this Supplement to the Offer to Purchase. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights will not be available unless and until the Merger (or a similar merger) is consummated.

  APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH BELOW IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

  STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

  Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the adoption of the Merger Agreement, if the Merger is not being effected as a Short-Form Merger but rather is being consummated following a vote thereon at a meeting of the Company's stockholders, and in such case such Remaining Stockholder must not vote in favor of adoption of the Merger Agreement, or (y), if the Merger is being effected as a Short-Form Merger without a vote or meeting of the Company's stockholders, within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby). If the Merger is effected as a Long-Form Merger, a written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

  In the case of a Long-Form Merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL. Additionally, in the case of both a Short-Form Merger and a Long-Form Merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

  A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a Long-Form Merger and within 20 days following the mailing of the Notice of Merger in the case of a Short-Form Merger.

  Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Delco Remy International, Inc., 2902 Enterprise Drive, Anderson, Indiana 46013. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares.

  In the case of a Long-Form Merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have demanded appraisal and complied with Section 262 of the DGCL and have not voted for adoption of the Merger Agreement. In the case of a Long-Form Merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to adopt the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

  Regardless of whether the Merger is effected as a Long-Form Merger or a Short-Form Merger, within 120 days after the Effective Time, either the Company or any stockholder who has demanded appraisal and complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL.

  The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any Remaining Stockholder who has duly demanded appraisal in compliance with
Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and Court Square has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

  Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS, IF ANY. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL, A COPY OF WHICH IS ATTACHED AS SCHEDULE IV TO THIS SUPPLEMENT TO THE OFFER TO PURCHASE.

  8. TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

  Transactions with the Company or its Affiliates. On November 28, 2000, CVC, an affiliate of the Purchaser and Court Square, sold all 3,607,343 shares of Class A Common Stock owned by it and 6,278,055 shares of non-voting Class B Common Stock of the Company (collectively, the "CVC Shares") to Court Square (the "CVC Transfer") for a total purchase price of $71,669,135.50, subject to adjustment in certain circumstances. On November 28, 2000, CVC also assigned to Court Square all of its rights and obligations under the Stock Purchase Agreement, dated as of August 1, 2000, as amended (the "Stock Purchase Agreement"), by and between MascoTech, Inc. ("MascoTech") and CVC. On the same date, pursuant to the Stock Purchase Agreement, MascoTech and MASG sold shares and equity interests in and debt of five companies which were owned by them to Court Square for $113,400,000. Included in the shares acquired were 3,025,391 shares of Class A Common Stock of the Company.

  Special Committee. On December 26, 2000, the Company Board established the Special Committee, composed of Messrs. Harold K. Sperlich and Robert J. Schultz, to consider, evaluate, and negotiate with Court Square with respect to the Offer. Messrs. Sperlich and Schultz have no affiliation with the Purchaser or Court Square except as directors of the Company and except pursuant to applicable stockholders agreements. Messrs. Sperlich and Schultz will each receive $1,000 per meeting of the Special Committee, as compensation for services rendered as a member of the Special Committee. This is the standard compensation given to a director of the Company who serves on a committee of the Board. In addition, Messrs. Sperlich and Schultz will be reimbursed for all out-of-pocket expenses incurred by each of them in connection with their service on the Special Committee.

  Agreements Involving the Securities of the Company. CVC is a party to the Second Amended and Restated Securities Purchase and Holders Agreement, dated March 1, 1998 (the "Stockholders Agreement"), by and among CVC, the Company, MASG, and certain members of senior management named therein. Pursuant to the Stockholders Agreement, each of the parties thereto have agreed to take all necessary action to ensure that the Company Board is composed at all times of one individual nominated by MASG and two individuals nominated by CVC. All of the rights and obligations of MASG and CVC have been assigned to Court Square.

  CVC is also a party to a Registration Rights Agreement, dated as of July 29, 1994, by and among CVC, the Company, World Equity Partners, L.P., Mascotech Automotive Systems Group, Inc. and certain members of senior management named therein, and a Registration Rights Agreement dated March 10, 2000 among Delco Remy International, Inc. and the individuals named therein (the "Registration Rights Agreements"). Pursuant to the Registration Rights Agreements, the Company has granted CVC and the other parties to such agreements certain registration rights relating to the shares of Class A Common Stock owned by them. Court Square has obtained CVC's registration rights by virtue of its acquisition of the CVC Shares.

  In connection with the Merger Agreement, the Purchaser, Court Square and the Company have entered into a Stock Option Agreement dated as of February 7, 2001 (the "Option Agreement"). Under the terms of the Option Agreement, the Company granted the Purchaser an irrevocable option (the "Option") to purchase that number of shares of Class A Common Stock equal to the number of shares that when added to the number of shares owned by the Purchaser and Court Square immediately following the consummation of the Offer, will constitute 90.01% of the shares of Class A Common Stock then outstanding at a purchase price per share equal to the Offer Price. The Option may be exercised at any time after the Purchaser's acceptance for payment of the Shares tendered pursuant to the Offer, until the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement and (iii) the sixth business day after the Purchaser has accepted the Shares for payment. The Option is only exercisable if Court Square, directly or indirectly, owns more than 80% but less than 90.01% of the outstanding shares of Class A Common Stock. The Option may be exercised by the Purchaser by giving the Company written notice specifying, among other things, the closing date for the purchase and sale of the shares of Class A Common Stock pursuant to the Option. The Purchaser and the Company have agreed to use their best efforts to cause the consummation of the Merger to occur within one business day after the Option closing. If for any reason the Merger is not consummated within one business day after the Option closing, the Company has a right to rescind the purchase and sale of the shares of Class A Common Stock pursuant to the Option. The Company's obligation to deliver the shares of Class A Common Stock pursuant to the Option Agreement is conditioned, among other things, upon the Company's satisfication that the execution of such rescission right will not violate applicable law, certain rules of the NYSE or any provision of the Company's indentures and financing arrangements.

  Other Agreements and Relationships. Mr. Delaney, an officer of Court Square and an officer and director of the Purchaser, is a director of the Company who has been nominated by CVC pursuant to the Stockholders Agreement. Richard M. Cashin, Jr., who served as an officer of CVC until April 2000, is a director of the Company who has been nominated by CVC pursuant to the Stockholders Agreement. In addition, E.H. Billig, a director of the Company, was formerly the President and Chief Operating Officer of MascoTech, Inc., an affiliate of which owned 3,025,391 Shares until it sold all of its holdings in the Company to Court Square on November

28, 2000. James R. Gerrity, a director of the Company, frequently acts as a consultant to Citigroup or one or more of its affiliates. Thomas J. Snyder, President and Chief Executive Officer of the Company, has a potential conflict of interest with respect to the Offer as a result of his employment with, and position as an executive officer of, the Company. The Special Committee and the Company Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described herein.

  Change of Control Agreements. The Company executed certain change of control agreements with the following executive officers of the Company (the "Change of Control Agreements"): Mr. Snyder, J. Timothy Gargaro, Joseph P. Felicelli, Richard L. Stanley, Susan E. Goldy, Roderick English and Patrick C. Mobouck. The Change of Control Agreements entitle each of the eligible executive officers to receive certain payments and benefits upon the occurrence of a Change of Control (defined in the Change of Control Agreements) followed by a termination of the executive's employment within the two years immediately following the Change of Control under specified circumstances. In the case of Mr. Snyder, the total payment will be equal to $2,700,000, and he will be entitled to receive continuation of medical, dental and life insurance benefits until his sixty-fifth birthday. Each eligible executive officer other than Mr. Snyder will receive a payment of $1,000,000 (or if the termination occurs after the first two years following execution of the Change of Control Agreements, three times his or her average compensation in the three full calendar years immediately preceding the termination of employment) and continuation of medical, dental and life insurance benefits for a period of one year after the termination of employment with the Company.

  Payments and other benefits received by Mr. Snyder will be subject to gross-up tax treatment such that the Company will compensate Mr. Snyder for any excise taxes applicable to payments and other benefits received by him upon a Change of Control. Payments and other benefits received by the other eligible executives will be subject to cut-back treatment such that any payments or other benefits to be received by any of them will be reduced to a level which eliminates any excise taxes. Under certain circumstances, the present value of the payments and other benefits to be provided to the executives of the Company in connection with a Change of Control will not be deductible by the Company. A Change of Control would not occur under the Change of Control Agreements upon the consummation of the Offer, the transactions contemplated by the Option Agreement or the Merger.

  Amendments to Certain Benefit Plans. As a condition to the execution of the Change of Control Agreements, the Company required the applicable executive officers to agree to certain amendments to the Company's benefit plans. The Company amended the definition of Change in Control in the Delco Remy International, Inc. Supplemental Executive Retirement Plan (the "Executive Retirement Plan") to conform the definition of Change in Control to the definition contained in the Change of Control Agreements. As a result, the consummation of the Offer, the Option Agreement and the Merger will not trigger the Change in Control provisions of the Executive Retirement Plan. Without such amendment, the Company would have been required to place substantial sums in trust for the benefit of Messrs. Snyder, Stanley, Felicelli, English and Gargaro and for the benefit of Ms. Goldy within thirty days following the consummation of the Offer. In addition, the Company amended the Executive Retirement Plan to provide that, upon a Change in Control, the Company will not be required to place any funds in trust unless the Board determines in good faith that the Change in Control or any related or contemplated financing transaction will impair in any material respect the financial condition or creditworthiness of the Company or any other surviving or successor entity. The Company further amended the Executive Retirement Plan to remove the provision providing for accelerated vesting of benefits upon a Change in Control. All affected persons have consented to such amendments.

  The Company entered into Collateral Assignment Split-Dollar Insurance Agreements (the "Agreements"), effective as of August 1, 2000, with certain of its key management employees. The employees own the life insurance policies, however, they have assigned the policies to the Company as security for the repayment of premiums paid by the Company. The Company's interest in the cash value of the policy is equal to the premiums paid by the Company, and the employees have a remaining interest in the cash value. If an employee dies while the collateral assignment is in place, the Company has a right to receive a portion of the death benefit equal to the amount of the premiums previously paid by the Company, with any excess payable to designated beneficiaries of the employee. Under the Agreements, the employee is provided with life insurance protection under a universal life insurance product (the "Policy"). The collateral assignment will terminate on the first to occur of the following events: (i) total cessation of the business of the Company, (ii) bankruptcy, receivership or dissolution of the Company, (iii) surrender or cancellation of the Policy by the employee, (iv) employee entering into Competition (as defined in the Agreements) with the Company or an Affiliated Employer (as defined in the Agreements), (v) the delivery by the employee of a written notice terminating the Agreement, (vi) death of the employee, (vii) termination of the employee's employment with the Company for Cause (as defined in the Agreements) or (viii) as of the date the employee turns 65 (a "Termination Event"). Upon the occurrence of a Termination Event other than death of an employee, the employee has an option to tender an amount equal to the amount of the premiums paid by the Company under the Agreements, and upon receipt of such repayment the Company will release the assignment of the Policy by the employee. Messrs. Snyder, Gargaro, Felicelli, English and Stanley and Ms. Goldy are parties to the Agreements and have executed the amendments described herein.

  As a condition to execution of the Change of Control Agreements, the Company required the applicable executives to agree to amend the Agreements to conform the definition of Change in Control to the definition set forth in the Change of Control Agreements. As a result, the consummation of the Offer and the Merger would not trigger the Change in Control provisions of the Agreements. The Company also amended the Agreements to provide that the Company's obligations to place substantial sums in trust for the benefit of the beneficiaries in connection with a Change in Control will be triggered only if the Board of Directors of the Company determines in good faith that the Change in Control or any related or contemplated financing transaction will impair in any material respect the financial condition or creditworthiness of the Company or any other surviving or successor entity.

  If the Offer and the Merger are completed, Court Square intends to offer management and other affiliates of the Company the opportunity to continue to participate in the ownership of the Company. There are currently no agreements, arrangements or understandings with management or other affiliates regarding any continued participation in the ownership of the Company.

  Dechert, which is acting as counsel to the Purchaser and Court Square in connection with the Offer and the Merger, acts as counsel to the Company from time to time in connection with matters unrelated to the Offer and the Merger. The Company and the Special Committee have each retained independent counsel other than Dechert to represent them in connection with the Offer and the Merger.

  9. INTEREST IN SECURITIES OF THE COMPANY.

  Securities Ownership. The following table sets forth certain information, as of January 2, 2001, regarding the ownership of shares of Class A Common Stock and of shares of Class B Common Stock of the Company by Citigroup Inc. ("Citigroup"), Court Square, the Purchaser and each of their respective associates and each person named in Schedule I to this Supplement to the Offer to Purchase. Court Square has been advised by World Equity Partners, LP, which currently owns a warrant exercisable for 1,680,038 Shares, that it currently does not intend to tender its Shares into the Offer, that Lauren M. Connelly currently intends to tender 1,700 Shares, that Byron L. Knief currently intends to tender 32,911 Shares and that Thomas F. McWilliams currently intends to tender 79,421 Shares. To the best knowledge of the Purchaser and Court Square, after making reasonable inquiry, no other executive officers, directors or affiliates of Court Square or the Purchaser who hold Shares have determined whether or not to tender all or any of their Shares in response to the Offer. The Company has stated in its Schedule 14D-9 that James R. Gerrity, Thomas J. Snyder, Richard L. Stanley, Michael A. Delaney, Joseph P. Felicelli, Roderick English, Patrick C. Mobouck and Susan E. Goldy are currently undecided as to whether they will tender any Shares held of record or beneficially owned by each of them; and that to the best knowledge of the Company, after reasonable inquiry, all other executive officers, directors, affiliates and subsidiaries currently intend to tender all Shares held of record or beneficially owned by them pursuant to the Offer. Except as indicated below, the executive officers and directors of Citigroup, Court Square, the Purchaser and the Company and their respective associates do not own any shares of Company Common Stock.

                                        Amount and Nature of    Percent of Total
                                             Percent of          Company Common
              Beneficial Owner          Beneficial Ownership        Stock(1)
              ----------------          --------------------    ----------------
      Citigroup........................      14,461,670(2)            59.3%
      Court Square.....................      14,438,093(3)            59.2%
      World Equity Partners, LP(4).....       1,680,038(5)             6.4%
      E.H. Billig......................         258,600(10)            1.0%
      Richard M. Cashin, Jr. ..........         320,297(6)(7)          1.3%
      William T. Comfort, Jr. .........         208,000(7)               *
      Lauren M. Connelly...............           1,700(7)               *
      Charles E. Corpening.............           2,500(7)(8)            *
      Michael A. Delaney...............          80,171(6)(7)            *
      Roderick English.................         132,000(10)              *
      Joseph P. Felicelli..............          56,800(10)              *
      J. Timothy Gargaro...............              --(10)              *
      James R. Gerrity.................         544,867(10)(13)        2.2%
      Susan E. Goldy...................          58,180(10)              *
      David Y. Howe....................           3,894(7)               *
      Byron L. Knief...................          32,911(7)               *
      Thomas F. McWilliams.............          79,421(7)(9)            *
      Patrick C. Mobouck...............          25,680(10)              *
      Robert J. Schultz................          78,880(10)              *
      Joseph M. Silvestri..............          19,285(7)               *
      Thomas J. Snyder.................         430,340(10)(12)        1.8%
      Harold K. Sperlich...............         806,804(10)(11)        3.3%
      Richard L. Stanley...............         140,640(10)              *
      David F. Thomas..................          88,437(7)               *
      James A. Urry....................          80,969(7)               *

--------
*  Less than 1% of the Company Common Stock.

(1) Percentages are based on the number of shares of Company Common Stock issued and outstanding as of February 6, 2001. Percentages give effect to the 6,278,055 shares of Class B Common Stock outstanding as of the date of this Supplement to the Offer to Purchase. Options and warrants to purchase Shares which are exercisable within 60 days of January 2, 2001 are deemed to be outstanding and to be beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Citigroup owns 6,632,734 shares of Class A Common Stock and 6,278,055 shares of Class B Common Stock indirectly through its direct wholly owned subsidiary, Citigroup Holdings Company ("Citigroup Holdings"). Citigroup Holdings owns 6,632,734 shares of Class A Common Stock and 6,278,055 shares of Class B Common Stock indirectly through its direct wholly owned subsidiary, Citicorp. Citicorp owns 6,632,734 shares of Class A Common Stock and 6,278,055 shares of Class B Common Stock indirectly through its direct wholly owned subsidiary, Citicorp Banking Corporation ("CBC"). CBC owns 6,632,734 shares of Class A Common Stock and 6,278,055 shares of Class B Common Stock indirectly through its direct wholly owned subsidiary, Court Square. The address of the principal executive office of Citicorp and Citigroup is 399 Park Avenue, New York, New York 10043. The address of the principal executive office of CBC is One Penn's Way, New Castle, Delaware 19720. The address of the principal executive office of Citigroup Holdings is One Rodney Square, Wilmington, Delaware 19899. Includes 23,577 shares of Class A Common Stock beneficially owned by subsidiaries of Citigroup. Also includes 1,527,304 shares of Class A Common Stock held by affiliates of Court Square for which shares Court Square disclaims beneficial ownership. Excludes 1,680,038 Shares which may be acquired upon exercise of a warrant held by World Equity Partners, LP, an affiliate of CVC (an indirect wholly-owned subsidiary of Citigroup), for which shares of Class A Common Stock Citigroup disclaims beneficial ownership.

(3) Amount reported includes 6,632,734 shares of Class A Common Stock (36.6% of the Class A Common Stock) and 6,278,055 shares of Class B Common Stock held of record by Court Square. Also includes 1,527,304 shares of Class A Common Stock held by affiliates of Court Square for which shares Court Square disclaims beneficial ownership.

(4) The address of the principal executive office of World Equity Partners, LP is 399 Park Avenue, New York, New York 10043.

(5) Represents a warrant to purchase Shares exercisable within 60 days of January 2, 2001.

(6) Include outstanding options to purchase 1,600 Shares which are exercisable within 60 days of January 2, 2001.

(7) Does not include shares beneficially held by Citigroup, Court Square or World Equity Partners, LP which may be deemed to be beneficially owned by such individual as a director, officer or affiliate thereof. Such individual disclaims any beneficial ownership of shares held by Citigroup, Court Square or World Equity Partners, LP.

(8) Owned jointly by Mr. Corpening and Veronica A. Corpening.

(9) Includes 57,621 Shares held by the Thomas F. McWilliams Flint Trust of which Mr. McWilliams is the sole beneficiary and 21,800 Shares held by Alchemy, L.P. of which Mr. McWilliams is the sole general partner.

(10) Class A Common Stock and the percent of class listed as beneficially owned by the Company's executive officers and directors include outstanding options to purchase Common Stock which are exercisable within 60 days of November 1, 2000, as follows: Harold K. Sperlich--8,340 shares; Thomas J. Snyder--8,340 shares; J. Timothy Gargaro--0 shares; Joseph P. Felicelli--6,300 shares; Susan E. Goldy--5,280 shares; James Gerrity--1,600 shares; E.H. Billig--1,600 shares; Robert J. Schultz-- 1,600 shares; Roderick English--6,000 shares; Patrick C. Mobouck--5,880 shares; and Richard L. Stanley--5,640 shares.

(11) Held as trustee under agreement dated February 4, 1985, as amended, with Harold K. Sperlich, as Settlor.

(12) Includes 84,000 Shares held by Daisy Farm Limited Partnership of which Mr. Snyder is General Partner.

(13) Includes 486,237 Shares and 57,030 Shares, respectively, held by the James R. Gerrity Living Trust and the Susan Gerrity Living Trust.

(14) Held by the Billig Family Limited Partnership.

  Securities Transactions. Except for the purchase by Court Square of 3,607,343 shares of Class A Common Stock from CVC and the purchase by Court Square of 3,025,391 shares of Class A Common Stock from MascoTech as described in "--Transactions, Negotiations and Agreements," and except as described below, neither the Purchaser, Court Square nor the Company, nor to the best knowledge of the Purchaser, Court Square or the Company, any of the persons named in
Schedule I to this Supplement to the Offer to Purchase, has effected a transaction in Shares during the past 60 days:

 .  Byron L. Knief, Senior Vice President of Court Square, sold 2,000 Shares on
   November 14, 2000 and an additional 2,000 Shares on November 17, 2000. Each sale was made for $7.50 per share in open-market broker transactions.

 .  Lauren M. Connelly, Vice President and Secretary of Court Square, sold
   1,700 Shares on December 7, 2000 for $6.39 per share in an open-market broker transaction.

 .  On January 16, 2001, pursuant to the Delco Remy International 401(k)
   Retirement and Savings Plan (the "Plan"), approximately 46 Shares were purchased on behalf of Mr. Snyder by Fidelity Investments, at a price of $8.69 per Share. On January 31, 2001, pursuant to the Plan, approximately 47 Shares were purchased on behalf of Mr. Snyder, at a price of $8.47 per share. Since 1998, Mr. Snyder has authorized the allocation of approximately 25% of the regular monthly withholdings from his salary for purposes of the Plan to the purchase of Shares pursuant to the Plan.

 . On January 16, 2001, pursuant to the Plan, approximately eight Shares were purchased on behalf of Mr. Stoll by Fidelity Investments, at a price of $8.69 per Share. Since 1999, Mr. Stoll has authorized the allocation of approximately 10% of the regular monthly withholdings from his salary for purposes of the Plan to the purchase of Shares pursuant to the Plan.

  10. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

  None of the Company or its affiliates would have any direct federal income tax consequences as a result of the Offer or the Merger. The receipt of cash by stockholders pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction to stockholders under applicable state, local or foreign income tax laws.

  Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer. If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering non-corporate stockholder, any long-term capital gain will generally be subject to U.S. federal income tax at a maximum rate of 20%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

  The tax treatment of Shares converted into cash pursuant to any Short-Form Merger or Long-Form Merger, will be the same as the tax treatment of Shares tendered in the Offer as discussed above.

  The foregoing discussion may not be applicable with respect to certain members of management who continue to participate in the ownership of the Company; with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation; or with respect to holders of Shares who are subject to special tax treatment under the Code such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

  STOCKHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE
APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

  Appraisal Rights. A stockholder that exchanges all of its Shares for cash in connection with appraisal rights under the DGCL will generally recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash received and (b) such stockholder's adjusted tax basis in the Shares surrendered. The capital gain or loss will be long-term capital gain or loss if the stockholder's holding period for such Shares is more than one year. Any long-term capital gain recognized by a non-corporate stockholder generally will be subject to U.S. federal income tax at a maximum rate of 20%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

  Backup Withholding. Certain non-corporate stockholders of the Company may be subject to backup withholding at a 31% rate on cash payments received in connection with the Offer or any Short-Form Merger or Long-Form Merger (including cash paid in respect of the exercise of appraisal rights). Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (2) provides a certification of foreign status on Internal Revenue Service Form W-8 or successor form or (3) is otherwise exempt from backup withholding.

  If a stockholder does not provide a correct taxpayer identification number, such stockholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a stockholder's U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return. Stockholders of the Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

                               THE TENDER OFFER

  1. TERMS OF THE OFFER; EXPIRATION DATE.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in "--Withdrawal Rights" on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, February 23, 2001, unless and until the Purchaser extends the period of time for which the Offer is open in accordance with the terms and conditions of the Merger Agreement, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by the Purchaser, will expire.

  The Offer is conditioned upon satisfaction of the HSR Condition and all the other conditions set forth in "--Certain Conditions to the Offer." The Purchaser may not amend the conditions to the Offer or impose additional conditions to the Offer, in each case, without the prior written consent of the Special Committee, which the Special Committee may withhold in its sole discretion. Notwithstanding the foregoing, the Purchaser (i) shall extend the
Offer:

    (1) for any period required by any rule, regulation, interpretation or position of the Commission or the staff of the Commission applicable to the Offer or any period required by applicable law and,

    (2) in ten (10) business day increments, up to the thirtieth (30th) business day after the date of this Supplement to the Offer to Purchase, if on the then current Expiration Date, any condition to the Offer shall not have been satisfied or waived; provided, however, that the Purchaser shall not so extend such then current Expiration Date if so directed by the Special Committee; and

(ii) may from time to time, without the consent of the Special Committee, extend the Offer:

    (1) if, on the then current Expiration Date, any condition to the Offer shall have not been satisfied or waived, for the shortest period of time that the Purchaser reasonably believes is necessary to satisfy such condition, such period not to exceed ten (10) business days, provided that neither the Purchaser nor Court Square shall be in material breach of any of their respective obligations under the Merger Agreement;

    (2) pursuant to an amendment to the Offer providing for a subsequent offering period not to exceed twenty (20) business days to the extent permitted under and in compliance with Rule 14d-11 promulgated under the Exchange Act; or

    (3) for an aggregate period not to exceed five (5) business days, if all the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn (when added to (x) all the shares of Class A Common Stock owned by Court Square, the Purchaser and any other direct or indirect subsidiary of Court Square, and (y) all shares of Class A Common Stock that are issuable upon conversion of the shares of Class B Common Stock owned Court Square, the Purchaser and any other direct or indirect subsidiary of Court Square) is less than 90% of the number of shares of Class A Common Stock that would be then outstanding assuming the conversion of such Class B Common Stock.

In addition, the Offer Price may be increased, in which case the Offer shall be extended to the extent required by law or any rule, regulation, interpretation, or position of the Commission or the Commission's staff in connection with such increase, in each case, without the consent of the Special Committee.

  If any of the conditions set forth in "--Certain Conditions to the Offer" has not been satisfied by 12:00 midnight, New York City time, on the Expiration Date, the Purchaser may elect to:

    (1) extend the Offer for the shortest period of time that the Purchaser reasonably believes necessary to satisfy such condition, such period not to exceed ten (10) business days and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

    (2) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or

    (3) subject to complying with applicable rules and regulations of the Commission, terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

  The Purchaser will give notice of any extension of the period during which the Offer is open by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

  The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under "-- Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

  Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), the Purchaser currently intends to make announcements regarding the Offer by issuing a press release to the PR Newswire.

  If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price, a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in the price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  If the Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that the notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten business days from the date the notice of the increase is first published, sent or given to holders of Shares. IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT

PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL STOCKHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

  Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to twenty business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

  During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 allows the Purchaser, at its discretion, to provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

  THE PURCHASER CURRENTLY DOES NOT INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7(A)(2) UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing the Shares (the "Share Certificates") are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in "--Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  The Purchaser reserves the right to transfer or assign to one or more of the Purchaser's affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn prior to the Expiration Date as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of the Purchaser. See "--Certain Conditions to the Offer." The

Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in "--Certain Conditions to the Offer" has not been satisfied or waived prior to the expiration of the Offer or upon the occurrence of any of the events specified in "--Certain Conditions to the Offer."

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

    (1) the Share Certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "--Procedures for Accepting the Offer and Tendering Shares";

    (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

    (3) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

  Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Supplement to the Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses or (2) the guaranteed delivery procedures set forth below must be followed.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Supplement to the Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Supplement to the Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

  REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS SUPPLEMENT TO THE OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  If the Share Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (1) such tender is made by or through an Eligible Institution;

    (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (3) within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery (i) Share Certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this Supplement to the Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares or a Book-Entry Confirmation, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or (3) an Agent's Message in connection with a book entry transfer of Shares and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

  Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the Offer and the Merger may be subject to "backup withholding" at a rate of 31% unless a stockholder that holds Shares (1) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer or converted into cash in the Merger, each stockholder should provide the Depositary with his or her correct taxpayer identification number by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Non-corporate foreign stockholders should complete and sign an applicable Internal Revenue Service Form W-8, Certificate of Foreign Status (e.g., W-8BEN or W-8ECI), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

  Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for tenders which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, Court Square or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after March 12, 2001.

  To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Supplement to the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in "-- Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

  Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "--Procedures for Accepting the Offer and Tendering Shares."

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Court Square or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  If the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

  5. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The information concerning the Company and the Special Committee contained in this Supplement to the Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources, including the Schedule 14D-9, and is qualified in its entirety by reference thereto. None of Court Square, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Court Square, the Purchaser, the Information Agent or the Depositary.

  According to its Annual Report of Form 10-K for the year ended July 31, 2000 (the "Company 10-K"), the Company was incorporated in the State of Delaware in 1994. The Company became publicly held in 1997. The principal executive offices of the Company are located at 2902 Enterprise Drive, Anderson, Indiana 46013 and its telephone number is (765) 778-6499. According to the Company 10-K, the Company is a leading global manufacturer and remanufacturer of original equipment manufacturer, or OEM, and aftermarket electrical, powertrain/drivetrain and related components for automobiles and light trucks, medium and heavy duty trucks and other heavy duty vehicles. The Company's products include starter motors, alternators, engines, transmissions, torque converters, traction control systems and fuel systems which are principally sold or distributed to OEMs for both original equipment manufacture and aftermarket operations, as well as to warehouse distributors and retail automotive parts chains. The Company also provides core exchange services for third party aftermarket remanufacturers. The Company serves the aftermarket and the OEM market, principally in North America, Europe, Latin America and Asia-Pacific.

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning the Company are available for inspection at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

  The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of the Company are set forth in Schedule I of this Supplement to the Offer to Purchase. During the last five years, to the best knowledge of the Company, none of the persons listed on Schedule I to this Supplement to the Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of violations of such laws.

  6. PRICE RANGE OF THE SHARES.

  According to the Company 10-K, the Shares are listed and traded principally on the NYSE under the symbol "RMY." The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on the NYSE, as reported in the Company 10-K for the fiscal years ending July 31, 1999 and July 31, 2000 and as reported by Yahoo! Finance web page for the 12-month period ending July 31, 2001 (through December 21, 2000). There is no public market for the Company's Class B Common Stock.

                                                                High      Low
                                                              --------- --------
      Year Ending July 31, 1999
        First Quarter........................................ $14       $9 1/8
        Second Quarter.......................................  12        9 5/16
        Third Quarter........................................  10 11/16  8 1/16
        Fourth Quarter.......................................  11 1/8    8 11/16
      Year Ending July 31, 2000
        First Quarter........................................  10 3/8    8 1/4
        Second Quarter.......................................   9 3/4    7 31/32
        Third Quarter........................................   8 1/8    6 5/8
        Fourth Quarter.......................................   9 1/4    7 1/16
      Year Ending July 31, 2001
        First Quarter........................................   8 3/4    6 11/16
        Second Quarter (through December 21, 2000)...........   7 9/16   5 1/4

  On December 21, 2000, the last full trading day prior to the announcement of the intention to commence the Offer, the reported 4:00 p.m. closing price on the NYSE for the Shares was $5.4375 per Share. On February 6, 2001, the last full trading day prior to the execution of the Merger Agreement, the reported 4:00 p.m. closing price on the NYSE for the Shares was $8.15 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

  7. CERTAIN INFORMATION CONCERNING COURT SQUARE, THE PURCHASER AND CITIGROUP.

  The Purchaser was organized in January 2000 under the laws of the State of Delaware for the purpose of engaging in a business combination with the Company. The Purchaser is a subsidiary of Court Square. The Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Merger. Its principal executive offices are located at 1209 Orange Street, Wilmington, Delaware 19801 and its telephone number is (212) 559-1127.

  Court Square was organized in 1972 under the laws of the State of Delaware. Court Square is an indirect wholly owned subsidiary of Citigroup that is principally engaged in the business of investing in leveraged acquisitions. Its principal executive offices are located at 399 Park Avenue, 14th Floor, New York, New York 10043 and its telephone number is (212) 559-1127.

  Citigroup, a Delaware corporation and indirect parent of Court Square and the Purchaser, is a diversified holding company whose businesses provide some 100 million consumers, corporations, governments and institutions in 101 countries and territories with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage and asset management. The 1998 merger of Citicorp and Travelers Group brought together such brand names as Citibank, Travelers, Salomon Smith Barney, Commercial Credit (now named CitiFinancial), and Primerica under Citigroup's trademark red umbrella. Its principal executive offices are located at 399 Park Avenue, New York, New York 10043 and its telephone number is (212) 559-1000.

  Neither the Purchaser nor Court Square is subject to the informational filing requirements of the Exchange Act and, consequently, neither is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters.

  Citigroup is subject to the informational filing requirements of the Exchange Act and in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Citigroup's filings are also available to the public on the Commission's Internet site (http://www.sec.gov).

  The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Court Square, the Purchaser and Citigroup are set forth in Schedule I of this Supplement to the Offer to Purchase. During the last five years, to the best knowledge of the Purchaser and Court Square, none of the persons listed on Schedule I to this Supplement to the Offer to Purchase
(i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of violations of such laws.

  Each of the Purchaser and Court Square may be considered an affiliate of the Company due to Court Square's beneficial ownership of securities of the Company and the Purchaser. See "SPECIAL FACTORS--Interest in Securities of the Company."

  8. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required for the Purchaser to purchase all of the outstanding Shares (other than the Shares owned by the Purchaser or any of its affiliates) pursuant to the Offer and the Merger, and to pay fees and expenses related thereto is estimated to be approximately $127,000,000. The Purchaser plans to obtain all funds needed for the Offer and the Merger from cash funds to be contributed by Court Square.

  9. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NEW YORK STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  NYSE Listing. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the NYSE's published guidelines, the NYSE would consider delisting the Class A Common Stock if, among other things, (1) the total number of holders of shares of Class A Common Stock fell below 400, (2) the total number of holders of shares of Class A Common Stock fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 shares of Class A Common Stock, (3) the number of publicly held shares of Class A Common Stock (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) fell below 600,000, (4) the Company's total global market capitalization is less than $50.0 million and total stockholders' equity were less than $50.0 million, (5) the Company's average global market capitalization over a consecutive 30-trading-day period were less than $15.0 million or (6) the average closing price per Share were less than $1.00 over a consecutive 30-trading-day period. If, as result of the purchase of Shares pursuant to the Offer or otherwise, the Class A Common Stock no longer meets the requirements of the NYSE for continued listing and the listing of the Class A Common Stock is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

  Exchange Act Registration. The Class A Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Class A Common Stock is not listed on a national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 record holders of the shares of Class A Common Stock. The termination of registration of the Class A Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See "SPECIAL FACTORS--Purposes of the Offer and the Merger; Plans for the Company." In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Class A Common Stock under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NYSE.

  Other Possible Purchases of Shares. Whether or not the Offer is successfully completed, after the expiration of the Offer, the Purchaser may acquire additional Shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. The purchase of Shares by the Purchaser pursuant to any open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of public stockholders who are not affiliated with the Purchaser or Court Square, the Class A Common Stock may no longer meet the quantitative requirements for continued listing on the NYSE. Moreover, the purchase of Shares pursuant to open market or privately negotiated purchases following consummation of the Offer may result in the Class A Common Stock becoming eligible for deregistration under the Exchange Act.

  10. CERTAIN CONDITIONS TO THE OFFER.

  HSR Condition. Under the HSR Act and the rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The consummation of the Offer is conditioned upon the expiration or termination of such waiting periods. The HSR Condition was satisfied on February 6, 2001, when all applicable waiting periods were terminated.

  Certain Other Conditions. Notwithstanding any other provisions of the Offer or the Merger Agreement, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in accordance with the terms of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment (subject to the restriction referred to above) of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if (1) at or prior to the Expiration Date, any applicable waiting period under the HSR Act has not expired or terminated or (2) at any time on or after February 7, 2001 and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall have occurred or be continuing:

    (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by the Purchaser, Court Square or any other affiliate of Court Square or the consummation by the Purchaser, Court Square or any other affiliate of Court Square of the Merger, (B) seeking to obtain damages that are material to the Company in connection therewith or
  (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (2) seeking to prohibit the ownership or operation by the Purchaser, Court Square or any other affiliate of Court Square of all or any portion of the business or assets of the Company and its subsidiaries, or to compel the Purchaser, Court Square or any other affiliate of Court Square to dispose of or hold separately all or any portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability the Purchaser, Court Square or any other affiliate of Court Square to conduct their respective businesses or own such assets,
  (3) seeking to impose or confirm limitations on the ability of the Purchaser, Court Square or any other affiliate of Court Square effectively to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote any shares of Company Common Stock acquired by any such person on all matters properly presented to the Company's stockholders, or (4) seeking to require divestiture by the Purchaser, Court Square or any other affiliate of Court Square of any shares of Company Common Stock;

    (b) except as described in Section 3.7 of the Company Disclosure Schedule, there shall have occurred any change, event or development that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

    (c) there shall be any action taken or any statute, rule, regulation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable (1) to the Purchaser, Court Square or any other affiliate of Court Square or (2) to the Offer or the Merger, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign (other than the application of waiting period provisions under the HSR Act), which is reasonably likely to result in any of the consequences referred to in clauses (1) through (4) of paragraph (a) above;

    (d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of twenty-four hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (3) commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States that would be reasonably expected to materially adversely effect the functioning of the financial markets in the United States, (4) a decrease in the average closing prices of the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial

  Companies by an amount in excess of 20% measured from the close of business on February 7, 2001 or (5) in the case of any of the foregoing existing on February 7, 2001, a material acceleration or material worsening thereof;

    (e) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer;

    (f) any event shall have occurred (which has not been cured or satisfied) which violates, conflicts with, has resulted or may result in the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, results in the termination of or a right of termination or cancellation under, accelerates the performance required by, results in an obligation becoming due before its stated due date (whether due to a mandatory "offer to purchase" or otherwise) under, or results in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of the agreements listed in Section 6.2 of the Company Disclosure Schedule (describing certain loan obligations and other debt instruments); except for violations, conflicts, losses of benefit, defaults, termination or cancellation rights, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that in the case of the Specified Provisions to the agreements listed in Section 6.2 of the Company Disclosure Schedule, this condition shall be deemed to have been satisfied on account of any event occuring prior to the execution of the Merger Agreement unless a notice (which has not directly or indirectly been induced by Court Square or any of its affiliates) from any counterparty to, or any holder of debt under, any such agreement shall have been received by the Company or any of its directors or officers which notice specifically alleges that an event described in the Specified Provisions has occurred;

    (g) any other material approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer shall not have been obtained specifically including any approval, permit, authorization or consent listed in Section 6.1(b) of the Company Disclosure Schedule;

    (h) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, except (1) in the case of the failure of any representation or warranty,
  (A) for changes specifically permitted by the Merger Agreement, and (B)(i) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (ii) where the failure of the representations and warranties set forth in the Merger Agreement to be true and correct, does not, and is not reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or (2) in the case of the failure to perform or comply with any obligation, agreement or covenant, where the failure to so perform or comply does not, and is not reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect;

    (i) the Board of Directors of the Company or any other committee thereof shall have (1) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9/A) in a manner adverse to Parent or the Purchaser, its approval or recommendation of this Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, (2) approved or recommended to the Company's stockholders a proposal or offer from any person (other than Court Square and its subsidiaries, affiliates and representatives) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or of any shares of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer for shares of any class of equity securities of the Company, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or its subsidiaries, or any other acquisition of Shares other than this Offer and the Merger or (3) adopted any resolution to effect any of the foregoing; or

    (j) the Merger Agreement shall have been terminated in accordance with its terms.

which, in the sole and reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser, regardless of the circumstances giving rise to any such conditions or may be waived by the Purchaser, in its sole discretion, in whole or in part, at any time and from time to time prior to the expiration of the Offer. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer. Any determination by the Purchaser concerning any condition or event described in this section shall be final and binding upon all parties.

  11. CERTAIN LEGAL MATTERS; LITIGATION; REQUIRED REGULATORY APPROVALS.

  General. Except as set forth in this Supplement to the Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See the "INTRODUCTION" and "--Certain Conditions to the Offer."

  Pending Litigation. On December 28, 2000, Perry Fuller, Henry Rose and DPM Limited Partnership each filed separate complaints, and on January 9, 2001, Jeffrey Berger filed a complaint (collectively, the "Claims") in the Court of Chancery of the State of Delaware, New Castle County, as a result of Court Square's initial communication to the Company of its intention to make the Offer on December 22, 2000. Each plaintiff of the Claims is a stockholder of the Company and is seeking class action certification on behalf of the stockholders of the Company. Court Square, the Company and the individual members of the Company Board are named defendants in the Claims. The Claims allege, among other things, that the timing of the tender offer is intended to "freeze out" the Public Stockholders to the benefit of Court Square without paying an adequate or fair price. The plaintiffs of the Claims have demanded certain remedies including a preliminary and permanent injunction of the transactions that are contemplated by the Offer. Since the filing of the Claims, plaintiff's counsel has agreed to allow for extensions of time for the defendants to file answers to the Claims until ten days after such time, if any, that plaintiffs notify the defendants that they desire a response. In addition, the defendants in the Claim brought by Perry Fuller need not respond to such plaintiff's request for production of documents until 30 days after the date, if any, that plaintiffs notify the defendants that they desire a response. Court Square and the Purchaser do not believe that the Claims have any merit and Court Square will vigorously defend the Claims and seek their dismissal. There can be no assurance, however, that Court Square will be successful in its defense against the Claims. The Purchaser's obligation to purchase and pay for the Shares is subject to certain conditions which are applicable to these Claims. See "--Certain Conditions to the Offer."

  State Takeover Statutes. The Company has elected in its Certificate of Incorporation to opt-out of the antitakeover provisions contained in Section 203 of the DGCL. In addition to Delaware, a number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and the Merger and generally does not expect to comply with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer and the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "THE TENDER OFFER--Certain Conditions to the Offer."

  Other Foreign Approvals. According to the Company 10-Q, the Company also owns property and conducts business in Brazil, Canada, India, Europe, Korea and Mexico. In connection with the acquisition of the Shares pursuant to the Offer, the laws of these jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in these jurisdictions. Each governmental authority might attempt to impose additional conditions on the Company's operations conducted within its jurisdiction as a result of the acquisition of the Shares pursuant to the Offer and the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer and the Merger.

  12. CERTAIN FEES AND EXPENSES.

  D. F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

  In addition, American Stock Transfer & Trust Company has been retained by the Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

  The following table presents the estimated fees and expenses to be incurred by the Purchaser and to be paid by the Company to the extent provided in the Merger Agreement in connection with the Offer:

         Legal Fees and Expenses..................... $  650,000
         Printing and Mailing........................ $  250,000
         HSR Act Filing.............................. $   45,000
         Filing Fee.................................. $   25,014
         Depository Fees............................. $   15,000
         Information Agent........................... $    7,500
         Miscellaneous............................... $  100,000
                                                      ----------
             Total................................... $1,092,514
                                                      ==========

  Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

  Deutsche Banc is acting as exclusive financial advisor to the Special Committee in connection with the Offer. Deutsche Banc is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected Deutsche Banc to act as financial advisor to the Special Committee on the basis of Deutsche Banc's qualifications, expertise, reputation and experience in mergers and acquisitions and Deutsche Banc's familiarity with the Company and the industry in which it operates.

  Pursuant to the terms of the engagement letter executed by Deutsche Banc, the Special Committee and the Company (the "Engagement Letter"), the Company has agreed to pay Deutsche Banc in connection with its services under the Engagement Letter: (i) a fee of $200,000 payable upon the execution of the Engagement Letter; (ii) an additional fee of $600,000, payable when Deutsche Banc delivers an opinion (or advises the Special Committee that it has completed its analyses and will be unable to render a favorable opinion) with respect to the Offer or a third party transaction; (iii) in the event that the Special Committee requests an additional opinion with respect to a materially amended or revised Offer or a different or materially amended or revised third party transaction, as the case may be, an additional fee of (x) if Deutsche Banc has previously rendered an Opinion relating to such Offer or third party transaction, $100,000 or (y) otherwise, $250,000, payable upon delivery of such additional opinion (or upon advice from Deutsche Banc that it has completed its analyses and will be unable to render a favorable additional opinion); and (iv) in the event (x) the Offer is consummated, an additional fee of $450,000 plus $3,000 for each $0.01 by which the purchase price stipulated in the Offer exceeds $8.00 per share but not greater than $10.00 per share; plus $4,000 for each $0.01 by which the purchase price stipulated in the Offer exceeds $10.00 per share but not greater than $11.00 per share; plus $5,000 for each $0.01 by which the purchase price stipulated in the Offer exceeds $11.00 per share, less any amount paid under clause (iii), or (y) if a third party transaction is consummated, an additional fee of $450,000 plus $8,000 for each $0.01 by which the purchase price paid in such third party transaction exceeds $8.00 per share but not greater than $9.00 per share; plus $3,000 for each $0.01 by which such purchase price exceeds $9.00 per share but not greater than $10.00 per share; plus $4,000 for each $0.01 by which such purchase price exceeds $10.00 per share but not greater than $11.00 per share; plus $5,000 for each $0.01 by which such purchase price exceeds $11.00 per share, less any amount paid under clause (iii). In addition, the Company has agreed to reimburse Deutsche Banc for its reasonable out-of-pocket expenses, including certain fees and expenses of its legal counsel, incurred in connection with the engagement, and to indemnify Deutsche Banc against certain liabilities relating to or arising out of its engagement, or to contribute to payments Deutsche Banc may be required to make in respect thereof.

  Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or compensated, or currently intends to employ, retain or compensate, any person to make solicitations or recommendations to the stockholders of the Company on its behalf with respect to the Offer.

  13. MISCELLANEOUS.

  The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF COURT SQUARE OR THE PURCHASER NOT CONTAINED IN THIS SUPPLEMENT TO THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser and Court Square have filed with the Commission a Tender Offer Statement on Schedule TO and the Purchaser, Court Square and the Company have filed a Transaction Statement on Schedule 13E-3, together with exhibits, pursuant to Rule 14d-3 and Rule 13e-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and 13E-3 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the same manner as described in "THE TENDER OFFER--Certain Information Concerning the Company" with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

                                          DRI Acquisition LLC

February 9, 2001

                                                                     SCHEDULE I

          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
           OF COURT SQUARE, THE PURCHASER, CITIGROUP AND THE COMPANY

  1. DIRECTORS AND EXECUTIVE OFFICERS OF COURT SQUARE.

  Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Court Square. Unless otherwise stated, each executive officer of Court Square has been employed in such position or in other executive or management positions with Court Square for at least five years. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of Court Square and, unless otherwise indicated, the business address of each person identified below is c/o Court Square Capital Limited, 399 Park Avenue, New York, New York 10043.

                                 Present Principal Occupation or Employment and
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
William T. Comfort...... Director; senior executive officer. He has been a senior executive officer of Citicorp Venture Capital, Ltd. for the past five years.

Anne Goodbody........... Director. She has been employed by Citibank N.A. since 1970, most recently as Executive Vice President--Credit.

David F. Thomas......... Director; Vice President and Managing Director. He has been
                         Vice President of Citigroup Inc. and Vice President of
                         Citicorp Venture Capital Ltd. since May 2000. Prior to that time, He was Managing Director of Citigroup Inc. and Managing
                         Director of Citicorp Venture Capital, Ltd. from 1994 to May
                         2000.

Michael T. Bradley...... Vice President. He has been Vice President of Citicorp Venture
                         Capital, Ltd. since 1996.

Lauren M. Connelly...... Vice President and Secretary. She has been Vice President of
                         Citicorp Venture Capital, Ltd. since 1990.

Charles E. Corpening.... Vice President. He has been employed by Citicorp Venture
                         Capital, Ltd. since 1994, was an Assistant Vice President and is currently Vice President. He is Director and Vice President of DRI Acquisition LLC.

Michael A. Delaney...... Vice President and Managing Director. He has been Managing
                         Director of Citicorp Venture Capital, Ltd. since 1995. He is
                         Director and President of DRI Acquisition LLC. He also serves as a Director of Delco Remy International, Inc.

Michael S. Goldner...... Vice President. He was Executive Director at Lehman Brothers
                         from 1994 to 1999.

Ian D. Highet........... Vice President. He has been Vice President of Citicorp Venture
                         Capital, Ltd. since 1998. Prior to that, he was Vice President of Development of Primedia from 1994 to 1998.

David Y. Howe........... Vice President. He has been Vice President of Citicorp Venture
                         Capital, Ltd. since 1993.

Darryl A. Johnson....... Assistant Vice President and Accountant since June 2000. He was an Auditor at PricewaterhouseCoopers from December 1997 to
                         May 2000. Prior to that, he was an Accountant at Lehman
                         Brothers Inc. from January 1995 to November 1997.

                                 Present Principal Occupation or Employment and
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Byron L. Knief.......... Senior Vice President. He has been employed by Citicorp
                         Venture Capital, Ltd. for the past five years.

Richard E. Mayberry,     Vice President. He has been Managing Director of Citicorp
 Jr..................... Capital Investors Limited since 1995.

Thomas F. McWilliams.... Vice President and Managing Director. He has been Managing
                         Director of Citicorp Venture Capital, Ltd. for the past five years.

Anthony P. Mirra........ Vice President and Assistant Secretary. He has been Financial
                         Controller of Citicorp Venture Capital, Ltd. since May 2000.
                         During the five years prior to that, he held various positions in the financial control unit of Citibank, N.A.

M. Saleem Muqaddam...... Vice President. He has been Investment Officer of Citicorp
                         Venture Capital, Ltd. over the past five years.

Paul C. Schorr IV....... Vice President and Managing Director. He has been Managing
                         Director of Citicorp Venture Capital Ltd. since January 2000.
                         He served as Vice President of Citicorp Venture Capital Ltd.
                         from June 1996 to December 1999. Prior to that, he served as
                         Engagement Manager at McKinsey & Company from 1994 to 1996.

Joseph M. Silvestri..... Vice President. He has been Vice President of Citicorp Venture
                         Capital Ltd. since 1990. He is Director, Vice President and
                         Secretary of DRI Acquisition LLC.

James A. Urry........... Vice President. He has been Vice President of Citicorp Venture
                         Capital, Ltd. for the past five years.

John D. Weber........... Vice President. He has been Vice President of Citicorp Venture
                         Capital Ltd. since 1994.

  2. DIRECTORS OF THE PURCHASER.

  Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors of the Purchaser. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below is c/o DRI Acquisition LLC, 1209 Orange Street, Wilmington, Delaware 19801.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Michael A. Delaney...... Director. He has been Managing Director of Citicorp Venture
                         Capital, Ltd. since 1995.

Charles E. Corpening.... Director. He has been employed by Citicorp Venture Capital,
                         Ltd. since 1994, was an Assistant Vice President and is
                         currently Vice President.

Joseph M. Silvestri..... Director. He has been Vice President of Citicorp Venture
                         Capital, Ltd. since 1990.

  3. DIRECTORS AND EXECUTIVE OFFICERS OF CITIGROUP.

  Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Citigroup. Unless otherwise stated, each executive officer of Citigroup has been employed in such position or in other executive or management positions with Citigroup for at least five years. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of Citigroup and, unless otherwise indicated, the business address of each person identified below is c/o Citigroup Inc., 399 Park Avenue, New York, New York 10043.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
C. Michael Armstrong.... Director since 1993. Mr. Armstrong has been Chairman and Chief
                         Executive Officer of AT&T Corp. since 1997. He was Chairman and Chief Executive Officer of Hughes Electronic Corporation
                         from 1992 to 1997. Prior to 1992 he was an Officer of
                         International Business Machines Corporation, a Member of the
                         IBM Management Committee and Chairman of the IBM World Trade
                         Corporation. He is also on the Supervisory Board of Thyssen-
                         Bornemisza Group. He is also a director of Excite@Home Corp.

Alain J.P. Belda........ Director since 1997. Mr. Belda has been Chief Executive
                         Officer and a Director of Alcoa Inc. since 1999 and President since 1997. From 1997 to 1999, he served as Chief Operating
                         Officer of Alcoa Inc. and Vice Chairman from 1995 to 1997. He is also a director of Cooper Industries, Inc. and E.I. du Pont de Nemours & Company. Mr. Belda is a citizen of Brazil.

Kenneth J. Bialkin...... Director since 1986. Mr. Bialkin has been a Partner at
                         Skadden, Arps, Slate, Meagher & Flom LLP since 1988. He is also a director of The Municipal Assistance Corporation for the City of New York, Tecnomatix Technologies Ltd. and Sapiens
                         International Corporation N.V.

Kenneth T. Derr......... Director since 1987. He is Chairman of the Board, Retired of
                         Chevron Corporation since 1999. He served as Chairman and
                         Chief Executive Officer of Chevron Corporation from 1989 to
                         1999. He is also a director of AT&T Corporation and Potlatch
                         Corporation.

John M. Deutch.......... Director since 1996 (and 1987 to 1993). He has been an
                         Institute Professor, Massachusetts Institute of Technology
                         since 1990. He served as Director of the Central Intelligence
                         Agency from 1995 to 1996, and Deputy Secretary, U.S.
                         Department of Defense in 1994 and Under Secretary, U.S.
                         Department of Defense in 1993. He is also a director of Ariad
                         Pharmaceuticals, Inc., CMS Energy, Cummins Engine Company,
                         Inc., Raytheon Company and Schlumberger, Ltd.

Keith W. Hughes......... Director since November 2000; Vice Chairman since November
                         2000. Since 1995, he has been Chairman of the Board and Chief
                         Executive Officer of Associates First Capital Corporation.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Ann Dibble Jordan....... Director since 1989. She has been a Consultant since 1987.
                         Prior to 1987 she served as Director of the Department of
                         Social Services for the University of Chicago Medical Center
                         from 1986 to 1987, Field Work Associate Professor at the
                         School of Social Service Administration of the University of
                         Chicago from 1970 to 1987 and Director of Social Services of
                         Chicago Lying-in Hospital from 1970 to 1985. She is also a director of Johnson & Johnson Corporation and Automatic Data
                         Processing, Inc.

Robert I. Lipp.......... Director since July 2000; Member of the Office of the
                         Chairman, and Vice Chairman since July 2000; Chairman and
                         Chief Executive Officer--Global Consumer Business since 1998.
                         From 1996 to 2000 he was Chairman of the Board, Chief
                         Executive Officer and President of the Travelers Property
                         Casualty Corp. and from 1991 to 1998 he was Vice Chairman of the Travelers Property Casualty Corp. He is a Director of
                         Citicorp and Citibank, N.A. Prior to joining Citigroup Inc.,
                         Mr. Lipp spent 23 years with Chemical New York Corporation. He is President of the New York City Ballet; a director of the
                         Wadsworth Atheneum; a Trustee of Williams College; and
                         Chairman of Dance-On Inc.

Reuben Mark............. Director since 1996. Mr. Mark has been Chairman and Chief
                         Executive Officer of Colgate-Palmolive Company since 1986. He served as Chief Executive Officer of Colgate-Palmolive Company
                         from 1984 to 1986. He is also a director of Pearson plc and
                         Time Warner Inc.

Michael T. Masin........ Director since 1997. He has been the Vice Chairman and
                         President of Verizon Communications since 2000. He was
                         President--International of GTE Corporation from 1995 to 2000 and Vice Chairman from 1993 to 2000. Prior to 1993, he was a
                         Partner at O'Melveny & Myers. He is also a director of Contel
                         Cellular Inc., Compania Nacional Telefonos de Venezuela, BCT
                         Telus Communications, Inc. and Puerto Rican Telephone Company.

Dudley C. Mecum......... Director since 1986. He has been a Managing Director of
                         Capricorn Holdings, LLC since 1997. He was a Partner at G.L.
                         Ohrstrom & Co. from 1989 to 1996 and was the Managing Partner of KPMG LLP (New York office) from 1979 to 1985. He is also a director of Dyncorp, Lyondell Companies, Inc., Suburban
                         Propane Partners, MLP, CCC Information Services, Inc.,
                         Lyondell Chemical Co., Vicorp Restaurants, Inc., Fingerhut
                         Companies Inc., Roper Industries Inc. and Metris Companies
                         Inc.

Richard D. Parsons...... Director since 1996. He has been the President of Time Warner
                         Inc. since 1995 and a Director of Time Warner Inc. since 1991.
                         From 1988 to 1995 he held several positions with Dime Savings
                         Bank of New York including Chairman and Chief Executive
                         Officer from 1991 to 1995 and President and Chief Operating
                         Officer from 1988 to 1990. He is also a director of Estee
                         Lauder Companies, Inc. and Philip Morris Companies Inc.

                                   Present Principal Occupation or Employment;
Name                            Material Positions Held During the Past Five Years
----                            --------------------------------------------------
Andrall E. Pearson......  Director since 1986. He has been Chairman and Chief Executive
                          Officer of TRICON Global Restaurants, Inc. since 1997. He
                          served as Operating Partner of Clayton, Dubilier & Rice, Inc.
                          from 1993 to 1997. He has been a Professor at Harvard Business
                          School since 1985. From 1971 to 1984 he served as President and Chief Operating Officer of PepsiCo, Inc. He is also a
                          director of DBT-OnLine, Inc. and an Advisory Board Member of
                          Corpedia.

Robert E. Rubin.........  Director since 1999; Member of the Office of the Chairman and
                          Chairman of the Executive Committee since 1999. He served as
                          Secretary of the Treasury of the United States from 1995 to
                          1999 and as Assistant to the President for Economic Policy
                          from 1993 to 1994. Prior to 1993 he held various titles at
                          Goldman, Sachs & Co., including Co-Senior Partner and Co-
                          Chairman, Goldman, Sachs & Co. from 1990 to 1992 and Vice-
                          Chairman and Co-Chief Operating Officer from 1987 to 1990. He is also a director of Ford Motor Company.

Franklin A. Thomas......  Director since 1970. Since 1996, he has worked for The Study
                          Group. He served as President and Chief Executive Officer of
                          The Ford Foundation from 1979 to 1996. He is also a director of Alcoa, Inc., Cummins Engine Company, Inc., Lucent
                          Technologies, Inc., Pepsico, Inc., Conoco Inc., and Avaya Inc.

Sanford I. Weill........  Director since 1986; Chairman and Chief Executive Officer since 2000. He was Co-Chief Executive Officer of Citigroup
                          Inc. from 1998 to 2000. From 1986 to 1998 he served as
                          Chairman of the Board and Chief Executive Officer of Travelers
                          Group Inc. and he served as President from 1986 to 1991. He is also a director of AT&T Corp., E.I. du Pont de Nemours &
                          Company and United Technologies Corp.

Arthur Zankel...........  Director since 1986. Mr. Zankel is General Partner of Zankel
                          Capital Advisors, LLC and of High Rise Partners, LP since
                          2000. He served as General Partner of First Manhattan Co. from
                          1965 to 1999 and was Co-Managing Partner of First Manhattan
                          Co. from 1980 to 1997. He is also a director of Vicorp
                          Restaurants, Inc. and White Mountains Insurance Group Ltd.

Gerald R. Ford..........  Honorary Director. He has been a Director or Honorary Director since 1986. He was President of the United States from August
                          1974 through January 1977. He was Vice President of the United
                          States from December 1973 through August 1974. He is also a director of the National Association of Securities Dealers,
                          Inc., an Advisory Director of Chase Bank of Texas and an
                          Advisor to the Board of American Express Company.

Hamid Biglari...........  Head of Corporate Strategy since December 2000. Prior to joining Citigroup Inc., he was a Partner and Co-Head of Global
                          Investment Banking of McKinsey and Company.

Winfried F.W. Bischoff..  Chairman--Citigroup Europe since April 2000. Prior to joining
                          Citigroup Inc., he was Chairman, Group Chief Executive of J.
                          Henry Schroder & Co. Ltd. from 1995 to 2000. He is a director of Cable and Wireless PLC, Land Securities PLC, McGraw Hill
                          Companies, Eli Lilly and IFIL (Italy). He is a citizen of the
                          United Kingdom and Germany.


                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Michael A. Carpenter.... Chief Executive Officer--Global Relationship Bank and Chief
                         Executive Officer--Global Corporate & Investment bank (Japan,
                         Europe and North America) since July 2000. From November 1998 to July 2000, he was Co-Chief Executive Officer--Global
                         Corporate and Investment Bank of Citigroup Inc. Since 1998, he
                         has been Chairman of the Board and Chief Executive Officer and a Director of each of Salomon Smith Barney Inc. and Salomon
                         Smith Barney Holdings Inc., wholly owned subsidiaries of
                         Citigroup Inc. From 1996 to 1998, he was Vice Chairman of
                         Travelers Group Inc.

Robert Druskin.......... Chief Operating & Technology Officer and Chief Administrative
                         Officer--Corporate & Investment Bank since August 2000. He was
                         Head of Operations & Technology--Global Corporate & Investment
                         Bank of Salomon Smith Barney from 1998 to 2000. Prior to that, he was Chief Administrative Officer of Smith Barney from 1997 to 2000, Head of Asset management & Futures Division from 1996 to 1997, and Vice Chairman from 1993 to 1996.

Ahmed Fahour............ Senior Vice President and Head of Development since December
                         2000. Prior to joining Citigroup Inc., he was a Partner of
                         Boston Consulting Group from 1987 to 2000. He is a citizen of
                         Australia.

Jay S. Fishman.......... Chief Operating Officer since December 2000 and Vice
                         Chairman--Global Consumer Group (Western Europe, Japan) since
                         July 2000. He has been Chairman of the Board of Travelers
                         Property Casualty Corp. since March 2000 and Chief Executive
                         Officer and President of Travelers Property Casualty Corp.
                         since 1998. He was Chief Executive Officer and President,
                         Commercial Lines in 1998 and its Chief Operating Officer,
                         Consumer Lines from 1996 to 1998. Since joining Travelers
                         Group in 1989, he has held various positions including, Vice
                         Chairman and Chief Administrative Officer of Travelers
                         Property Casualty Corp. from 1996 to 1998.

Thomas W. Jones......... Chairman and Chief Executive--Global Investment and Private
                         Banking Group and Co-Chairman and Chief Executive Officer--
                         Salomon Smith Barney Citi Asset Management Group since 1998.
                         Mr. Jones was Vice Chairman and Director of Travelers Group
                         Inc. and Chairman and Chief Executive Officer--Salomon Smith
                         Barney Asset Management from 1997 to 1998. Prior to that time, he was Vice Chairman and a Director of the Teachers Insurance
                         and Annuity Association--College Retirement Equities Fund. He
                         is a director of Pepsi Bottling Group.

Marjorie Magner......... Senior Executive Vice President and Chief Administrative
                         Officer--Global Consumer since July 2000. She is the Head of
                         Citibanking North America and Primerica Financial Services
                         since January 2000. She was Chairman of Citifinancial Credit
                         Company in 1999 and President and Chief Executive Officer of
                         Citifinancial Credit Company from 1995 to 1999.

                                   Present Principal Occupation or Employment;
Name                            Material Positions Held During the Past Five Years
----                            --------------------------------------------------
Deryck C. Maughan.......  Vice Chairman since 1998. He is a Director of Salomon Smith
                          Barney Holdings Inc. and Salomon Smith Barney Inc.; and a
                          Managing Director of Salomon Smith Barney Inc. He has been employed in such position or other executive or management positions with Citigroup Inc. since November 1997. He was, until, the consummation of the merger with Salomon Inc in
                          November 1997, Chairman and Chief Executive Officer of Salomon
                          Brothers Inc and an Executive Vice President of Salomon Inc.
                          He is a member of the Group of Thirty and the Trilateral
                          Commission, serves on the International Advisory Board of the
                          British American Business Council and is a Trustee of the
                          Japan Society. Mr. Maughan is a citizen of the United Kingdom.

Victor J. Menezes.......  Head of Consumer and Corporate Business in Emerging Markets
                          since July 2000 and Co-Chief Executive--Global Corporate and
                          Investment Bank since 1998. Mr. Menezes is Chairman and a
                          Director of Citicorp and Citibank, N.A. He was President of
                          Citibank, N.A. from 1998 to March 2000 and Executive Vice
                          President and Chief Financial Officer from 1995 to 1998. He is a Trustee of the Asia Society and a member of the U.S.
                          Advisory Board of INSEAD.

Charles O. Prince, III..  Chief Operating Officer--Administration and Operations since
                          December 2000 and General Counsel and Corporate Secretary
                          since 1999. In 2000, he was Chief Administrative Officer of
                          Citigroup Inc. From 1986 to 1996, he was an Executive Vice
                          President, Senior Vice President, General Counsel and
                          Secretary of Travelers Group Inc.

William R. Rhodes.......  Vice Chairman since 1999. He is also a Vice Chairman of
                          Citicorp and Citibank, N.A. since 1991 Mr. Rhodes joined
                          Citibank, N.A. in 1957. He is a Governor and Trustee of The
                          New York and Presbyterian Hospital and a Director of the New
                          York City Partnership, Chamber of Commerce, Conoco and Private
                          Export Funding Corporation.

Petros Sabatacakis......  Senior Risk Officer since 1999. Mr. Sabatacakis was Senior
                          Vice President of American International Group from 1992 too
                          1999. Previously, he was senior risk manager and head of
                          Global Treasury and Capital Markets at Chemical Bank.

Todd S. Thomson.........  Chief Financial Officer since March 2000. Mr. Thomson was
                          Chief Executive Officer--Global Private Bank of Citigroup Inc.
                          from 1999 to March 2000 and Senior Vice President--Strategy and Business Development from 1998 to 1999. Prior to that
                          time, he was a Senior Vice President of GE Capital Services.
                          Previously, he held management positions at Barents Group LLC and Bain & Company.

Robert B. Willumstad....  Chairman and Chief Executive Officer--Global Consumer since
                          December 2000 and Head of Global Consumer Lending since July
                          2000. He is also Chairman of the Board of Citifinancial Credit
                          Company. From July 2000 to December 2000, he was Vice
                          Chairman--Global Consumer of Citigroup Inc. Mr. Willumstad has
                          been employed in executive or management positions with
                          Citifinancial Credit Company for more than the past five
                          years. Mr. Willumstad spent 20 years with Chemical Bank in various positions including the post of President of Chemical
                          Technologies Corporation.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Barbara A. Yastine...... Chief Financial Officer--Salomon Smith Barney and Citibank's
                         Global Relationship Bank since September 2000. She was Chief
                         Auditor of Citigroup Inc. from 1999 to September 2000 and
                         Chief Administrative Officer -- Global Consumer from 1998 to
                         1999. From 1995 to 1999, she was an Executive Vice President--
                         Finance and Insurance of Citifinancial Credit Company.

  4. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.

  Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Company. Unless otherwise stated, each executive officer of the Company has been employed in such position or in other executive or management positions with the Company for at least five years.
Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of the Company and, unless otherwise indicated, the business address of each person identified below is c/o Delco Remy International, Inc., 2902 Enterprise Drive, Anderson, Indiana
46013.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Harold K. Sperlich...... Chairman of the Board of Directors. Mr. Sperlich has been
                         Chairman of the Board of Directors since the Company's
                         inception in 1994. Since retiring from Chrysler Corporation in
                         1988, having served as its President, Mr. Sperlich has served as a consultant to the automotive industry. Before joining
                         Chrysler in 1977, Mr. Sperlich held several senior
                         administrative and operating posts with Ford Motor Company.

Thomas J. Snyder........ President, Chief Executive Officer and Director. Mr. Snyder
                         was elected Chief Executive Officer effective January 1, 2000.
                         He was elected President, Chief Operating Officer and Director when the Company was founded in 1994. From 1973 to 1994, he held a variety of managerial and executive positions with
                         Delco Remy Division of General Motors Corporation. He is a
                         member of the Board of the Indiana Chamber of Commerce and of
                         Saint John's Health Systems. He is a member of the Board of
                         Visitors of Hudson Institute and of Indiana University's
                         Kelley School of Business in Indianapolis.

E.H. Billig............. Vice Chairman of the Board of Directors. Mr. Billig has been
                         Vice Chairman of the Board of Directors since the Company's inception in 1994. Mr. Billig has been Chairman of the Board of MSX International, Inc. since 1997, where he was also,
                         until January 2000, Chief Executive Officer. He was formerly
                         President and Chief Operating Officer of MascoTech, Inc. He is
                         also a director of Titan Wheel International, Inc.

Richard M. Cashin,       Director. Mr. Cashin has been a director since the Company's
 Jr. ................... inception in 1994. Mr. Cashin was President from 1994 to April
                         2000 and a Managing Director for more than five years of
                         Citicorp Venture Capital, Ltd. Since April, he is a partner of
                         Cashin Capital Partners, a private equity investment firm. In addition, Mr. Cashin serves as a director of Lifestyle
                         Furnishings International Ltd., Fairchild Semiconductor
                         Corporation, Freedom Forge, Euromax International, Plc.,
                         Hoover Group, Inc., Gerber Childrenswear Inc., JAC Holdings,
                         GVC Holdings, MSX International, Inc. Titan Wheel
                         International, Inc., and Flender AG.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Michael A. Delaney...... Director. Mr. Delaney has been a director since the Company's inception in 1994. Mr. Delaney has been a Managing Director of
                         Citicorp Venture Capital, Ltd. since 1995. He is also a
                         Director of DRI Acquisition LLC.

James R. Gerrity........ Director. Mr. Gerrity has been a director since the Company's inception in 1994. From 1986 to 1993, Mr. Gerrity was
                         President and a director of Dyneer Corporation. Mr. Gerrity currently is a director of Palomar Technologies Corporation,
                         Wescor Graphics, Inc., Ballantrae Corporation and Flender AG.

Robert J. Schultz....... Director. Mr. Schultz became a director in 1997. Mr. Schultz retired as Vice Chairman and a member of the Board of
                         Directors of General Motors Corporation ("GM") in 1993. Mr.
                         Schultz joined GM in 1955 and served as General Manger of GM's
                         Delco Electronics Division and Group Executive of Chevrolet-
                         Pontiac-GM of Canada. Mr. Schultz is also a director of MCT
                         Corporation, and was Chairman of the Board of OEA, Inc. until its sale earlier this year. He is also a member of the Board of Trustees of California Institute of Technology.

J. Timothy Gargaro...... Senior Vice President and Chief Financial Officer. Mr. Gargaro
                         joined Delco Remy in May 2000 from Lear Corporation. At Lear since 1993, Mr. Gargaro held several senior level finance
                         positions within the organization. He served as Vice President of Finance for Lear's Ford and Chrysler divisions and Chief
                         Financial Officer of European Operations in Frankfurt,
                         Germany. Prior to Lear, he was the Chief Financial Officer of
                         Ring Screw Works since 1989.

Joseph P. Felicelli..... Group Vice President, Aftermarket. Mr. Felicelli has been
                         Group Vice President since September 1997. Prior to joining the Company, Mr. Felicelli served in various management
                         positions for Cooper Industries.

Susan E. Goldy,          Senior Vice President and General Counsel. Ms. Goldy has been
 Esquire................ Senior Vice President and General Counsel since February 2000.
                         Prior to that, she had been Vice President and General Counsel since 1997. Before joining the Company, she was an associate, and since 1993, was a partner in the law firm of Dechert.

Roderick English........ Senior Vice President, Human Resources and Communications. Mr.
                         English has been Senior Vice President of Human Resources and
                         Communications since November 1997. Prior to that Mr. English had been Senior Vice President of Human Resources and
                         Communications at Delco Remy America since the Company's
                         inception in 1994. Mr. English joined the Delco Remy Division of GM in 1976 and became Plant Manager of plant 17 in 1992.
                         Prior to that, Mr. English served as Divisional Manager of
                         Labor Relations since 1989.

David E. Stoll.......... Vice President, Treasurer and Secretary. Mr. Stoll was Vice
                         President, Controller and Secretary since the Company's
                         inception in 1994. During fiscal year 2000, he was elected to the position of treasurer. Prior to joining the Company, he was Vice President of Finance of Dyneer Corporation since 1987 and, prior to that, served as corporate controller since 1973.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
David E. Stoll.......... Vice President, Treasurer and Secretary. Mr. Stoll was Vice
                         President, Controller and Secretary since the Company's
                         inception in 1994. During fiscal year 2000, he was elected to the position of treasurer. Prior to joining the Company, he was Vice President of Finance of Dyneer Corporation since 1987 and, prior to that, served as corporate controller since 1973.

Patrick C. Mobouck...... Vice President-Managing Director, Europe. Mr. Mobouck has been
                         Vice President-Managing Director, Europe since July 1997. He has also been Chairman of Autovill since August 1997. Before joining the Company, Mr. Mobouck was with Monroe Auto
                         Equipment since 1987, most recently as Managing Director-
                         Europe, Middle East and Africa.

Richard L. Stanley...... President, Delco Remy America. Mr. Stanley has been President of Delco Remy America since November 1998. Prior to that, Mr.
                         Stanley had been Senior Vice President, Automotive Systems since the Company's inception in 1994. Mr. Stanley joined the
                         Delco Remy Division of GM in 1978, serving most recently as
                         Director of Customer Programs since 1992 and as European Chief
                         Engineer since 1988.

Allen R. Wilkie......... Vice President and Operations Controller. Mr. Wilkie has been
                         Vice President and Operations Controller since June 2000 and
                         Operations Controller since March 1996. Prior to that, Mr.
                         Wilkie served as Vice President, Controller of American
                         International, Inc. from March 1994 though March 1996.

                                                                     SCHEDULE II
                   [Letterhead of Deutsche Banc Alex. Brown]

                                                  Deutsche Banc Alex. Brown Inc.
                                                  Mergers, Acquisitions and
February 6, 2001                                  Corporate Advisory Group
                                                  130 Liberty Street, NYC02-3301
                                                  New York, NY 10006

                                                  Tel 212 250 6000
                                                  Fax 212 250 6440

Special Committee of the Board of Directors
Delco Remy International, Inc.
2902 Enterprise Drive
Anderson, IN 46013

Gentlemen:

  Deutsche Banc Alex. Brown Inc. ("Deutsche Banc") has acted as financial advisor to the Special Committee of the Board of Directors (the "Committee") of Delco Remy International, Inc. (the "Company") in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 6, 2001, among the Company, Court Square Capital Limited ("Court Square"), and DRI Acquisition LLC, a subsidiary of Court Square ("Merger Sub"), which provides, among other things, for Merger Sub to amend its cash tender offer for all outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares") not currently owned by Court Square to increase the purchase price to $9.50 per Share, net to the seller in cash, without interest (the "Consideration"), to be followed by a merger of Merger Sub with and into the Company (the amended cash tender offer and the merger collectively, the "Transaction") whereby each Share of the Company not owned by the Company or Court Square will be converted into the right to receive the Consideration. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

  You have requested Deutsche Banc's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Shares, other than Court Square and its affiliates.

  In connection with Deutsche Banc's role as financial advisor to the Committee, and in arriving at its opinion, Deutsche Banc has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Banc has also held discussions with members of the senior management of the Company regarding the business and general future prospects of the Company. In addition, Deutsche Banc has (i) reviewed the reported prices and trading activity for the Shares, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the offer to purchase, dated January 11, 2001, by Merger Sub, the Merger Agreement and the related Stock Option Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  Deutsche Banc has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Banc has assumed and relied upon the accuracy and completeness of all such information and Deutsche Banc has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Banc and used in its analyses, Deutsche Banc has assumed that they have been reasonably prepared on bases reflecting the best currently

Special Committee of the Board of Directors
Delco Remy International, Inc.
February 6, 2001
Page 2

available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Banc expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Banc's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

  For purposes of rendering its opinion, Deutsche Banc has assumed that, in all respects material to its analysis, the representations and warranties of the Company, Court Square and Merger Sub contained in the Merger Agreement are true and correct and that the Company, Court Square and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, Court Square and Merger Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Banc has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of Court Square, Merger Sub and the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Court Square, Merger Sub or the Company or materially reduce the contemplated benefits of the Transaction to the Company or the holders of the Shares, other than Court Square and its affiliates.

  This opinion is addressed to the Committee and is for the use and benefit of the Committee and the Board of Directors of the Company. This opinion is not a recommendation to the Company's shareholders as regards the Transaction or as to whether they should tender their Shares or vote in favor of the adoption of the Merger Agreement. This opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid in the Transaction to the holders of the Shares, other than Court Square and its affiliates.

  Deutsche Banc will be paid a fee for its services as financial advisor to the Committee in connection with the Transaction, including a fee that is contingent on the consummation of the Transaction or a sale transaction with a third party. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

  Based upon and subject to the foregoing, it is Deutsche Banc's opinion as investment bankers that, as of the date hereof, the Consideration to be paid in the Transaction is fair, from a financial point of view, to the holders of the Shares, other than Court Square and its affiliates.

                                               Very truly yours,

                                    /s/ Deutsche Banc Alex. Brown Inc.

                                                DEUTSCHE BANC ALEX. BROWN INC.

                                                                    SCHEDULE III

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         COURT SQUARE CAPITAL LIMITED,

                              DRI ACQUISITION LLC

                                      and

                         DELCO REMY INTERNATIONAL, INC.



                                FEBRUARY 7, 2001

                               Table of Contents

                                           Page
                                          ------
 ARTICLE I     THE OFFER AND MERGER....    III-2
  Section 1.1  The Offer...............    III-3
  Section 1.2  Company Actions.........    III-4
  Section 1.3  Directors...............    III-5
  Section 1.4  The Merger..............    III-5
  Section 1.5  Effective Time..........    III-5
  Section 1.6  Closing.................    III-5
  Section 1.7  Directors and Officers      III-5
               of the Surviving
               Corporation.............
  Section 1.8  Stockholders' Meeting...    III-6
  Section 1.9  Merger Without Meeting      III-6
               of Stockholders.........

 ARTICLE II    CONVERSION OF               III-7
               SECURITIES..............
  Section 2.1  Conversion of Capital       III-7
               Stock...................
  Section 2.2  Exchange of                 III-7
               Certificates............
  Section 2.3  Dissenting Shares.......    III-9
  Section 2.4  Company Option Plans....    III-9
  Section 2.5  Change in Control           III-9
               Provisions..............

 ARTICLE III   REPRESENTATIONS AND        III-10
               WARRANTIES OF THE
               COMPANY.................
  Section 3.1  Corporate Organization..   III-10
  Section 3.2  Capitalization..........   III-10
  Section 3.3  Authority...............   III-11
  Section 3.4  Consents and Approvals;    III-11
               No Violations...........
  Section 3.5  SEC Documents;             III-12
               Undisclosed
               Liabilities.............
  Section 3.6  Broker's Fees...........   III-13
  Section 3.7  Absence of Certain         III-13
               Changes or Events.......
  Section 3.8  Company Information.....   III-13
  Section 3.9  Opinion of Financial       III-13
               Advisor.................
  Section 3.10 Takeover Statutes.......   III-14

 ARTICLE IV    REPRESENTATIONS AND        III-14
               WARRANTIES OF PARENT AND
               PURCHASER...............
  Section 4.1  Corporate Organization..   III-14
  Section 4.2  Authority...............   III-14
  Section 4.3  Consents and Approvals;    III-14
               No Violation............
  Section 4.4  Broker's Fees...........   III-15
  Section 4.5  Purchaser's Operation...   III-15
  Section 4.6  Parent or Purchaser        III-15
               Information.............
  Section 4.7  Sufficient Funds........   III-15
  Section 4.8  Purchaser                  III-15
               Capitalization..........
  Section 4.9  Ownership of Company       III-15
               Common Stock............

 ARTICLE V     COVENANTS...............   III-16
  Section 5.1  Conduct of Businesses      III-16
               Prior to the Effective
               Time....................
  Section 5.2  No Solicitation.........   III-17
  Section 5.3  Sufficient Funds........   III-18
  Section 5.4  Publicity...............   III-18
  Section 5.5  Notification of Certain    III-18
               Matters.................
  Section 5.6  Access to Information...   III-19
  Section 5.7  Further Assurances......   III-19
  Section 5.8  Employee Benefit Plans..   III-20
  Section 5.9  Indemnification and        III-20
               Insurance...............

                                                                         Page
                                                                        ------
  Section 5.10 Additional Agreements..................................  III-21
  Section 5.11 Stockholder Litigation.................................  III-21
  Section 5.12 Transfer of Company Common Stock.......................  III-21

 ARTICLE VI    CONDITIONS.............................................  III-21
  Section 6.1  Conditions to Each Party's Obligation to Effect the      III-21
               Merger.................................................
  Section 6.2  Conditions to Obligations of Parent and Purchaser to     III-22
               Effect the Merger......................................
  Section 6.3  Conditions to Obligations of the Company to Effect the   III-22
               Merger.................................................

 ARTICLE VII   TERMINATION............................................  III-23
  Section 7.1  Termination............................................  III-23
  Section 7.2  Effect of Termination..................................  III-24
  Section 7.3  Termination Fee; Expenses..............................  III-24

 ARTICLE VIII  MISCELLANEOUS..........................................  III-25
  Section 8.1  Amendment and Modification.............................  III-25
  Section 8.2  Extension; Waiver......................................  III-25
  Section 8.3  Nonsurvival of Representations and Warranties..........  III-25
  Section 8.4  Notices................................................  III-25
  Section 8.5  Counterparts...........................................  III-26
  Section 8.6  Entire Agreement; Third Party Beneficiaries............  III-26
  Section 8.7  Severability...........................................  III-26
  Section 8.8  Governing Law; Waiver of Trial by Jury.................  III-26
  Section 8.9  Assignment.............................................  III-26
  Section 8.10 Headings...............................................  III-27
  Section 8.11 Enforcement............................................  III-27
  Section 8.12 Submission to Jurisdiction; Waivers....................  III-27

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 7, 2001, by and among Court Square Capital Limited, a Delaware corporation ("Parent"), DRI Acquisition LLC, a Delaware limited liability company and a subsidiary of Parent (the "Purchaser"), and Delco Remy International, Inc., a Delaware corporation (the "Company").

  WHEREAS, on January 11, 2001, Parent and the Purchaser commenced (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), a tender offer (such offer, including any amendments and changes thereto (including those contemplated by this Agreement), the "Offer") to purchase all of the outstanding shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of the Company not currently owned by Parent (the "Shares") at a price of $8.00 per Share, net to the seller in cash, without interest;

  WHEREAS, on January 11, 2001, Parent and the Purchaser filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule TO"), with respect to the Offer which Schedule TO included an Offer to Purchase (the "Offer to Purchase");

  WHEREAS, the Board of Directors of the Company has established a committee (the "Special Committee") consisting of Messrs. Harold K. Sperlich and Robert
J. Schultz to, among other things, consider the Offer, negotiate this Agreement with Parent and Purchaser and solicit bids from, and conduct preliminary negotiations with, third parties;

  WHEREAS, on January 25, 2001, the Company filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-9");

  WHEREAS, following negotiations with the Special Committee, Parent, Purchaser and the Special Committee have agreed to increase the price of $8.00 per Share to $9.50 per Share, net to the Seller in cash, without interest (such price, or such higher price per Share as may be paid in the Offer, the "Offer Price") and to provide for the Merger (as defined herein);

  WHEREAS, as an inducement to Purchaser entering into this Agreement, concurrently herewith, the Company has granted Purchaser an option to purchase Shares of the Company pursuant to an agreement among Parent, Purchaser and the Company (the "Option Agreement");

  WHEREAS, Parent and the Board of Directors of Purchaser have each approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Offer, the Merger and the Option Agreement (collectively, the "Transactions");

  WHEREAS, the Special Committee has (A) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company (other than Parent and its affiliates), (B) subject to the terms and conditions set forth herein, recommended that the Company's Board of Directors approve this Agreement and declare its advisability, and (C) subject to the terms and conditions set forth herein, recommended that the stockholders of the Company (other than Parent and its affiliates) accept the Offer and tender their Shares pursuant to the Offer;

  WHEREAS, the Board of Directors of the Company has (A) approved this Agreement (including all terms and conditions set forth herein) and the Transactions, (B) subject to the terms and conditions set forth herein declared that this Agreement is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders (other than Parent and its affiliates) and (C) subject to the terms and conditions set forth herein, recommended that the Company's stockholders (other than Parent and its affiliates) accept the Offer, tender their Shares thereunder to the Purchaser and, if applicable, vote to adopt this Agreement; and


                                     III-1

  WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                             THE OFFER AND MERGER

  Section 1.1. The Offer. (a) As promptly as practicable (but in no event later than two (2) business days (as defined in Rule 14d-1 promulgated under the Exchange Act) ("Business Days") after the public announcement of the execution hereof), the Purchaser and Parent shall amend the Offer to reflect the transactions contemplated by this Agreement and certain other matters which are not inconsistent with the terms of this Agreement. The Purchaser may designate another direct or indirect subsidiary of Parent as the bidder (within the meaning of Rule 14d-1(c) under the Exchange Act) in the Offer, may assign all or any part of its rights under this Agreement (including the right to be a constituent corporation in the Merger) to such subsidiary or may convert to a corporation pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), in any of which case references herein to Purchaser shall be deemed to apply to such subsidiary or such corporation and such subsidiary or corporation shall be made a party signatory hereto, in each case, unless any such action would require any filing, permit, authorization, consent or approval as may be required under, and other applicable requirements of, the HSR Act or any similar statute or regulation. The Company shall not tender Shares held by it or by any of its subsidiaries pursuant to the Offer. Subject to Section 1.1(b), the Purchaser shall, and Parent shall cause the Purchaser to, on the terms and subject only to the prior satisfaction or waiver of the conditions set forth in Annex A hereto, consummate the Offer and accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law.

  (b) As promptly as practicable (but in no event later than two (2) Business Days after the public announcement of the execution hereof), Parent and the Purchaser shall amend the Offer to Purchase (as so amended, the "Amended Offer to Purchase") to contain the terms set forth in this Agreement and the conditions set forth in Annex A hereto, and the Amended Offer to Purchase shall reflect an increase in the per Share price to paid in the Offer to $9.50 per Share and provide for an expiration date (as such date may be extended in accordance with the provisions of this Section 1.1(b), the "Expiration Date"), of ten (10) Business Days from the date the Amended Offer to Purchase is first disseminated to security holders of the Company. The Purchaser and Parent shall cause the Amended Offer to Purchase to be disseminated to the security holders of the Company within two (2) Business Days after the date of this Agreement. The Purchaser shall not, and Parent shall cause the Purchaser not to, decrease the Offer Price or change the form of consideration to be paid in the Offer or decrease the number of Shares sought to be purchased in the Offer, amend the conditions to the Offer set forth in Annex A or impose conditions to the Offer other than those set forth in Annex A, in each case, without the prior written consent of the Special Committee, which the Special Committee may withhold in its sole discretion. Notwithstanding the foregoing,
(i) the Purchaser shall extend the Offer (A) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, and (B) in ten (10) Business Day increments, up to the thirtieth (30th) Business Day after the date the Amended Offer to Purchase is first disseminated to security holders, if on the then current Expiration Date, any condition to the Offer shall not have been satisfied or waived; provided, however, that the Purchaser shall not so extend such then current Expiration Date if so directed by the Special Committee, and (ii) notwithstanding the foregoing, the Purchaser may from time to time, without the consent of the Special Committee, extend the Offer (A) if, on the then current Expiration Date, any condition to the Offer shall not have been satisfied or waived, for the shortest period of time that Purchaser reasonably believes is necessary to satisfy such condition, such period not to exceed ten (10) Business Days, provided, that neither the Purchaser nor Parent shall be in material breach of any of their respective obligations under this Agreement, (B) providing for a "subsequent offering period" not to exceed twenty (20) Business Days to the extent permitted under, and

                                     III-2
in compliance with, Rule 14d-11 promulgated under the Exchange Act, or (C) for an aggregate period not to exceed five (5) Business Days, if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn (when added to (x) all shares of Class A Common Stock owned by Parent, Purchaser and any other director or indirect subsidiary of Parent, and (y) all shares of Class A Common Stock that are issuable upon conversion of the shares of Class B common stock, par value $.01 per share, of the Company owned by Parent, Purchaser and any other direct or indirect subsidiary of Parent (the "Class B Common Stock," and, together with the Class A Common Stock, the "Company Common Stock")) is less than 90% of the number of shares of Class A Common Stock that would be then outstanding assuming the conversion of such Class B Common Stock.

  (c) On the date the Offer to Purchase is amended, Parent and the Purchaser shall file with the SEC (i) an amended Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO/A") with respect to the amended Offer, and (ii) an amended Rule 13e-3 Transaction Statement on Schedule 13E-3 promulgated under the Exchange Act with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 13E-3/A") which shall be filed as a part of the Schedule TO/A. The Schedule TO/A shall contain or shall incorporate by reference, among other things, the Amended Offer to Purchase and an amended form of letter of transmittal (the Schedule TO/A, the Amended Offer to Purchase, the related letter of transmittal and the Schedule 13E-3/A, together with any amendments and supplements thereto, collectively, the "Offer Documents"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to the Company's projections set forth in the Offer to Purchase or information regarding the Company in the Offer Documents which was previously included in any SEC Document (as defined herein) filed by the Company and not superseded by a later SEC Document filed by the Company as of the date of inclusion. Each of Parent and the Purchaser shall further take all steps necessary to cause the Offer Documents to be filed with the SEC and shall cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser shall promptly correct, and the Company agrees to notify the Purchaser promptly as to, any information regarding any of them respectively in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel, and the Special Committee and its counsel, shall be given a reasonable opportunity to review and comment upon the Schedule TO/A (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, Parent shall, and shall cause the Purchaser to, provide the Company and its counsel, and the Special Committee and its counsel, in writing with any comments or other communications that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments or other communications, and with copies of any written responses and telephonic notification of any verbal responses by Parent, Purchaser or their counsel.

  (d) Parent shall provide or cause to be provided to Purchaser on a timely basis all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

  Section 1.2. Company Actions.

  (a) The Company represents that (i) its Board of Directors, at a meeting duly called and held, by a unanimous vote of the directors present at the meeting (with the exception of directors abstaining due to any actual or potential conflict of interest) (A) approved this Agreement (including all terms and conditions set forth herein) and the Transactions, (B) subject to the terms and conditions set forth herein, declared that this Agreement is

                                     III-3
advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders (other than Parent and its affiliates) and (C) subject to the terms and conditions set forth herein, recommended that the Company's stockholders (other than Parent and its affiliates) accept the Offer, tender their Shares thereunder to the Purchaser and, if applicable, vote to adopt this Agreement; and (ii) the Special Committee, at a meeting duly called and held, has unanimously (A) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company (other than Parent and its affiliates), (B) subject to the terms and conditions set forth herein, recommended that the Company's Board of Directors approve this Agreement and declare its advisability, and (C) subject to the terms and conditions set forth herein, recommended that the stockholders of the Company (other than Parent and its affiliates) accept the Offer and tender their Shares pursuant to the Offer. The Company represents that it has elected not to be governed by
Section 203 of the DGCL in accordance with the provisions thereof. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of its Board of Directors and the Special Committee described in this Section 1.2(a) of the immediately preceding sentence.

  (b) Substantially concurrently with the filing of the Schedule TO/A, the Company shall file with the SEC an amended Schedule 14D-9 (the "Schedule 14D-9/A") which shall contain, among other things, the recommendations referred to in Section 1.2(a) hereof; provided, however, that such recommendations may be withdrawn, modified or amended, in each case in accordance with the provisions of Section 5.2 of this Agreement. The Schedule 14D-9/A shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information regarding Parent or the Purchaser in the Schedule 14D-9/A which was previously included in any SEC Document filed by Parent or the Purchaser and not superseded by a later SEC Document filed by Parent or the Purchaser as of the date of inclusion. The Company further shall take all steps necessary to cause the
Schedule 14D-9/A to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly correct, and Parent and Purchaser agree to notify the Company promptly as to, any information regarding any of them respectively in the Schedule 14D-9/A if and to the extent that it shall have become false and misleading in any material respect and the Company further shall take all steps necessary to cause the Schedule 14D-9/A as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9/A (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, the Purchaser and their counsel in writing with any comments or other communications the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9/A promptly after receipt of such comments or other communications and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

  (c) In connection with the Offer, the Company has elected and agrees to promptly communicate the Offer to the stockholders of the Company and promptly furnish or cause to be furnished to the stockholders of the Company the Offer Documents, to the full extent and in the manner required by federal securities laws.

  (d) Notwithstanding anything in this Agreement to the contrary, during the period from and after the date hereof but prior to the Effective Time (as defined herein), the Board of Directors of the Company shall delegate to the Special Committee, the sole responsibility for (i) any termination and, to the fullest extent permitted by law, any amendment or modification of this Agreement on behalf of the Company, (ii) any waiver of any of the Company's rights or remedies hereunder, (iii) any extension of the time for performance of Parent's or Purchaser's obligations hereunder, (iv) any agreement or understanding with Parent or Purchaser providing for the termination of the Offer and (v) any enforcement of the Company's rights or remedies under this

                                     III-4

Agreement. No amendment to this Agreement shall be effective without being approved by the Special Committee.

  Section 1.3. Directors. Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, (i) Parent shall be entitled to designate one (1) additional director to the Board of Directors of the Company, and (ii) the Company shall promptly increase the size of the Board of Directors of the Company as is necessary to enable Purchaser's designee to be elected to the Board of Directors of the Company in accordance with the terms of this Section
1.3 and shall cause Purchaser's designee to be so elected; provided, however, that, if Purchaser's designee is elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors of the Company shall delegate the responsibility set forth in Section 1.2(d) hereof to the Special Committee, and the Board of Directors shall have, and the Special Committee shall be comprised of, at least two (2) directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Parent (each, an "Independent Director"); provided, further, that if less than two (2) Independent Directors remain, the remaining Independent Director (if any) or, if no Independent Director remains, the other directors shall designate persons to fill the vacancies who shall not be either officers of the Company or designees, shareholders, affiliates or associates (within the meaning of the federal securities laws) of Parent, and Parent and the Company shall cause such persons to be elected to the Board of Directors of the Company, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The members of the Special Committee on the date hereof shall serve as the initial Independent Directors and shall continue to serve as members of the Special Committee until the earlier of the Effective Time or their resignation. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9/A mailed to stockholders promptly after the amendment of the Offer (or any subsequent amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.3. Parent and Purchaser shall supply the Company, and shall be solely responsible for, any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  Section 1.4. The Merger. Subject to the terms and conditions of this Agreement and the provisions of the DGCL and, if applicable, the Delaware Limited Liability Company Act ("DLLCA"), at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which
(a) the Purchaser shall be merged with and into the Company and the separate existence of the Purchaser shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") under the name Delco Remy International, Inc. and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, (x) the Certificate of Incorporation of the Company and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws. The Merger shall have the effects set forth in the DGCL and, if applicable, the DLLCA.

  Section 1.5. Effective Time. The Purchaser and the Company shall cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined herein) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL and, if applicable, the DLLCA. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Secretary of State or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

  Section 1.6. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the second Business

                                     III-5

Day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature must be satisfied on the Closing Date), at the offices of Dechert, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, unless another date or place is agreed to in writing by the parties hereto (the "Closing Date").

  Section 1.7. Directors and Officers of the Surviving Corporation. Subject to
Section 1.3, the directors and officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

  Section 1.8. Stockholders' Meeting.

  (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, as soon as practicable following the earliest of (i) the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer, (ii) termination or expiration of the Offer, and (iii) a written request from Parent, in accordance with applicable law:

    (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purpose of considering and taking action upon this Agreement;

    (ii) prepare and file with the SEC a preliminary proxy or information statement (such proxy or information statement, as amended or supplemented, the "Proxy Statement") relating to the Merger and this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders and (y) to obtain the necessary adoption of this Agreement by its stockholders; and

    (iii) subject to the terms and conditions of this Agreement, include in the Proxy Statement the recommendations of the Board of Directors of the Company and the Special Committee that stockholders of the Company (other than Parent and its affiliates) vote in favor of the adoption of this Agreement.

  (b) The Company, Parent and Purchaser shall cooperate with each other in the preparation of the Proxy Statement. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. The Company shall notify Parent, Purchaser and their counsel promptly of the receipt of any comments and other communications from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information. The Company shall supply Parent, Purchaser and their counsel with copies of all correspondence and other communications between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and telephonic notification of any verbal responses by the Company or its counsel. If at any time prior to adoption of this Agreement by the Company's stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

  (c) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the shares of Class of Class A Common Stock then owned by it, Citicorp Venture Capital Ltd., the Purchaser or any of Parent's other direct or indirect subsidiaries in favor of the adoption of this Agreement.


                                     III-6

  Section 1.9. Merger Without Meeting of Stockholders. In the event that Parent, Purchaser and the other direct and indirect subsidiaries of Parent, shall collectively own at least ninety percent (90%) of the then-outstanding shares of Class A Common Stock pursuant to the Offer or otherwise (excluding any shares issuable pursuant to the Option Agreement), each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VI hereof, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

  Section 2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or of the holders of membership interests of the Purchaser, if Purchaser is a limited liability company (the "Purchaser Interests"):

    (a) Purchaser Interests. Each Purchaser Interest issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class A common stock, $.01 par value per share, of the Surviving Corporation. If pursuant to the terms of this Agreement the Purchaser converts to a corporation or assigns its rights to enter into the Merger to a corporation, then the foregoing sentence will have no application and each share of capital stock of such corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class A common stock, $.01 par value per share, of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and owned by the Company as treasury stock, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by any subsidiary of the Company and any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (c) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) hereof and any Dissenting Shares (as defined herein)), shall be converted into the right to receive the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate which immediately prior to the Effective Time represented such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section
  2.2 hereof, without interest.

  Section 2.2. Exchange of Certificates.

  (a) Paying Agent. Parent shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to act as paying agent for the holders of Company Common Stock in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section
2.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company and the Purchaser. When and as needed, Parent shall make available to the Paying Agent such funds for timely payment hereunder. Such funds shall not be used for any purpose other than as set forth in this Article II, and shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation in (i) direct obligations of the

                                     III-7

United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services, or (iv) investments in any money market funds investing in any of the foregoing. Any net profit resulting from, or interest or income produced by, such investments will be payable to Purchaser or Parent, as Parent directs.

  (b) Exchange Procedures. Promptly after the Effective Time but in no event more than three (3) Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), which shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e), below) for each share of Company Common Stock formerly represented by such Certificate , to be mailed within ten (10) Business Days of receipt of such Certificate and letter of transmittal, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment of the Merger Consideration that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than those representing Dissenting Shares (as defined below)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

  (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

  (d) Termination of Fund; No Liability. At any time following 180 calendar days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation, which shall thereafter act as the Paying Agent, (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (e) Withholding Taxes. If so specified in the Offer Documents, Parent, the Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Company Common Stock pursuant to the Offer or Certificates pursuant to the Merger such amounts as Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the

                                     III-8

"Code") or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Certificates, as applicable, in respect of which the deduction and withholding was made, and (ii) the Parent shall, or shall cause the Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, to, promptly pay over such withheld amounts to the appropriate Governmental Entity (as defined herein).

  (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II.

  Section 2.3. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") , shall not be converted into or exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until the applicable holder fails to perfect or effectively withdraws or otherwise loses such holder's rights to appraisal under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any written demands received by the Company for appraisals of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

  Section 2.4. Company Option Plans. The Company and Purchasers shall consult in good faith with each other to determine the treatment of outstanding stock options to purchase Shares (the "Options") granted under the Company's 1997 Stock-Based Incentive Compensation Plan, as amended, or the Company's 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended (collectively, the "Stock Plans").

  Section 2.5. Change in Control Provisions. The Company has obtained from its officers and other affected employees a written waiver of the application to the transactions contemplated by this Agreement of any "change in control" provisions in any employee benefit plan (as defined in Section 3(3) of ERISA without regard to any exemption from any provision of Title I of ERISA) or any agreement including, without limitation, any bonus or incentive compensation plan and any retirement or supplemental retirement plan, and specifically including the Delco Remy International, Inc. Supplemental Executive Retirement Plan and any employment or split-dollar life insurance agreements. "Change in control provisions" shall include, without limitation, (1) any provisions requiring either accelerated vesting or accelerated payment of any compensation or benefits accrued under any such plan or agreement and (2) any provision of any such plan or agreement requiring advance funding of, or contributions to, any trust, insurance policy or other funding vehicle included as part of, or related to, any such plan or agreement; provided, however, that the Company may enter into certain agreements (the "Change of Control Agreements") with certain executive officers of the Company providing for the payment of benefits upon a change of control; provided, further, however, that the terms of the Change of Control Agreements and the names of such executive officers shall be provided in writing to Parent and Purchaser prior to or on the date hereof.


                                     III-9

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and the Purchaser as follows:

  Section 3.1. Corporate Organization. Each of the Company and its subsidiaries is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except for the failure to be so organized, existing and in good standing or to have such corporate power and authority which would not reasonably be expected to have, when aggregated with all such other failures, a Material Adverse Effect (as defined herein) on the Company and its subsidiaries, taken as a whole (a "Company Material Adverse Effect"). Each of the Company and its Significant Subsidiaries (as defined below) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Company Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect (i) on the business, operations or financial condition of Parent or the Company, as the case may be, and its subsidiaries, taken as a whole, or (ii) on the party's ability to consummate the transactions contemplated hereby. As used in this Agreement, (i) the word "subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, and (ii) "Significant Subsidiary" has the meaning given such term in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"). The copies of the Certificate of Incorporation and Bylaws of the Company, most recently filed with the Company's SEC Documents (as defined herein), are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

  Section 3.2. Capitalization. (a) The authorized capital stock of the Company consists of 49,400,000 shares of Class A Common Stock and 17,600,000 shares of Class B Common Stock. At the close of business on February 6, 2001 there were 18,118,058 shares of Class A Common Stock issued and outstanding and 6,278,055 shares of Class B Common Stock issued and outstanding. As of February 6, 2001, there were 909,561 shares of Class A Common Stock issuable upon the exercise of outstanding Options pursuant to the Stock Plans and 1,680,038 shares of Class A Common Stock issuable upon the exercise of warrants to purchase Class A Common Stock (the "Warrants"). Except as set forth in Section 3.2(a) of the disclosure schedule of the Company delivered to Parent concurrently herewith (the "Company Disclosure Schedule"), all of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The exercise prices of each Option and the Warrants are set forth in Section 3.2(a) of the Company Disclosure Schedule. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, since February 1, 2001 until the date hereof, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. Except as set forth above or in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement there are not any Shares issued and outstanding or any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Shares (other than as a result of the exercise of the Options or Warrants and other than the conversion rights of the Class A Common Stock and Class B Common Stock set forth in the Company's Certificate of Incorporation).

  (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Significant Subsidiaries, free

                                    III-10
and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens") which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, none of the Company's Significant Subsidiaries has, or is bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Significant Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Significant Subsidiary.

  Section 3.3. Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby, subject to obtaining the vote of holders of a majority of the issued and outstanding shares of Class A Common Stock in favor of the adoption of this Agreement prior to the consummation of the Merger in accordance with the DGCL, if so required. The execution, delivery and performance by the Company of this Agreement and the Option Agreement, and the consummation by it of the transactions contemplated hereby, have been duly approved, authorized and declared advisable by its Board of Directors and, except, if required by the DGCL, for obtaining the vote of its stockholders in favor of the adoption of this Agreement as contemplated by Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Option Agreement and the consummation by it of the transactions contemplated hereby. Each of this Agreement and the Option Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

  Section 3.4. Consents and Approvals; No Violations. (a) Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Offer Documents, the Schedule 13E-3/A, the Schedule 14D-9/A and, if necessary, of the Proxy Statement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) if necessary, the adoption of this Agreement by the requisite votes of the stockholders of the Company and
(v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements, of the Exchange Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other any governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), are necessary for the consummation by the Company of the transactions contemplated hereby, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

  (b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company or any of the similar organizational documents of any of its Significant Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and, if required by the DGCL, the vote of holders of a majority of the issued and outstanding shares of Class A Common Stock in favor of adoption of this Agreement are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation

                                    III-11
of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, losses of benefits, breaches, defaults, terminations, rights of termination or cancellation, accelerations or Lien creations which, in the aggregate, would not have a Company Material Adverse Effect.

  (c) Except as set forth on Schedule 3.4(c) of the Company Disclosure Schedule, no event has occurred (which has not been cured or satisfied) which violates, conflicts with, has resulted or is reasonably likely to result in the loss of any material benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, results in the termination of or a right of termination or cancellation under, accelerates the performance required by, results in an obligation becoming due before its stated due date (whether due to a mandatory "offer to purchase" or otherwise) under, or results in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, including agreements listed in
Section 6.2 of the Company Disclosure Schedule, except for such violations, conflicts, losses of benefits, breaches, defaults, terminations, rights of termination or cancellation, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that in the case of specified provisions (as listed in Section 6.2 of the Company Disclosure Schedule) (the "Specified Provisions") to the agreements listed in Section 6.2 of the Company Disclosure Schedule, this Section 3.4(c) shall be deemed not to have been breached on account of any event occurring prior to the date of this Agreement unless a notice (which has not directly or indirectly been induced by Parent or any of its affiliates) from any counterparty to, or any holder of debt under, any such agreement shall have been received by the Company or any of its directors or officers which notice specifically alleges that an event described in the Specified Provisions has occurred.

  (d) Section 3.4(d) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of (i) any note, bond, mortgage, indenture and deed of trust, (ii) any contract, agreement, obligation, and benefit plan with or relating to the Company's directors, officers and consultants, and (iii) any material license, permit, lease, contract, agreement, benefit plan or other instrument or obligation, in any case to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, which contain any acceleration, vesting, "change in control," increase in payment or obligation, anti-assignment, restriction on transfer, termination or other similar provision which will be triggered as a result of the Transactions.

  Section 3.5. SEC Documents; Undisclosed Liabilities. The Company has filed all reports, schedules, forms and registration statements with the SEC required to be filed pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder since January 1, 1999 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the "SEC Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except, in the case of unaudited

                                    III-12
consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes). Except as set forth on Section 3.5 of the Company Disclosure Schedule, to the best knowledge of the Company, since July 31, 2000 until the date hereof, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of July 31, 2000 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after July 31, 2000 in the ordinary course of business and consistent with past practice, (iv) to the extent specifically described in the SEC Documents filed since July 31, 2000 but on or prior to the date hereof (the "Recent SEC Documents"), or (v) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

  Section 3.6. Broker's Fees. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

  Section 3.7. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed or press releases of the Company (the "Company Releases") issued prior to the date hereof or as set forth in Section 3.7 of the Company Disclosure Schedule, since July 31, 2000, (a) no events have occurred which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, (b) the Company and its subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for such deviations of the Company's business from the ordinary course of business which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect and (c) there has been no (i) declaration, setting aside or payment of any dividend, or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of its capital stock; (ii) increase in the rate or terms of compensation payable or to become payable by the Company or any Significant Subsidiary to its directors, officers or key employees of the Company or its Significant Subsidiaries, except for the Change of Control Agreements and increases occurring in the ordinary course of business in accordance with its customary past practices; (iii) grant or increase in the rate or terms of any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any directors, officers or key employees, except for the Change of Control Agreements and increases occurring in the ordinary course of business in accordance with its customary past practices;
(iv) change by the Company in accounting methods, principles or practices except as required by generally accepted accounting principles; (v) entry into any agreement, commitment or transaction by the Company or any subsidiary which is material to the Company and its subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business;
(vi) stock split, reverse stock split, combination or reclassification of the Company Common Stock; (vii) change in the terms and conditions of the Stock Plans except as contemplated hereby; or (viii) any agreement or commitment, whether in writing or otherwise, to take any action described in (i) through
(vii) above.

  Section 3.8. Company Information. The information relating to the Company and its subsidiaries contained in the Proxy Statement, if any, the Schedule 14D-9/A or the Offer Documents (to the extent such information was provided by the Company for inclusion in the Offer Documents or was previously included in any SEC Document filed by the Company not superseded by a later SEC Document filed by the Company as of the date of inclusion) or in any other document filed with any other Governmental Entity in connection herewith, at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement,

                                    III-13
at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

  Section 3.9. Opinion of Financial Advisor. The Special Committee has received the opinion (the "Fairness Opinion") of Deutsche Banc Alex. Brown, Inc., financial advisor to the Special Committee (the "Financial Advisor") for the use of the Special Committee and the Company's Board of Directors, to the effect that, as of the date of such Fairness Opinion, the consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent, Purchaser and their affiliates) is fair to the holders of Shares (other than Parent, Purchaser and their affiliates), from a financial point of view. A complete and correct copy of the executed Fairness Opinion will be delivered by the Company to Parent, and the Company has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion (and, subject to prior review and consent, which shall not be unreasonably withheld, a reference thereto) in the Offer Documents and in the Schedule 14D-9/A, in each case, subject to the terms and conditions of the engagement letter executed by the Financial Advisor, the Special Committee and the Company.

  Section 3.10. Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or restrictive provision of any applicable anti-takeover provision in the Certificate of Incorporation or the By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, the Purchaser, the Shares, the Offer, the Merger, the Option Agreement or any other transaction contemplated by this Agreement.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

  Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

  Section 4.1. Corporate Organization. Each of Parent and the Purchaser is a corporation or limited liability company duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect on the Parent (a "Parent Material Adverse Effect"). The copies of the Certificate of Incorporation and Bylaws (or similar organizational documents) of Parent and Purchaser, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

  Section 4.2. Authority. Each of Parent and the Purchaser has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Parent, on behalf of itself and as the sole holder of membership interests of Purchaser, and by Purchaser's Board of Directors and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the Option Agreement and the consummation by them of the transactions contemplated hereby. Each of this Agreement and the Option Agreement has been duly executed and delivered by Parent and the Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser, enforceable against

                                    III-14
each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and
(ii) is subject to general principles of equity.

  Section 4.3. Consents and Approvals; No Violation. (a) Except for (i) the filing with the SEC of the Offer Documents, and the Schedule 13E-3/A, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and the Purchaser of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

  (b) None of the execution and delivery of this Agreement or the Option Agreement by Parent or the Purchaser, or the consummation by Parent or the Purchaser of the transactions contemplated hereby, or compliance by Parent or the Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or any of the similar organizational documents of the Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or the Purchaser or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument or obligation to which Parent or the Purchaser is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

  Section 4.4. Broker's Fees. Neither Parent nor the Purchaser nor any of their respective officers or directors on behalf of Parent or Purchaser has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

  Section 4.5. Purchaser's Operation. The Purchaser was formed solely for the purpose of engaging in the Offer and the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the Offer and the transactions contemplated hereby.

  Section 4.6. Parent or Purchaser Information. The information relating to Parent and the Purchaser (and their respective affiliates other than the Company, its directors and officers) contained in the Offer Documents, the
Schedule 14D-9/A (to the extent such information was provided by Parent and the Purchaser for inclusion in the Schedule 14D-9/A or was previously included in any SEC Document filed by Parent or the Purchaser not superseded by a later SEC Document filed by Parent or the Purchaser as of the date of inclusion) or the Proxy Statement, if any, or in any other document filed with any other Governmental Entity in connection herewith, at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.


                                    III-15

  Section 4.7. Sufficient Funds. Parent and the Purchaser collectively have and will have at the Expiration Date of the Offer and at the Effective Time, and Parent will make available to the Purchaser, sufficient funds to enable the Purchaser to pay for all outstanding Shares purchased pursuant to the Offer or converted into cash pursuant to the Merger, to perform Parent's and the Purchaser's obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

  Section 4.8. Purchaser Capitalization. The authorized capital stock of the Purchaser consists of 1,000 membership interests, of which 600 membership interests have been validly issued, are fully paid and nonassessable, all of which issued membership interests are owned by Parent, free and clear of any Liens.

  Section 4.9. Ownership of Company Common Stock. The Parent is the holder of record and the beneficial owner of 6,632,734 shares of Class A Common Stock and 6,278,055 shares of Class B Common Stock.

                                   ARTICLE V

                                   COVENANTS

  Section 5.1. Conduct of Businesses Prior to the Effective Time. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, which agreement shall not be unreasonably withheld or delayed, the Company shall, and shall cause its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

    (a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock other than pursuant to the exercise of stock options or warrants or conversion rights outstanding as of the date hereof; or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof other than pursuant to the exercise of stock options or warrants or conversion rights outstanding as of the date hereof;
  (ii) except pursuant to put and call provisions in place as of the date of this Agreement and listed on Section 5.1 of the Company Disclosure Schedule, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

    (b) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its subsidiaries;

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a value in excess of $1 million to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness in excess of $1 million to any such person or any claims held by any such person, in each case that is material to the Company and its

                                    III-16
  subsidiaries, taken as a whole, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or agreements in force at the date of this Agreement or (iii) pursuant to plans disclosed in writing prior to the execution of this Agreement to Parent or Purchaser;

    (d) make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any individual, corporation or other entity other than a wholly-owned subsidiary thereof;

    (e) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this Agreement, and (ii) increases in salaries, wages and benefits of employees who are not directors or officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

    (f) amend its certificate of incorporation, bylaws or similar governing documents;

    (g) enter into any agreement of the type that would be required to be disclosed in Section 3.4(d) of the Company Disclosure Schedule if such agreement had been in effect on the date of this Agreement; or

    (h) make any commitment to take any of the actions prohibited by this
  Section 5.1.

  Section 5.2. No Solicitation.

  (a) The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as defined herein). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries or any affiliate (other than Parent, Purchaser or Citigroup Holdings Group and its subsidiaries), director or investment banker, attorney or other advisor or representative of the Special Committee, the Company or any of its subsidiaries, shall be deemed to be a breach of this Section 5.2(a) by the Company. From the date hereof until the Effective Time or the termination of this Agreement in accordance with Section 7.1, the Company and the Special Committee shall not, nor shall the Company permit any of its subsidiaries to, nor shall the Company authorize or permit any of the Company's officers, directors and employees and any affiliate (other than Parent or Purchaser), investment banker, financial advisor, attorney, accountant or other representative retained by the Special Committee, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or facilitate (including by way of furnishing information which has not been previously publicly disseminated) any inquiries or the making of any proposal which constitutes, or is reasonably expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, prior to the earlier of the Effective Time or the adoption of this Agreement by the requisite vote of the Company stockholders, and following the receipt of a Takeover Proposal which was not solicited or facilitated after the date of this Agreement in violation of this
Section 5.2(a), the Special Committee determines in good faith by a unanimous vote (a) after consultation with outside counsel, that a failure to do so is reasonably likely to constitute a breach by it of its fiduciary duties to its stockholders under applicable law and (b) after consultation with the Financial Advisor (or another nationally recognized investment banking firm), that such proposal is reasonably expected to lead to a Superior Proposal (as defined herein), then the Company may, in response to such Superior Proposal and subject to compliance with Section 5.2(c), (x) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that (i) such confidentiality agreement must include a provision prohibiting such party from soliciting key employees of the Company or its subsidiaries, such provision lasting at least one year and (ii) the Company delivers to Parent all such nonpublic information delivered to the requesting party concurrently with its delivery to such requesting party, and (y) participate in discussions and negotiations with such party regarding such Takeover Proposal.

                                    III-17

  (b) Except as expressly permitted in this Section 5.2, neither the Board of Directors of the Company nor the Special Committee or any other committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of the Transactions, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the earlier of the Effective Time or the adoption of this Agreement by the requisite vote of the Company stockholders, the Special Committee determines in good faith by a unanimous vote, after consultation with outside counsel, that a failure to do so is reasonably likely to constitute a breach by it of its fiduciary duties to its stockholders under applicable law, each of the Board of Directors of the Company and the Special Committee may (subject to this and the following sentences and to compliance with Section 5.2(a)) withdraw or modify its approval, determination or recommendation of the Transactions, provided that it uses reasonable best efforts to give Parent two days prior written notice of its intention to do so.

  (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.2, the Company shall promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent reasonably informed of the status and any material changes in details of any such request or Takeover Proposal.

  (d) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's stockholders required by applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation with respect to the Transactions.

  (e) For purposes of this Agreement:

    (i) "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent and its subsidiaries, affiliates and representatives) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

    (ii) "Superior Proposal" means a bona fide written offer from any person (other than Parent and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its Significant Subsidiaries or 50% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, (A) which, considering all relevant factors, is more favorable to the Company and its stockholders than the Offer and the Merger, (B) for which the third party has demonstrated that financing is reasonably likely to be obtained and (C) that is otherwise reasonably likely to be consummated, taking into account all factors including, but not limited to, antitrust and regulatory approvals, in each case as determined by the Special

                                    III-18

  Committee in its good faith judgment (after consultation with the Financial Advisor or another nationally recognized investment banking firm). Any Superior Proposal is a Takeover Proposal.

  Section 5.3. Sufficient Funds. At the consummation of the Offer, Parent and the Purchaser shall have sufficient funds available (through cash on hand and existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis that are not owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by Parent or the Purchaser.

  Section 5.4. Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party wanting to make such release.

  Section 5.5. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event, the occurrence or non-occurrence of which (A) it has actual knowledge of and (B) would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent (or Purchaser), as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 5.6. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the work product privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement provided that the Company gives notice to Parent of same. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

  (b) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

  (c) The information provided pursuant to Section 5.6(a) will be used solely for the purpose of the transactions contemplated hereby, and unless and until the Merger is consummated, such information will be kept secret and confidential by Parent and the Purchaser, except that the information provided pursuant to Section 5.6(a) or portions thereof may be disclosed to those of Parent and the Purchaser's or their affiliates' directors, officers, employees, agents and advisors (collectively, the "Representatives") who (a) need to know such information for the purpose of the transactions contemplated hereby, (b) shall be advised by Parent or the Purchaser, as the case may be, of this provision, (c) agree to hold the information provided pursuant to

                                    III-19

Section 5.6(a) as secret and confidential and (d) agree with Parent and the Purchaser to be bound by the provisions hereof. Parent and the Purchaser jointly agree to be responsible for any breach of this section by any of their Representatives.

  Section 5.7. Further Assurances.

  (a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement as promptly as practicable and
(ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

  (b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

  Section 5.8. Employee Benefit Plans. Except as otherwise provided herein, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment, consulting, benefit, compensation or severance agreements, arrangements and policies of the Company (collectively, the "Company Plans"); provided, however, that Parent or the Surviving Corporation may amend, modify or terminate any individual Company Plans in accordance with the terms of such Company Plans and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Plans to the extent required thereunder).

  Section 5.9. Indemnification and Insurance.

  (a) From and after the Effective Time, in addition to any obligations it may have under certain endorsements existing on the date hereof for the benefit of Messrs. E. H. Billig and James R. Gerrity, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director, agent, fiduciary or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, agent, fiduciary or employee of the Company or any of its subsidiaries pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that, such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors and officers and, with respect to its agents, fiduciaries and employees, such indemnification shall only be to the extent such obligations of the Company exist on the date hereof to indemnify such agents, fiduciaries and employees, and provided, further such indemnification shall not be applicable to any claims made against the Indemnified Parties if a judgment or other final adjudication established that
(A) their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, or are based upon or attributable to the gaining in fact

                                    III-20
of any financial profit or other advantage to which they were not legally entitled. In the event any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL shall be made by independent legal counsel selected by such Indemnified Party and the Surviving Corporation. The Surviving Corporation will promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding as such expenses are incurred, but only to the fullest extent permitted by law and subject to receipt of any undertaking contemplated by Section 145(e) of the DGCL (including in the case of any agent, fiduciary or employee, a similar undertaking). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Corporation shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this
Section 5.9 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL (including in the case of any agent, fiduciary or employee, a similar undertaking). The Indemnified Parties as a group may retain only one law firm as well as one law firm to serve as local counsel where required to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six (6) years from the Effective Time, the current directors' and officers' liability insurance policies maintained by the Company including certain endorsements existing as of the date hereof for the benefit of Messrs. Billig and Gerrity (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, that (1) if the existing policies expire, are terminated or canceled during such period the Surviving Corporation will use its reasonable best efforts to obtain substantially similar policies, (2) the Surviving Corporation shall not be required to spend as an annual premium therefor an amount in excess of 175% of the annual premium therefor as of the date of this Agreement and (3) if, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 175% of the current annual premium therefor, Parent shall use all reasonable efforts to cause to be obtained as much directors' and officers' liability insurance coverage as can be obtained for an amount equal to 175% of the current annual premium therefor, on terms and conditions substantially similar to the existing directors' and officers' liability insurance.

  (c) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

  Section 5.10. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

  Section 5.11. Stockholder Litigation. The Company shall keep Parent informed of, and give Parent the opportunity to participate in the defense or settlement of, any stockholder litigation against the Company or its directors relating to the Transactions contemplated by this Agreement. The Company shall not enter into any

                                    III-21
settlement of such stockholder litigation against the Company or its directors which provides for injunctive relief against the Company, Parent or Purchaser or monetary payment by the Company, in either case without the consent of Parent; provided, however, that with respect to any such settlement of stockholder litigation against the Company or its directors providing solely for a monetary payment, Parent shall not unreasonably withhold or delay such consent.

  Section 5.12. Transfer of Company Common Stock. Parent shall not transfer any shares of Company Common Stock owned by it on the date of this Agreement or acquired thereafter, and Purchaser shall not transfer any shares of Company Common Stock acquired by it pursuant to the Offer or otherwise, in each case, unless the transferee of such shares agrees on behalf of itself and any future transferees to vote such shares in favor of the adoption of this Agreement.

                                  ARTICLE VI

                                  CONDITIONS

  Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by such party):

    (a) Stockholder Approval. This Agreement shall have been duly adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law or the Company's Certificate of Incorporation, to consummate the Merger;

    (b) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all material foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time and specifically including those consents, orders and approvals listed in Section 6.1(b) of the Company Disclosure Schedule;

    (c) Injunctions. There shall be no order or injunction of any Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; provided, however, that each of the parties hereto shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and

    (d) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, provided that this condition shall be deemed satisfied with respect to (a) Parent and the Purchaser if the Offer has expired and at the time the Offer expired, the Company was not in material breach of any material covenant to be performed by it in this Agreement or (b) the Company if the Offer has expired and at the time the Offer expired, neither Parent nor the Purchaser was in material breach of any material covenant to be performed by either of them in this Agreement.

  Section 6.2. Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of the further conditions (which may be waived in whole or in part by Parent) that (i) the Company shall have performed all material obligations required to be performed by it under this Agreement on or before the Closing Date (ii) no event has occurred (which has not been cured or satisfied), or will occur by reason of the consummation of the Merger, which violates, conflicts with, has resulted or may result in the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, results in the termination of or a right of termination or cancellation under, accelerates the performance required by, results in an obligation becoming due before its stated due date (whether due to a mandatory "offer to purchase" or otherwise) under, or results in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of the agreements, listed in Section 6.2 of the Company

                                    III-22

Disclosure Schedule; except for violations, conflicts, losses of benefit, defaults, termination or cancellation rights, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that in the case of the Specified Provisions to the agreements listed in Section 6.2 of the Company Disclosure Schedule, this
Section 6.2 shall be deemed to have been satisfied on account of any event occurring prior to the date of this Agreement unless a notice (which has not directly or indirectly been induced by Parent or any of its affiliates) from any counterparty to, or any holder of debt under, any such agreement shall have been received by the Company or any of its directors or officers which notice specifically alleges that an event described in the Specified Provisions has occurred and (iii) if none of Parent, Purchaser or their affiliates have purchased shares in the Offer, the Offer has expired and at the time the Offer expired neither Parent nor Purchaser was in material breach of any material covenant to be performed by either of them in this Agreement, none of the events described in paragraphs (a) through (j) of Annex A shall have occurred and be continuing.

  Section 6.3. Conditions to Obligations of the Company to Effect the
Merger. The obligations of the Company to effect the Merger are subject to the satisfaction of the further condition (which may be waived in whole or in part by the Company) that each of the Purchaser and Parent shall have performed all material obligations required to be performed by it under this Agreement on or before the Closing Date.

                                  ARTICLE VII

                                  TERMINATION

  Section 7.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the
Company:

    (a) By the mutual written consent of the Parent, Purchaser (by action of its Board of Directors) and the Company (by action of the Board of Directors after approval by the Special Committee).

    (b) By either of the Company, at the direction of the Special Committee, or Parent:

      (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to challenge such order, decree, ruling or other action;

      (ii) [intentionally omitted];

      (iii) [intentionally omitted];

      (iv) if the Merger has not been consummated by June 30, 2001 (the "Merger Date"); provided, however, that if (A) all of the conditions to the Merger are satisfied or waived as of June 30, 2001, other than the condition provided in Section 6.2(ii), and (B) no event or events have occurred after the date of this Agreement and prior to or on June 30, 2001 which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect during the period from May 14, 2001 until August 31, 2001, the Merger Date shall be extended until August 31, 2001; or

      (v) if upon a vote thereon taken at the Special Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of the Company to adopt this Agreement shall not have been obtained (if such vote is required by applicable law).

    (c) By the Company, at the direction of the Special Committee:

      (i) [intentionally omitted]


                                    III-23

      (ii) if Parent or the Purchaser shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which breach cannot be cured or has not been cured within one Business Day prior to the Effective Time; or

      (iii) if, in compliance with the provisions of Section 5.2(a), the Special Committee determines a Takeover Proposal is a Superior Proposal and thereafter, and as a consequence of making such determination, withdraws or modifies its approval, determination or recommendation of the Transactions in a manner adverse to Parent, and the Company gives Parent at least three (3) Business Days prior notice of its intent to terminate this Agreement pursuant to this Section 7.1(c)(iii), attaching to such notice the material terms and conditions of the Superior Proposal and permits Parent during such three (3) Business Day period to make a new offer which shall be considered in good faith by the Special Committee; provided, however, that any right to terminate this Agreement pursuant to this Section 7.1(c)(iii) shall expire if (A) the Purchaser or its permitted assigns accepts Shares for payment pursuant to the Offer or (B) the Company breaches in any material respect any provision of Section 5.2.

    (d) By Parent:

      (i) [intentionally omitted]

      (ii) if (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent its approval or recommendation of the Transactions, or failed to reconfirm its recommendation within four (4) Business Days after a written request to do so, or approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, or (B) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

      (iii) if the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which breach cannot be cured or has not been cured within one Business Day prior to the Effective Time.

  Section 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 7.2, 7.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 and 8.12 hereof, which shall survive any termination of this Agreement) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company, except as provided in this Section 7.2.

  Section 7.3. Expenses. Except as provided in this Section 7.3, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such fees and expenses. Except in the case where Parent is in material breach of this Agreement, Parent and the Purchaser shall be entitled to reimbursement by the Company, promptly as statements therefor are received, for their out-of-pocket expenses incurred in connection with the Offer as initially commenced or as amended or with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to Parent, the Purchaser and their affiliates and including printing and mailing expenses, fees payable under the HSR Act, SEC filing fees and depositary and information agent fees and expenses in connection with the Offer and the Merger, provided, however, that such reimbursement for fees and expenses shall not exceed $1,750,000. If Parent or Purchaser materially breaches any of its covenants hereunder, Parent shall reimburse to the Company any amounts paid by the Company pursuant to this Section 7.3. The expense arrangement contemplated hereby is the sole remedy hereunder and shall be paid by the Company pursuant to this Section 7.3 regardless of any alleged breach, other than a willful or intentional breach, by Parent or Purchaser of its obligations hereunder, provided that no payment

                                    III-24
made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Purchaser or of any rights of the Company in respect thereof.

                                 ARTICLE VIII

                                 MISCELLANEOUS

  Section 8.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto by action of their respective Boards of Directors (subject, in the case of the Company, to the approval of the Special Committee) at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement to this Agreement shall be effective without being approved by the Special Committee.

  Section 8.2. Extension; Waiver. At any time prior to the Effective Time and subject to Section 1.2(d) hereof with respect to the Company, the parties may
(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  Section 8.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

  Section 8.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or the Purchaser, to:

      Court Square Capital Limited
      399 Park Avenue
      New York, New York 10043
      Attention: Michael A. Delaney
      Telephone No.: (212) 559-1127
      Telecopier No.: (212) 888-2940

      with a copy to:

      Dechert
      4000 Bell Atlantic Tower
      1717 Arch Street
      Philadelphia, Pennsylvania 19103
      Attention: G. Daniel O'Donnell, Esq.
      Telephone No.: (215) 994-4000
      Telecopier No.: (215) 994-2222

                                    III-25

    (b) if to the Company, to:

      Delco Remy International, Inc.
      2902 Enterprise Drive
      Anderson, Indiana 46013
      Attention: General Counsel
      Telephone No.: (765) 778-6799
      Telecopier No.: (765) 778-6760

      with a copy to:

      Ice Miller
      One American Square
      Box 82001
      Indianapolis, Indiana 46282-0002
      Attention: John R. Thornburgh, Esq.
      Telephone No.: (317) 236-2100
      Telecopier No.: (317) 236-2219

    (c) if to the Special Committee, to:

      Hughes Hubbard & Reed LLP
      1 Battery Park Plaza
      New York, NY 10004-1482
      Attention: Kenneth A. Lefkowitz, Esq.
      Telephone No.: (212) 837-6557
      Telecopier No.: (212) 422-4726

  Section 8.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 8.6. Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, including the Option Agreement): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 1.3 and 5.9, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  Section 8.8. Governing Law; Waiver of Trial by Jury. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. All parties hereto hereby irrevocably waive a trial by jury in any proceedings arising out of this Agreement or matters related hereto.

  Section 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect subsidiary or affiliate of Parent but no such assignment shall relieve Parent or Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                                    III-26

  Section 8.10. Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

  Section 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

  Section 8.12. Submission to Jurisdiction; Waivers. Each of the Company, Parent and the Purchaser irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the Chancery or other Courts of the State of Delaware or of the United States located in the State of Delaware, and each of the Company, Parent and the Purchaser hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and the Purchaser hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                                    III-27

  IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          COURT SQUARE CAPITAL LIMITED

                                          By:    /s/ Michael A. Delaney
                                             --------------------------
                                            Name:    Michael A. Delaney
                                            Title:   Vice President and
                                                     Managing Director

                                          DRI ACQUISITION LLC

                                          By: Court Square Capital Limited,
                                           its sole member

                                          By:    /s/ Michael A. Delaney
                                             --------------------------
                                            Name:    Michael A. Delaney
                                            Title:   Vice President and
                                                     Managing Director

                                          DELCO REMY INTERNATIONAL, INC.

                                          By:    /s/ Thomas J. Snyder
                                            -------------------------
                                            Name:    Thomas J. Snyder
                                            Title:   President and Chief
                                                     Executive Officer

                                     III-28

                  ANNEX A TO THE AGREEMENT AND PLAN OF MERGER

                            CONDITIONS TO THE OFFER

  Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in accordance with the terms of the Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment (subject to the restriction referred to above) of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if (1) at or prior to the Expiration Date, any applicable waiting period under the HSR Act has not expired or terminated or
(2) at any time on or after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall have occurred and be continuing:

    (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by the Purchaser, Parent or any other affiliate of Parent or the consummation by the Purchaser, Parent or any other affiliate of Parent of the Merger, (B) seeking to obtain damages that are material to the Company in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (2) seeking to prohibit the ownership or operation by the Purchaser, Parent or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries, or to compel the Purchaser, Parent or any other affiliate of Parent to dispose of or hold separately all or any portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability the Purchaser, Parent or any other affiliate of Parent to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of the Purchaser, Parent or any other affiliate of Parent effectively to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote any shares of Company Common Stock acquired by any such person on all matters properly presented to the Company's stockholders, or (4) seeking to require divestiture by the Purchaser, Parent or any other affiliate of Parent of any shares of Company Common Stock;

    (b) except as described in Section 3.7 of the Company Disclosure Schedule, there shall have occurred any change, event or development that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

    (c) there shall be any action taken or any statute, rule, regulation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable (1) to the Purchaser, Parent or any other affiliate of Parent or (2) to the Offer or Merger, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign (other than the application of the waiting period provisions under the HSR Act), which is reasonably likely to result in any of the consequences referred to in clauses (1) through (4) of paragraph (a) above;

    (d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of twenty-four hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (3) commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States that would be reasonably expected to materially

                                    III-29
  adversely effect the functioning of the financial markets in the United States, (4) a decrease in the average closing prices of the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on the date of this Agreement or (5) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration or material worsening thereof;

    (e) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer;

    (f) any event shall have occurred (which has not been cured or satisfied) which violates, conflicts with, has resulted or may result in the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, results in the termination of or a right of termination or cancellation under, accelerates the performance required by, results in an obligation becoming due before its stated due date (whether due to a mandatory "offer to purchase" or otherwise) under, or results in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of the agreements listed in Section 6.2 of the Company Disclosure Schedule, except for violations, conflicts, losses of benefit, defaults, termination or cancellation rights, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that in the case of the Specified Provisions to the agreements listed in Section 6.2 of the Company Disclosure Schedule, this condition shall be deemed to have been satisfied on account of any event occurring prior to the date of this Agreement unless a notice (which has not directly or indirectly been induced by Parent or any of its affiliates) from any counterparty to, or any holder of debt under, any such agreement shall have been received by the Company or any of its directors or officers which notice specifically alleges that an event described in the Specified Provisions has occurred.

    (g) any other material approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer shall not have been obtained specifically including any approval, permit, authorization or consent listed in Section 6.1(b) of the Company Disclosure Schedule;

    (h) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it, except
  (1) in the case of the failure of any representation or warranty, (A) for changes specifically permitted by the Agreement, and (B)(i) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (ii) where the failure of the representations and warranties set forth in the Agreement to be true and correct, does not, and is not reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect, or (2) in the case of the failure to perform or comply with any obligation, agreement or covenant, where the failure to so perform or comply does not, and is not reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect;

    (i) the Board of Directors of the Company or any other committee thereof shall have (1) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9/A) in a manner adverse to Parent or the Purchaser, its approval or recommendation of this Offer, the Merger, the Agreement or any of the other transactions contemplated by the Agreement,
  (2) approved or recommended to the Company's stockholders a proposal or offer from any person (other than Parent and its subsidiaries, affiliates and representatives) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or of any shares of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer for shares of any class of equity securities of the Company, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution

                                    III-30
  or similar transaction involving the Company or its subsidiaries, or any other acquisition of Shares other than this Offer and the Merger or (3) adopted any resolution to effect any of the foregoing; or

    (j) the Agreement shall have been terminated in accordance with its terms; which, in the sole and reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions or may be waived by the Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning any condition or event described in this section shall be final and binding upon all parties.

                                    III-31

                                                                    SCHEDULE IV

                 SECTION 262 OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      (1) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      (2) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      (3) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      (4) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. 98, eff. 7-1-98.)

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

         By Mail:                  By Hand:            By Overnight Delivery:
American Stock Transfer &   American Stock Transfer   American Stock Transfer
      Trust Company             & Trust Company           & Trust Company
      59 Maiden Lane            59 Maiden Lane             59 Maiden Lane
    New York, NY 10038        New York, NY 10038         New York, NY 10038


                          By Facsimile Transmission:
                       (For Eligible Institutions Only)
                                (718) 236-2641

             Confirmation Receipt Of Facsimile By Telephone Only:
                                (212) 936-5100

  Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Supplement to the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            D. F. KING & CO., INC.
                          77 Water Street, 20th Floor
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 269-5550
               All Others Please Call Toll-free: (800) 848-3402